An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the offering circular was filed and may be obtained.

Preliminary Offering Circular

August 27, 2024

Subject to completion

Angel Studios, Inc.

295 W Center St.

Provo, UT

(760) 933-8437

UP TO $20,000,000 OF CLASS C COMMON STOCK

661,375 SHARES OF CLASS C COMMON STOCK (at a purchase price of $30.24 per share)

We are offering up to $20,000,000 in shares of voting Class C Common Stock (the “Offered Shares”).  There is no minimum number of shares that must be sold in this Offering and the Company will have immediate access to the net proceeds from the sale of any shares sold in this Offering.

Securities Offered by the Company	Price Per Share to Public	Total Number of Shares Being Offered	Broker Dealer discount and commissions (1)	Proceeds to issuer (2)
Per Share of Common Stock	$30.24	1	$.03024	$30.20976
Total Maximum	$20,000,000	661,375	$20,000	$19,980,000

(1)	The Company has engaged Rialto Markets LLC, a Delaware Limited Liability Company, member FINRA/SIPC (“Rialto”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Rialto will receive a consulting fee of $20,000. See “Plan of Distribution” for more information.

(2)	Does not reflect deduction of expenses of the Offering. The Company estimates that it will incur up to approximately $550,000 in offering expenses. This amount does not include fees paid to Rialto. All offering expenses will be paid by the Company. See “Estimated Use of Proceeds” for more information.

This is an initial public offering of shares of our Class C common stock (the “Class C Common Stock”). We are offering on a best efforts basis up to 661,375 Shares (the “Offered Shares”), at a purchase price of $30.24 per Share, with a minimum investment amount of 5 shares ($151.20) (the “Minimum Investment Amount”).

This offering circular is following the Regulation A disclosure format of S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A. We are an emerging growth company and are following the format applicable to emerging growth companies.

We expect to commence the offering of the Offered Shares (the “Offering”) on or within two (2) calendar days after the date on which the offering statement of which this offering circular is a part (the “Offering Statement”) is qualified by the Securities and Exchange Commission (the “SEC”).  The Offering will terminate on the earlier of (i) the date on which all of the Offered Shares offered have been issued or (ii) the close of business on the date one (1) year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”).

As the Company receives and accepts subscriptions for the Offered Shares, the Company will close on such accepted subscriptions (the “Initial Closing”) and, until the Termination Date, may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares. Until the Initial Closing, the proceeds for the Offering will be kept in an escrow account described below.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THE OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO VISIT TO WWW.INVESTOR.GOV.

THE OFFERED SHARES ARE SPECULATIVE SECURITIES. INVESTING IN THEM INVOLVES SIGNIFICANT RISKS. YOU SHOULD INVEST IN THEM ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “might,” “will,” “should,” “plan,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Offered Shares. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

In this offering circular, unless the context indicates otherwise, (i) references to “we,” “us,” “our,” “Company,” and (ii) references to “investor” or “you” refer to a purchaser or recipient of the Offered Shares pursuant to the Offering, and (iii) “Common Stock” refers collectively to the Company’s Class A Common Stock, $0.001 par value (the “Class A Common Stock”), Class B Common Stock, $0.001 par value (the “Class B Common Stock”), Class C Common Stock, $0.001 par value (the “Class C Common Stock”, or the “Shares”) and Class F Common Stock, $0.001 par value (the “Class F Common Stock”).

General

Angel Studios, Inc., a Delaware corporation (“Angel Studios,” “we,” “our,” “us,” or the “Company”), was founded in 2013 by four brothers, Neal, Daniel, Jeffrey, and Jordan Harmon. As fathers of young children, they were searching for high-quality films and TV shows that were true, honest, noble, just, authentic, lovely, admirable, and excellent, or, in other words, stories that “amplify light”. We define “light” as anything that is true, honest, noble, just, authentic, lovely, admirable, and excellent. To determine whether or not a film or TV show “amplifies light,” we screen a short promotional version of a film or TV show (a “Torch”), or if available a full length feature or episode, to members of the Angel Guild. The Angel Guild is a community of interested individuals who have invested in previous Angel Studios films or TV shows, and individuals who pay a monthly or annual fee to Angel Studios to be a member of the Angel Guild. Upon watching a Torch, Angel Guild members are asked for their feedback as to whether or not the Torch “amplifies light” (based on our definition above), which feedback is used to determine whether we will move forward with production and/or distribution of the film or TV show.

Angel Studios’ vision is to be the home of stories that amplify light. Angel Studios is a non-traditional movie studio. We provide filmmakers with the technology to create, fund, and distribute original content without the traditional overhead of a big budget movie studio. Through our ecosystem, thousands of Angel Guild members choose which titles will be selected, refined, funded, and launched, after which the filmmakers and audiences are able to form passionate communities around their creative projects, making the story behind the story as important as the final project itself. See “General Information as to Our Company” for more information.

The Offering

We are offering to investors the opportunity to purchase up to an aggregate of $20,000,000 of Class C Common Stock. See “Plan of Distribution” for further information. The Offering will terminate on the earlier of (i) the date on which all of the Offered Shares offered have been issued or (ii) the close of business on the date one (1) year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”). Notwithstanding the previous sentence, we have the right to extend this Offering beyond the third anniversary of the date of qualification for an additional year. If we do elect to extend the Offering beyond the initial three-year term, then we will be required to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to continue the Offering past the third anniversary of the date of initial qualification.

Issuer	Angel Studios, Inc., a Delaware corporation.
Securities Offered	Class C Common Stock

Offering Amount	661,375 Offered Shares $20,000,000 Maximum Offering Amount
Price per Share	$30.24

Offering Type	Regulation A, Tier 2

Minimum Investment Amount	5 Shares ($151.20), which Minimum Investment Amount may be waived at the discretion of the Company.

Closing	As the Company receives and accepts subscriptions for the Offered Shares, the Company will close on such accepted subscriptions (the “Initial Closing”) and, until the Termination Date, may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares. Until the Initial Closing, the proceeds for the offering will be kept in an escrow account described below.

Estimated Use of Proceeds	We estimate that the net proceeds we will receive from this Offering will be approximately $20,000,000 if we sell the Maximum Offering Amount. See “Estimated Use of Proceeds” for more information.

Board and Election of Directors

The total number of authorized directors that constitute our Board of Directors (the “Board”) shall be fixed and determined by the Board pursuant to a resolution adopted by a majority of the Board. The number is currently set to five (5) directors. As of the date of the Offering Statement of which this offering circular is a part, our Board is comprised of Neal Harmon (Class F Representative Director), Paul Ahlstrom (Class A Representative Director), Katie Liljenquist (Class B Representative Director), Dalton Wright, and one vacant seat. Our Board is elected each year at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified.

Our Board may fill the vacant seat by affirmative vote of a majority of the remaining directors. The Board has not yet selected a replacement director to fill the vacancy.

Once the number of shares of our Class C Common Stock exceeds five percent (5%) of the total issued and outstanding shares of Common Stock of the Company, our Class C Common Stockholders will have the right to elect one (1) director to the Board, and the number of directors elected by the Class C Common Stockholders shall be at least one (1) director less than the number of directors elected by each of the other classes of Common Stock. In the event of the foregoing, the Board will appoint a director to serve until the next Annual Meeting. The Class C Common Stockholders can then re-elect the individual the Board nominated as director or nominate and elect a different director to represent the Class C Common Stockholders. If the Maximum Offering Amount is raised, the Class C Common Stockholders will make up approximately 9.6% of the total stockholders of the Company. If there are sufficient Class C shares issued and outstanding as set forth above, the number of authorized directors representing the Class C Common Stock shall be at least one authorized director less than the number of authorized directors representing each of the other classes of Common Stock. Because each Class of Common Stock is currently represented by one (1) representative director, the holders of the Class C Common Stock will not have the power to vote for and appoint a director unless the size of the Board is increased. See “Description of Securities – Common Stock – Election of Directors” for more information.

Meetings	The annual meeting of the stockholders shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. See “Description of Securities – Common Stock – Meetings” for more information.

Capitalization	The Company’s authorized capitalization under its Certificate of Incorporation consists of 85,000,000 shares of its capital stock, with 85,000,000 shares of common stock, par value $0.001 per share. As of August 27, 2024, there were (i) 10,939,165 shares of Class A Common Stock issued and outstanding, which were held by approximately 27 shareholders of record; (ii) 3,346,358 shares of Class B Common Stock outstanding, which were held by approximately 9,942 shareholders of record; (iii) 1,889,060 shares of Class C Common Stock outstanding, which were held by approximately 23 shareholders of record; and (iv) 9,745,353 shares of Class F Common Stock outstanding, which were held by approximately 67 shareholders of record. We are offering up to 661,375 shares of our Class C Common Stock in this Offering.

Dividends

Subject to the limitations on dividend payments in the Reorganization Plan, dividends may be paid on our outstanding shares of common stock, including any Offered Shares issued in this offering, as and when declared by the Board, out of funds legally available therefore. As a result of the Reorganization Plan, we do not anticipate paying dividends in the near future if at all. See “Risk Factors - General Risks of an Investment in Us” for more information.

Transferability	Our Bylaws provide for a right of first refusal on behalf of the Company to purchase a stockholder’s shares of Common Stock prior to any sale, assignment, pledge or transfer thereof, subject to certain exemptions described in our Charter. Such provisions may have the effect of discouraging, delaying or preventing a merger or other transaction that a stockholder may consider favorable. See “Description of Securities” for more information.

Voting Rights	The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, except with respect to the election of directors. On each such matter, each outstanding share of Class C Common Stock is entitled to one (1) vote. Except as otherwise expressly provided in our Articles of Incorporation or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class F Common Stock shall be entitled to five (5) votes for each such share, each holder of Class A Common Stock shall be entitled to five (5) votes for each such share, each holder of Class B Common Stock shall be entitled to fifty-five (55) votes for each such share and each holder of Class C Common Stock shall be entitled to one (1) vote for each such share. There is no cumulative voting. See “Description of Securities – Common Stock – Voting Rights” for more information.

Conversion	Each one (1) share of Class F Common Stock, Class A Common Stock and Class B Common Stock shall be convertible into one (1) share of Class C Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. See “Description of Securities - Voluntary and Automatic Conversion into Class C Common Stock” for more information.

Material Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Offered Shares in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors	An investment in the Offered Shares involves certain risks. You should carefully consider the risks described under “Risk Factors” of this offering circular before making an investment decision.

Offering Termination	The Offering will terminate on the earlier of (i) the date on which all of the Offered Shares offered have been issued or (ii) the close of business on the date one (1) year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”).

How to Subscribe	To subscribe to purchase Offered Shares, complete and execute the Subscription Agreement accompanying this offering circular and deliver it to the Company before the Termination Date, together with full payment. After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Offered Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their Offered Shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Company’s escrow facilitator, North Capital (the “Escrow Facilitator”). The funds tendered by potential investors will be held by the Escrow Facilitator in a segregated account exclusively for the Company’s benefit. Funds will be transferred to the Company at each Closing.

RISK FACTORS

Prospective investors should carefully consider the risks and uncertainties described below and the other information in this offering circular before deciding whether to invest in the Offered Shares the Company is offering.  The risks described below are not the only ones the Company will face.  Additional risks not presently known to the Company or that the Company currently deems immaterial may also impair the financial performance and business operations of the Company.  If any of these risks actually occur, the business and financial condition or results of operation of the Company may be adversely affected in a material manner.

AN INVESTMENT IN THE OFFERED SHARES IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS WHO ARE ABLE TO ASSUME THE RISK OF LOSING THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF OFFERED SHARES SHOULD CAREFULLY READ THE ENTIRE OFFERING CIRCULAR. BECAUSE THE COMPANY HAS LIMITED SIGNIFICANT OPERATING HISTORY, PAST RESULTS ARE NO GUARANTEE OF FUTURE PERFORMANCE AND THE BUSINESS PLAN INVOLVES SUBSTANTIAL RISKS, AN INVESTMENT IN THE OFFERED SHARES SHOULD BE MADE ONLY AFTER CONSULTING WITH INDEPENDENT QUALIFIED SOURCES OF INVESTMENT AND TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AMONG OTHERS, BEFORE PURCHASING THE OFFERED SHARES.

General Risks of an Investment in Us

An investment in our Company is a speculative investment, and therefore, no assurance can be given that our investors or stockholders will realize their investment objectives.

No assurance can be given that investors or stockholders will realize a return on their investments in us or that they will not lose their entire investment. There is a risk that we will not be able to continue to successfully implement our business plan which could have an adverse effect on our ability to generate revenue and in turn, provide a return to investors. Further, we filed for bankruptcy in 2017 and as of September 30, 2020, the Reorganization Plan was confirmed and effective. As we obtained a chapter 11 bankruptcy discharge and although the terms of the Reorganization Plan require us to pay $9.9 million over 14 years in 56 equal quarterly payments of $176,786 (with an option to reduce the payment to $7.8 million by paying the loan off in 3-5 years) with the first payment becoming due October 15, 2020, we are unable to predict the impact these payments and other terms of the Reorganization Plan and Settlement Agreement may have on our business, cash flow, liquidity, financial condition or capital structure. This includes all payment obligations under the promissory note payable to the Studios pursuant to the Settlement Agreement, which promissory note has a term of 14 years. For these reasons, each prospective investor or stockholder in our Company should carefully read this Offering Statement. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT. For more information, see the risk factor below titled “We entered into a Settlement Agreement pursuant to which we issued a $62.4 million promissory note to the Studios, which requires us to pay $9.9 million over 14 years, and under certain circumstances we may be required to pay the entire balance, which could have a material adverse effect on our ability to continue business operations.”

We do not intend to pay dividends for the foreseeable future.

We intend to retain all of our earnings for the future operation and expansion of our business and do not anticipate making any cash distributions at any time in the foreseeable future. Further, we will not be permitted to pay cash distributions to our equity holders until such time as we have made all payments required under the Reorganization Plan, on which the final payment is not due to be made until July 15, 2034.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

We began as an audiovisual content filtering company. In 2021, in connection with the Reorganization Plan, we fully divested ourselves of the assets related to the content filtering business. Today, we operate by offering and producing our own original content, distributing original content, consulting with content filmmakers, maintaining engagement with our existing users, conducting research and development to create new intellectual property, and devising new methods to monetize existing intellectual property. Few if any peer companies exist, and none have yet established long-term track records that might assist us in predicting whether our business model can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. Our ability to succeed and generate operating profits and positive operating cash flow will depend on our ability, among other things, to continue to:

•	Develop and execute our business model;

•	Attract and maintain an adequate customer base;

•	Raise additional capital, if necessary, in the future;

•	Protect ourselves against pending and potential lawsuits threatening our ability to provide our services; and

•	Attract and retain qualified personnel.

We cannot be certain that our business strategy will be successful because this strategy is still relatively new and even if successful, we may face difficulty in managing our growth. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and financial condition.

We have a history of net losses, and the fact that we had positive net income during the years ended December 31, 2023, December 31, 2021 and December 31, 2020 in no way guarantees that we will be able to maintain profitability.

We recorded a net loss attributable to controlling interest of $37,326,897 for the first six months in fiscal 2024, net income attributable to controlling interests of $9,163,794 in fiscal 2023, a net loss of $13,710,708 in fiscal 2022, net income of $17,118,611 in fiscal 2021 and of $15,610 in fiscal 2020, and a net loss of $1,611,154 in fiscal 2019. Prior to 2020, we recorded a net loss in all prior reporting periods. If our ability to generate positive net income remains inconsistent in the future, the value of our Common Stock would likely be materially and adversely affected.

Our future indebtedness may limit our ability to declare and pay dividends and may affect our operations, including our ability to repay existing debt obligations.

We may seek debt financing to assist with the financing of our future operations. Our ability to make principal and interest payments with respect to any such debt incurred depends on future performance, which performance is subject to many factors, some of which will be outside of our control. In addition, most of such indebtedness will likely be secured by substantially all of our assets and will contain restrictive covenants that limit our ability to repay our existing debt obligations and to incur additional indebtedness. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, could limit our ability to repay existing debt obligations in a timely fashion, if at all. Such leverage may also adversely affect our ability to finance future operations and capital needs, or to pursue other business opportunities and make results of operations more susceptible to adverse business conditions. All of the above could limit our ability to declare and pay dividends.

We entered into a Settlement Agreement pursuant to which we issued a $62.4 million promissory note to the Studios, which requires us to pay $9.9 million over 14 years, and under certain circumstances we may be required to pay the entire balance, which could have a material adverse effect on our ability to continue business operations

We entered into a Settlement Agreement with certain parties under which we are subject to a $62.4 million Promissory Note (the “Note”), which requires us to pay $9.9 million over 14 years in 56 quarterly payments of $176,786 (with an option to reduce the payment to $7.8 million by paying it off in 3-5 years). As of the date of this Offering Statement, we are current on the status of all such quarterly payments pursuant to the Settlement Agreement. Pursuant to the Settlement Agreement and the Note, if we are found to have violated certain conditions of the Settlement Agreement, specifically the unauthorized use of copyrighted works of the Studios, we may be responsible for the unpaid balance of the Note, which will remain outstanding for 14 years from the Effective Date, all of which could have a material adverse effect on us and our ability to continue business operations. If we fail to timely make any payment due under the Note (subject to the lesser settlement amount of $9.9 million), such failure to pay shall constitute a default. If we fail to cure the payment default within five (5) business days after a Notice of Default served by the Studios, the Studios shall be entitled to accelerate payment under the Note and foreclose as set forth in the Security Agreement/Compliance Lien, which would have a material adverse effect on our ability to continue business operations.

Risks Related to Our Business

The Company is a reporting company with the SEC. The requirements of being a reporting company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified members of our Board of Directors (the “Board”).

Pursuant to a registration statement initially filed February 27, 2024 (as amended, the “Registration Statement”), the Company has registered its Class B Common Stock and Class C Common Stock with the SEC under Section 12(g) of the Exchange Act, and has thereby become a public reporting company. As a reporting company, the Company is subject to the reporting requirements of Section 13 of the Exchange Act, the proxy rules under Section 14 of the Exchange Act, as well as the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and other applicable securities rules and regulations. The costs of compliance with these rules and regulations and the time spent by our management on such compliance will result in a significant increase in our ongoing legal and financial compliance costs, professional fees (legal and accounting), and costs associated with internal staff, which we expect will greatly exceed those previously spent on securities compliance and may have a material adverse impact on our financial condition and results of operations. Therefore, the costs for these functions in previous years are not indicative of future costs.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a reporting company under these rules and regulations, we expect that it may also be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors and officers.

A significant amount of our revenue has been derived from the Chosen Agreement. The termination of the Chosen Agreement is expected to reduce our revenues and adversely affect our operating results.

Historically, a significant amount of our revenue has been derived from distribution activities related to the Chosen Agreement (defined herein). Revenues recognized during the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and derived from the Chosen Agreement were $40 million, $68 million, and $116 million, respectively. In addition, we recognized $5 million in revenue from the Chosen Agreement during the period ending June 30, 2024. On April 4, 2023, The Chosen, Inc. (“The Chosen”) initiated private binding arbitration against the Company alleging certain material breaches of contract under the content licensing agreement between The Chosen and the Company (the “Chosen Agreement”) seeking to terminate the Chosen Agreement pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the television series “The Chosen,” and any future audiovisual productions derivatives thereof. On May 28, 2024, the arbitrator in the arbitration proceedings issued an interim arbitration award (the “Interim Arbitration Award”) granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024.

We strongly disagree with the arbitrator’s decision and intend to seek appellate review of the arbitration award, as permitted under the arbitration provision of the Chosen Agreement.

In addition, we are currently working with several new filmmakers on new projects. However, there is no guarantee that we will be able to continue to earn as much revenue from these new projects or from any upcoming projects as we did historically from the Chosen Agreement. If we are unable to continue to successfully monetize projects other than those arising under the Chosen Agreement, the termination of the Chosen Agreement will have a material adverse impact on our business, results of operations, and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for more information.

If our efforts to attract and retain customers are not successful, our business will be adversely affected.

We have experienced positive customer growth since launching our original content in December 2016. Our ability to continue to attract customers will depend, in part, on our ability to consistently provide our customers with compelling content choices and a quality experience for selecting and viewing our original content. Furthermore, the relative service levels, content offerings, pricing, and related features of competitors to our service may adversely impact our ability to attract and retain customers. If consumers do not perceive our service as valuable, including if we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain customers. In addition, many of our customers try our service resulting from word-of-mouth advertising from existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers, and, as a result, our ability to maintain and/or grow our business will be adversely affected. Customers may cease to use our service for many reasons, including the need to cut household expenses, unsatisfactory availability of content, competitive services providing a better value or experience, and customer service issues not being satisfactorily resolved. We must continually add new customers both to replace departed customers and to grow our business beyond our current customer base. If we are unable to compete successfully with current and new competitors in retaining existing customers and attracting new customers, our business will be adversely affected. Further, if excessive numbers of customers cease using our service, we may be required to incur significantly higher marketing costs than we currently anticipate, to replace these customers with new customers.

The popularity of Subscription Video on demand (“SVOD”) releases are difficult to predict and can change rapidly, leading to significant fluctuations in our revenues. A low public acceptance rate of our content may adversely affect our results of operations.

The production and distribution of feature films, SVOD and other content are inherently risky businesses, largely because the revenues derived from the sale or licensing of such content depend primarily on widespread public acceptance, which is difficult to predict. In addition, we must invest substantial amounts in the marketing of feature films and SVOD before we learn whether these feature films and streaming programs and products will reach anticipated levels of popularity and financial return with viewers.

The popularity of our content depends on many factors, only some of which are within our control. Examples include the quality and public acceptance of competing content available or released at or near the same time, the availability of alternative forms of leisure and entertainment activities, and our ability to maintain or develop strong brand awareness and target key audience demographics. If we are not able to create and distribute content that is popular with consumers and affiliates, our revenues may decline or fail to grow to the extent we anticipate when making investment decisions.

The popularity of our content is reflected in:

•	the theatrical performance of our feature films;

•	the demand for our Angel Guild Membership;

•	the demand for our content through other post-theatrical services, such as Subscription on Demand (SVOD), transactional video on demand (TVOD), advertising-based video on demand (AVOD), and multichannel video programming distributors (MVPDs);

•	sales of our home video releases and merchandise; and

•	the number of unique visitors to our websites and platforms.

The underperformance of a feature film, particularly an “event” film (which typically has high production and marketing costs), can have an adverse impact on our results of operations in both the year of release and in the future.

The video industry is subject to rapid technological change. We must continue to enhance and improve our technology.

Our current software and related web-based technology is developed and in use. We must continue to enhance and improve the performance, functionality, and reliability of the systems upon which our business model is built. The development of any software is characterized by rapid technological change, rapid introduction or changes in user requirements and preferences, short development cycles, frequent introduction of new products and services, new technologies, and the emergence of new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to continue to develop new technologies that enhance our existing technology, to address the varied needs of existing and new customers while also responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, strategic partner and customer requirements or emerging industry standards, that will have a material adverse effect on our ability to succeed.

Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported, and piracy-based services. All have the potential to capture meaningful segments of the entertainment video market in the future. Piracy, in particular, threatens to damage our business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content for free. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Traditional providers of entertainment video, including broadcasters and cable network operators, as well as Internet based e-commerce entertainment video providers, are increasing their Internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition and significant financial, marketing, and other resources. They may secure better terms from suppliers, adopt more aggressive pricing, and devote more resources to product development, technology, infrastructure, content acquisitions, and marketing. New competitors may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully, or profitably, compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues, or profitability.

If we are not able to manage change and growth, our business could be adversely affected.

We are expanding our operations and scaling our service to effectively, and reliably, handle anticipated growth in both customers and features related to our service. We are building out crowd-sourcing expertise to help us select content to fund, create and distribute. If we are not able to manage the growing complexity of our business, including improving, refining, or revising our systems and operational practices related to our video operations, our business may be adversely affected.

If we fail to maintain or, in new markets establish, a positive reputation with customers concerning our service, including the content we offer and the way in which we allow the customer to help us choose the content that is ultimately added to the service, we may not be able to attract or retain customers, and our operating results may be adversely affected.

We believe that a positive reputation is important to attract and retain customers who have a number of choices for obtaining entertainment video. To the extent our content is perceived as low quality, or we fail to sufficiently differentiate our content offerings from our competitors, our ability to establish and maintain a positive reputation may be adversely impacted. Furthermore, to the extent our marketing, customer service and public relations efforts are not effective or create a negative consumer reaction, our ability to establish and maintain a positive reputation may be adversely impacted. As we expand into new markets, we need to establish our reputation with new customers. To the extent we are unsuccessful in creating positive impressions, our business in new markets may be adversely impacted.

Changes in how we market our service could adversely affect our marketing expenses and our customer base may be adversely affected.

We utilize a broad mix of marketing and public-relations programs, including social media sites such as Facebook, YouTube, X and TikTok, to promote our service to potential customers. We may limit or discontinue the use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that customers or potential customers deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new customers may be adversely affected.

If companies that promote our service determine that we negatively impact their businesses, decide to compete more directly with our business, enter a similar business, or choose to exclusively support our competitors, we may no longer have access to certain marketing channels. If we are unable to maintain or replace our sources of customers with similarly effective sources, or if the cost of our existing sources increases, our customer base and marketing expenses may be adversely affected.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire and/or distribute through our service.

As a distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of the materials that we acquire and/or distribute.

In 2016, in connection with the Disney Litigation (defined herein), the United States District Court for the Central District of California (the “California Court”) granted a preliminary injunction requiring us to cease certain business operations related to the filtering and streaming of copyrighted motion pictures for which we had not properly obtained a license. The preliminary injunction was issued pursuant to claims by the plaintiffs that we were unlawfully decrypting and streaming their copyrighted works, and violating the Digital Millennium Copyright Act (the “DMCA”). The preliminary injunction ultimately led to us filing a voluntary petition for relief under chapter 11 of the bankruptcy code, in 2017. In 2019, the California Court found us liable for copyright infringement, and violating the DMCA, with respect to certain motion pictures. Damages related to the respective copyright infringements, and DMCA violations, totaled $62,448,750. In 2020, we entered into a Settlement Agreement as part of our Reorganization Plan and the Bankruptcy Court issued a final decree closing the Bankruptcy Case. For more information regarding the Disney Litigation, see “General Information as to Our Company - Legal Proceedings.” For more information regarding the Reorganization Plan and Settlement Agreement, see “General Information as to Our Company - History of the Business - Bankruptcy Reorganization.”

The issuance of the preliminary injunction required us to cease all business operations related to our content filtering service as it was constituted at the time the preliminary injunction was issued. As this was our primary line of business, this led to a complete loss of revenue for the Company. Using the resources available to us, we immediately began working on a new content filtering system that could be operated with the preliminary injunction in place. We also pivoted the business, creating our own original content and licensing content from other creators. It took nearly four (4) years to resolve the litigation, resulted in the Company filing for and reorganizing under Chapter 11 bankruptcy, and resulted in more than $5 million in legal fees.

We also may face potential liability for content used in promoting our service, including marketing materials and features on our website (www.angel.com) such as customer reviews. To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately do not make available on our service, or if we become liable for content we acquire and/or distribute, our business may suffer. Litigation to defend such claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our operating results. We may not be indemnified or insured against such claims or costs of these types.

We rely upon a number of partners to make our service available on their devices.

We currently offer customers the ability to receive streaming content through a host of Internet-connected devices, including TVs, digital video players, television set-top boxes and mobile devices. We work with various tech companies and distributors, including Roku, Google, Apple, Samsung, and LG, to make the Angel App available through the respective app stores or television set-top boxes of such service providers. We do not currently have separate written agreements with these companies, and make the Angel App available pursuant to the standard terms and conditions that these companies offer to all companies who develop applications that are made available through their respective app stores, or television set-top boxes. We intend to continue to broaden our capability to transmit TV shows and movies to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory or other impediments to delivering our content to our customers via those devices, our ability to grow our business could be adversely impacted. Furthermore, the devices are manufactured and sold by entities other than us and while these entities should be responsible for the devices' performance, the connection between us and those devices may nonetheless result in customer dissatisfaction toward the Company and such dissatisfaction could result in claims against us or otherwise adversely impact our business.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including customer and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, and cybersecurity breaches. Interruptions in these systems, or with the Internet in general, could leave our service unavailable or degraded, or otherwise hinder our ability to deliver content to our customers. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential customers.

Our computer systems and those of third parties we use in our operations are vulnerable to cybersecurity breaches, including cyber-attacks such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse, or theft of data. Any attempt by hackers to obtain our data (including customer and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. To date, hackers have not had a material impact on our service or systems; however, there can be no assurance that hackers may not be successful in the future. Our insurance does not cover expenses related to such disruptions or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of customers and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party Web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us deliver TV shows and movies in high volume to our customers over the Internet. Problems faced by us or our third-party Web hosting, "cloud" computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact the experience of our customers.

We rely upon certain third-party cloud computing service providers to operate certain aspects of our service and any disruption of or interference with our use of such services from our providers would impact our operations and our business would be adversely impacted.

Several third-party cloud computing services providers provide us with a distributed computing infrastructure platform for business operations, or what is commonly referred to as a "cloud" computing service. We have designed our software and computer systems to utilize data processing, storage capabilities, and other services provided by such providers. Currently, we run the vast majority of our computing using such third-party cloud computing services. Given this, along with the fact that we cannot easily switch our operations to another cloud provider, any disruption of or interference with our use of such services from our providers would impact our operations and our business would be adversely impacted.

If the technology we use in operating our business fails, becomes unavailable, or does not operate as expected, our business and operating results could be adversely impacted.

We utilize a combination of proprietary and third-party technology to operate our business. We also use technology to recommend and merchandise content to our consumers as well as to enable fast and efficient delivery of content to our customers and their various consumer electronic devices. For example, we have built and deployed our video on a content delivery network (“CDN”). To the extent Internet Service Providers, or ISPs, do not interconnect with our CDN, or if we experience difficulties in its operation, our ability to efficiently, and effectively, deliver our content to our customers could be adversely impacted and our business and results of operation could be adversely affected. We also utilize third party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to operate our service, retain existing customers and add new customers may be impaired. Also, any harm to our customers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition. See “General Information as to Our Company--Intellectual Property”.

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we may experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our new customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.

Privacy concerns could limit our ability to collect and leverage our customer data and disclosure of customer data could adversely impact our business and reputation.

In the ordinary course of business, and in particular in connection with merchandising our service to our customers, we collect and utilize data supplied by our customers. We must comply with various international, federal, and state laws and regulations related to the handling, use and protection of data, and may become subject to additional legislation in the future. Any actual or perceived failure to comply with data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for breach of contract, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.

Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users' browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our customers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with customers would be harmed if our customer data, particularly billing data, were accessed by unauthorized persons.

We maintain personal data regarding our customers. This data is maintained on our own systems as well as those of third parties we use in our operations. With respect to billing data, such as credit card numbers, we do not store such information on our servers, but rely on third party services that are Payment Card Industry Data Security Standard (“PCI DSS”) compliant for storing and accessing billing information. We take measures to protect against unauthorized intrusion into our customers’ data. Despite those measures, we, our payment processing services and other third-party services we use could experience an unauthorized intrusion into our customers’ data. In the event of such a breach, current and potential customers may become unwilling to provide the information to us necessary for them to become customers. Additionally, we could face legal claims for such a breach. The costs relating to any data breach could be material, and we currently do not carry insurance against the risk of a data breach. For these reasons, should an unauthorized intrusion into our customers’ data occur, our business could be adversely affected.

We are subject to payment processing risk.

Our customers pay for our service using a variety of payment methods, including credit and debit cards. We rely on internal systems as well as those of third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses, and operating results could be adversely impacted. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation, and, if not adequately controlled and managed, could create negative consumer perceptions of our service.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of proprietary information, invention assignment, non-competition and arbitration agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have applied and we expect to apply for trademark registrations and the issuance of patents from time to time. Such applications may not be approved, third parties may challenge any copyrights, patents or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to mimic our service and methods of operations more effectively, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

We currently hold various domain names relating to our brand. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our website, our recommendation and merchandising technology, and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content on our website. From time to time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology, or otherwise alter our business practices on a timely basis in response to claims for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. Defending against intellectual property claims, whether they are with or without merit or are determined in our favor, would result in costly litigation and the diversion of technical and management personnel. It also may result in our inability to use our current website, streaming technology, our recommendation and merchandising technology or inability to market our service and merchandise our products. As a result of such dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities, or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us which would adversely affect our business operations.

In 2016, in connection with the Disney Litigation, the United States District Court for the Central District of California (the “California Court”) granted a preliminary injunction requiring us to cease certain business operations related to the filtering and streaming of copyrighted motion pictures for which we had not properly obtained a license. The preliminary injunction was issued pursuant to claims by the plaintiffs that we were unlawfully decrypting and streaming their copyrighted works, and violating the Digital Millennium Copyright Act (the “DMCA”). The preliminary injunction ultimately led to us filing a voluntary petition for relief under chapter 11 of the bankruptcy code, in 2017. In 2019, the California Court found us liable for copyright infringement, and violating the Digital Millennium Copyright Act, with respect to certain motion pictures. Damages related to the respective copyright infringements, and DMCA violations, totaled $62,448,750. In 2020, we entered into a Settlement Agreement as part of our Reorganization Plan and the Bankruptcy Court issued a final decree closing the Bankruptcy Case. For more information regarding the Disney Litigation, see “General Information as to Our Company - Legal Proceedings.” For more information regarding the Reorganization Plan and Settlement Agreement, see “General Information as to Our Company - History of the Business- Bankruptcy Reorganization.”

The issuance of the preliminary injunction required us to cease all business operations related to our content filtering service as it was constituted at the time the preliminary injunction was issued. As this was our primary line of business, this led to a complete loss of revenue for the Company. Using the resources available to us, we immediately began working on a new content filtering system that could be operated with the preliminary injunction in place. We also pivoted the business, creating our own original content and licensing content from other creators. It took nearly four (4) years to resolve the litigation, which resulted in the Company filing for and reorganizing under Chapter 11 bankruptcy, as well as in more than $5 million in unplanned legal expenses.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management's time and attention.

From time to time, we may be subject to litigation or claims that could negatively affect our business operations and financial position. We have previously been engaged in copyright infringement with the Disney Litigation and patent litigation with ClearPlay. On October 12, 2017, the ClearPlay case was stayed until a final decision was rendered in the Disney Litigation. Pursuant to the Reorganization Plan and related Settlement Agreement, we have dropped our appeal of the judgment in the Disney Litigation, and, as a result, ClearPlay has reasserted one or more of its patent claims against us. It is possible that a portion of our working capital could be required to fund expenses in our defense of this and future legal matters. As we grow, we expect the number of litigation matters against us to increase. To date, these matters have included claims of defamation and copyright infringement, litigation that is typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position. See “General Information as to Our Company - Legal Proceedings” for more information.

We may seek additional capital that may result in stockholder dilution or others having rights senior to those of our Common Stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on many factors, including but not limited to the following:

•	our degree of success in capturing a larger portion of the overall market for entertainment video;

•	the costs of establishing or acquiring development, marketing and distribution capabilities for our filtered content;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

•	the extent to which we acquire or invest in customer service, exclusive digital distribution of original content or technologies and other strategic relationships; and

•	the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to the rights of our Common Stock and our stockholders may experience dilution.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management, including our CEO and co-founder Neal Harmon, members of our executive team, other key employees, and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical, and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations.

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment and our ability to pay dividends.

Our success depends on the diligence, experience and skill of our Board and officers. Neal Harmon is a director and our Chief Executive Officer. Jeffrey Harmon is our Chief Content Officer. Jordan Harmon is our President. Elizabeth Ellis is our Chief Operating Officer. Patrick Reilly is our Chief Financial Officer and Secretary. We have neither employment agreements with, nor key man insurance for, any of our officers and the loss of any of them, but particularly Messrs. Harmon, could harm our business, financial condition, cash flow and results of operations. Any such event would likely result in a material adverse effect on your investment.

Our ability to monetize content that we distribute is heavily reliant on factors outside of our control.

Our ability to monetize content that we distribute is heavily reliant on factors outside of our control, including, but not limited to, the potential loss of key talent, the potential for budget overruns, the quality of the content produced, the timeliness of the production and subsequent release schedule, and the relationship of the creator with the audience. If we are unable to find ways to mitigate the risks associated with these external factors, or factors within our control, it may have a material adverse impact on our business, results of operations, and financial condition.

Risks Relating to the Formation and Internal Operation of the Company

Holders of our Common Stock will have only limited rights regarding our management, and will thus not have the ability to actively influence the day-to-day management of our business and affairs.

Our Board will have sole power and authority over the management of the Company, subject only to the requirements of the Delaware General Corporation Law (the “DGCL”). Holders of our Common Stock will not have an active role in the Company’s day-to-day management. The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, including the election of directors. On each such matter, each outstanding share of Class A Common Stock and Class F Common Stock is entitled to five (5) votes, each outstanding share of Class B Common Stock is entitled to fifty-five (55) votes, and each outstanding share of Class C Common Stock is entitled to one (1) vote.

Holders of Class C Common Stock have limited rights over the management of the Company, including electing directors.

Holders of Class C Common Stock will not be able to elect a director as a Class C Common Stock representative until the Class C Common Stock exceeds five (5%) of the total issued and outstanding common stock. Once the number of shares of our Class C Common Stock exceeds five percent (5%) of the total issued and outstanding shares of Common Stock of the Company, our Class C Common Stockholders will have the right to elect one (1) director to the Board; however, the number of directors elected by the Class C Common Stockholders shall be at least one (1) director less than the number of directors elected by each of the other classes of Common Stock. Because the Board is currently made up of five (5) directors, the holders of Class C Common Stock will not have the right to elect a director unless the size of the Board is increased to at least seven (7) directors. Therefore, even if the issued and outstanding Class C Common Stock exceeds five (5%) of the total issued and outstanding Common Stock, the holders of Class C Common Stock will not have the right to elect a director unless and until the size of the Board is increased. If the Maximum Offering Amount is raised, the Class C Common Stockholders will hold approximately 11.36% of the total issued and outstanding common stock of the Company.

We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our Board determines our operational policies and our business and growth strategies. Our directors may make changes to, or approve transactions that deviate from, those policies and strategies without a vote of, or notice to, our stockholders or debtholders. This could result in us conducting operational matters or pursuing different business or growth strategies than those contemplated in this offering circular. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect our business and growth.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company.  The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the number of claims to be satisfied therefrom.   There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that holders of our Common Stock will receive a distribution in such a case.

The Board and our executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of the Company.

The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of our Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A successful claim for such indemnification could deplete the Company’s assets by the amount paid.

Our business may be subject to regulatory or legislative changes.

The Company may face government regulation and legal uncertainties in connection with its business. There may be a number of federal, state or local legislative or regulatory proposals under consideration of which the Company is not aware or which may be considered or adopted in the future. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may negatively impact the Company’s growth, impose additional burden on the Company or alter how the Company does business. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on the Company’s business, results of operations and financial condition.

Members of our Board and our executive officers may have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company, provided that such activities do not compete with the business of the Company or otherwise breach their agreements with the Company; provided, that our executive officers and employee directors are all full-time employees of our company and are expected to spend such time fulfilling their duties as is necessary to do so. On the other hand, our non-employee directors are not full-time with our company and must only spend such time managing our company as they deem necessary to fulfill their fiduciary duties to our company. We are dependent on our directors and executive officers to successfully operate the Company. Their other business interests and activities could divert time and attention from operating our business. See “Directors, Executive Officers, and Significant Officers” for more information.

Risks Related to Ownership of our Class C Common Stock and Lack of Liquidity

No active trading market for our Class C Common Stock exists, and an active trading market may not develop or be sustained, which may adversely impact the market for shares of our Class C Common Stock and, make it difficult to sell your shares.

There is no active trading market for our Class C Common Stock. We do not know the extent to which investor interest will lead to the development and maintenance of an active trading market, if at all. No assurance can be given that the market price of shares of our Class C Common Stock will not fluctuate or decline significantly in the future or that Class C Common Stockholders will be able to sell their shares when desired on favorable terms, or at all.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares of Class C Common Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and have been offered in reliance upon exemptions from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We have represented that the offering circulars pursuant to which such offerings were or are being made do not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading.  However, if any such representation is inaccurate with respect to a material fact, if an offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Class C Common Stock or find an exemption under the securities laws of each state in which we offer the Class C Common Stock, each investor may have the right to rescind his, her or its purchase of the applicable Common Stock and to receive back from the Company his, her or its purchase price with interest.  Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. We also have offered and sold securities offered in reliance upon exemptions from registration provided by Regulation D and Regulation CF. If investors in any of other offerings successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

Risks Related to Our Chapter 11 Reorganization

The Company filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code and was reorganized under the Reorganization Plan confirmed by the Bankruptcy Court on September 4, 2020, which became effective on September 30, 2020. The Reorganization Plan may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

On October 18, 2017, the Company filed a voluntary petition for relief, or the Bankruptcy Filing, under chapter 11, title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Utah, or the Bankruptcy Court, case number 17-29073. On September 4, 2020, the Court confirmed the Reorganization Plan and on September 30, 2020 the Reorganization Plan became effective. Pursuant to the Reorganization Plan and related settlement agreement dated August 26, 2020 (the “Settlement Agreement”), the Company will pay the Studios $9,900,000 over 14 years, without interest, provided, however, that the unpaid balance of the Note ($62,461,456 minus any paid amounts) will remain outstanding for 14 years from the Effective Date.

Pursuant to the Note, the Company will be required to make quarterly payments of $176,785.72, or approximately $707,143 per year, for 14 years, which will reduce the Company’s available cash flow and impair our ability to grow. Further, while the Note will be marked paid and cancelled after 14 years subject to certain conditions, in the event the Company breaches the Settlement Agreement, whether through violation of any of the “Express Covenants” (as that term is defined in the Settlement Agreement), including the No Use Covenant (as defined in the Settlement Agreement), or otherwise, the Company may be required to pay the full outstanding amount of the Note and dispose of the collateral pledged under the Security Agreement, which comprises all of the Company’s assets and all of the equity in Angel Studios owned by Neal and Jeff Harmon, under the Security Agreement and Compliance Lien (as defined herein), which would have a material adverse impact on the Company’s ability to continue business operations. As of the date of this offering circular, we are current on the status of all such quarterly payments pursuant to the Settlement Agreement.

Unlimited in duration, the No Use Covenant provides that the Company shall be precluded from any actions which directly or indirectly, descramble, decrypt or otherwise bypass a copyrighted work of the Studios or any of their affiliates, reproduce such a copyrighted work, stream, transmit, or publicly perform such a copyrighted work, and distribute such a copyrighted work. Such restrictions will limit the Company’s content offerings and its ability to attract or retain customers. The Company has also agreed not to sue the Studios, and not to use resources to lobby to amend the Family Movie Act of 2005 (the “Family Movie Act”) for a period of fourteen (14) years following the Effective Date of the Plan. The Family Movie Act exempts from copyright and trademark infringement, under certain circumstances: (1) making limited portions of the audio or video content of a motion picture for private home viewing imperceptible; or (2) the creation of technology that enables such editing. These covenants will reduce the Company’s ability to protect itself against future litigation, which may cause the Company to incur unexpected losses, some of which might not be covered by insurance and could materially affect our financial condition and our ability to continue business operations.

Although the Reorganization Plan was confirmed, we may not be able to achieve our stated goals and objectives, which may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Although the Reorganization Plan was confirmed and effective, we may continue to face a number of risks, such as changes in economic conditions, changes in our industry, and increasing expenses. Although the Reorganization Plan is confirmed and effective and the Company will continue as a going concern pursuant to the Reorganization Plan, these risks are magnified for a Company which has recently obtained a chapter 11 bankruptcy discharge.

Furthermore, although our debts have been restructured through the Reorganization Plan, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business. Our access to additional financing may be limited, if it is available at all. Therefore, adequate funds may not be available when needed or may not be available on favorable terms, if they are available at all.

As a result of the bankruptcy proceedings, our historical financial information may not be indicative of our future performance, which may be volatile.

During the bankruptcy proceedings, our financial results were volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impacted our consolidated financial statements. In addition, settlement of the Disney Litigation and implementation of the Settlement Agreement and Reorganization Plan will require significant expenditures. As a result, our historical financial performance during that time was likely not indicative of our financial performance after the date of the filing of bankruptcy. In addition, as we emerge from Chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to our operating plans pursuant to the Reorganization Plan.

We may be found in violation of the Settlement Agreement in relation to the unauthorized use of copyrighted works by a Studio or its affiliates. If a Studio prevails in an Enforcement Action against us, our business would be adversely impacted and this would significantly impair our ability to continue as a going concern.

In accordance with the Settlement Agreement and the No Use Covenant described thereunder, our Company must certify that no copyrighted works of the Studios or their affiliates are stored on our computers or servers in compliance with the list(s) provided by the Studios of their copyrighted works. Thereafter, any unauthorized use (as described in the Settlement Agreement) by the Company of a copyrighted work owned or controlled by a Studio or its affiliate without the express written authorization of a Studio or its affiliate is a “Strike,” regarded as unpermitted conduct in violation of the Settlement Agreement, subject to a Notice of Default. If the Company incurs four strikes within a consecutive five-year period, any Studio may institute an Enforcement Action against us. If a Studio prevails in an Enforcement Action, it shall be entitled to all available remedies, including: (i) acceleration of the Note, if the Note has not been cancelled and (ii) foreclosure on all collateral pledged under the Security Agreement and Compliance Lien, which comprises all of the Company’s assets and all of the equity in VidAngel, owned by Neal Harmon and Jeffrey Harmon and would significantly adversely affect our financial condition and our ability to continue our business operations.

We are subject to liens on our personal property, including our intellectual property, under the Reorganization Plan, which if enforced, would significantly impair our intellectual property rights and our ability to continue as a going concern.

Pursuant to the Reorganization Plan, performance under the Note as well as the “Express Covenants” (as that term is defined in the Settlement Agreement) shall be secured by a first priority fully perfected lien, which was placed on all equity in the Company owned by Neal and Jeff Harmon and all of the Company’s assets currently owned and controlled by the Company, its affiliates and subsidiaries, or acquired, created, owned and controlled by the Company after the Effective Date, including intellectual property, such as patents, patent applications, trademarks, tradenames, copyrights, and copyright applications (the “Compliance Lien”). In the event of a violation of the Express Covenants or uncured default of the payment obligations as described within the Note, the Studios can institute an Enforcement Action in Bankruptcy Court. If the Studios prevail in an Enforcement Action against the Company, the Compliance Lien will be enforced and foreclosed upon, disposing of any collateral that could be used to satisfy the list of claims in accordance with the priorities set forth in the Reorganization Plan. The disposition of equity owned by Neal and Jeff Harmon could lead to a change in control of the Company and investors would have limited rights to determine new management or the direction of the Company. The Compliance Lien shall remain in effect for fourteen (14) years.

Any liens on our intellectual property enforced under the Reorganization Plan would have a material adverse effect on our ability to continue our business operations.

Risks Related to Our Stock Ownership

Provisions in our governing documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they provide for a right of first refusal on behalf of the Company.

As a Delaware corporation, we are subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our Board could rely on Delaware law to prevent or delay an acquisition of us.

Financial forecasting may differ materially from actual results.

Given the dynamic nature of our business, and the inherent limitations in predicting the future, forecasts of our revenues, contribution margins, net income and number of total customers and other financial and operating data may differ materially from actual results. Such discrepancies could cause a decline in the price of our Class B and/or Class C Common Stock.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit-sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Class C Common Stock is not freely transferable and there may not be a market created in which the Class C Common Stock may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA.

ESTIMATED USE OF PROCEEDS

We estimate that the net proceeds we will receive from this Offering will be $19,450,000 if we raise the Maximum Offering Amount.

	25% of Maximum Offering Amount		50% of Maximum Offering Amount		75% of Maximum Offering Amount		Maximum Offering Amount
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Proceeds	$5,000,000	100.00%	$10,000,000	100.00%	$15,000,000	100.00%	$20,000,000	100.00%

Estimated Offering Expenses (1)	$137,500	2.75%	$275,000	2.75%	$412,500	2.75%	$550,000	2.75%

Net Proceeds	$4,862,500	97.25%	$9,725,000	97.25%	$14,587,500	97.25%	$19,450,000	97.25%

Working Capital (2)	$4,862,500	97.25%	$9,725,000	97.25%	$14,587,500	97.25%	$19,450,000	97.25%

Total Use of Proceeds (3)	$4,862,500	100.00%	$9,725,000	100.00%	$14,587,500	100.00%	$19,450,000	100.00%

(1)	Estimated offering expenses include legal, accounting, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering, as well as transfer agent fees.
(2)	We intend to use 100% of the gross offering proceeds in all scenarios to manage our business and provide working capital for operations. These amounts may be used to pay expenses relating to salaries and other compensation to our officers and employees.
(3)	We reserve the right to change the use of proceeds whether that is the result of raising less than the maximum proceeds or otherwise.

DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten Offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the common stock offered under this Offering. Our offering price is arbitrary with no relation to value of the Company.

Prior to the Offering, there has been no public market for the Offered Shares and there is not expected to be one immediately following the closing of this Offering. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

•	the information set forth in this offering circular and otherwise available;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by us.

If all of the Offered Shares in this Offering are fully subscribed and sold, the 661,375 Offered Shares offered herein will constitute approximately 2.02% of the number of issued and outstanding shares of stock of the Company on a fully diluted, fully converted basis.

GENERAL INFORMATION AS TO OUR COMPANY

Business Plan

Angel Studios is a community-driven movie studio that empowers audiences to decide which stories get produced and distributed, while creating communities around each project. Filmmakers pitch projects to the Angel Guild, which include individuals from all over the world who are all on a singular mission: to find stories and filmmakers that amplify light. After projects pass the Angel Guild, “Angel Investors” are given the opportunity to fund the projects they are most excited to see, via the Angel Funding Portal discussed below. Post-production, films and TV shows are delivered directly to viewers and grow as fans share with others.

Angel Studios utilizes the services of VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”), a Securities and Exchange Commission (“SEC”) registered Funding Portal (SEC File No. 7-165) and a member of the Financial Industry Regulation Authority (“FINRA”), to facilitate crowdfunding of its projects by Angel Investors via what we refer to as the “Angel Funding Portal.” VAS Portal and the Angel Funding Portal are operated independently of Angel Studios by its General Manager, Fred Pena, and currently offer crowdfunding opportunities exclusively to Angel Investors. VAS Portal was originally a wholly owned subsidiary of Angel Studios, but was sold in 2019 to Harmon Ventures, LLC (an entity indirectly owned by our CEO, Mr. Neal Harmon, and two of his brothers, Messrs. Jeffrey Harmon and Daniel Harmon). As of the date of this Offering Statement, Angel Studios has no ownership interest in VAS Portal. For more information about VAS Portal and its history with Angel Studios, see “Certain Relationships and Related Transactions, and Director Independence – Former Wholly Owned Subsidiary”.

The first project launched for distribution by Angel Studios was Dry Bar Comedy. Several hundred episodes later, Dry Bar Comedy is now one of the largest collections of clean stand-up comedy in the world with over 5 billion views, and is enjoyed by audiences of all ages.

Shortly thereafter, we entered into a Consulting and Coordination Agreement with The Chosen, Inc. (f/k/a The Chosen, LLC) (“The Chosen”) to provide certain ancillary support services related to the process of qualifying and engaging in a Regulation A crowdfunding offering to produce a new type of television series where each season is funded by the audience. As part of the agreement, Angel Studios (i) provided The Chosen with certain consultation and advice related to The Chosen’s crowdfunding offering, (ii) designed and built a technological platform for The Chosen to facilitate its crowdfunding offering, and (iii) provided various public relations and marketing and advertising services for The Chosen. The series “The Chosen” went on to become the largest equity crowdfunded media project of all time, amassing an audience of more than 100 million and growing. “David,” an Angel Studios original production scheduled for release in 2025, has since surpassed The Chosen as the largest equity crowdfunded media project of all time.

Building on our early successes, we have launched several new initiatives that focus on films and TV shows in markets currently underserved by the traditional studio system.

During 2023, Angel Studios made headlines with the launch of our new theatrical division and release of “His Only Son,” which on March 31, 2023, debuted at #3 in the U.S. box office according to distributor data provided to TheNumbers.com (https://www.the-numbers.com/box-office-chart/daily/2023/03/31). On July 4, 2023, we once again made waves with the theatrical release of “Sound of Freedom,” which debuted at #1 in the U.S. box office according to distributor data provided to TheNumbers.com (https://www.the-numbers.com/box-office-chart/daily/2023/07/04). Subsequent release dates for international locations followed. Our innovative theatrical strategy combines the power of the Angel Guild’s predictive capabilities in identifying movies that deserve a theatrical release with the efficiency of crowdfunding the prints and advertising (“P&A”) funds needed to market the film. In addition, using our self developed and controlled “Theatrical Pay-it-Forward” technology, we offer a community-based in-person cinema experience whereby, after experiencing a film in the theater, people have the opportunity to share that experience with others by purchasing tickets, through the Angel App or on our website, for those who would not otherwise watch the film at a theater. The Theatrical Pay-it-Forward technology combines standard payment processing technology with a streamlined redemption process that allows recipients of the Theatrical Pay-it-Forward tickets to select a theater and showtime of their choosing for the respective film.

Not all of our films or TV shows launch theatrically. We consider multiple different distribution strategies for our films and TV shows, including licensing of the content across a wide range of global distribution platforms and networks that include transactional video on demand (“TVOD”), Electronic Sell Thru (“EST”), Subscription Video on Demand (“SVOD”), Ad-Supported Video on Demand (“AVOD”), and Free Video on Demand (“FVOD”). We also make our content available through our own streaming service via the Angel App or on our website (http://www.angel.com). The Angel App is available to download for free from the Google Play Store on Android mobile devices, Google TV devices, and Android TV devices, from the Apple App Store on iOS mobile devices, from Roku TV, from the Fire TV Channels Store on Fire TV, and from Samsung Smart TV. While most content can be watched for free on the Angel App, members of the Angel Guild are provided with early access to most of the content that Angel Studios distributes. Holders of Class C Common stock can become members of the Angels Guild if they pay the applicable monthly or annual fee to Angel Studios.

We are regularly testing, introducing, and building new and exciting community-based features to help us achieve the goal of finding and sharing stories with the world that amplify light.

The Company was originally called VidAngel. In March 2021, the Company was renamed to Angel Studios.

History of the Business

Bankruptcy Reorganization

The Company reorganized under Chapter 11 of the Bankruptcy Code, with our reorganization plan becoming effective September 30, 2020, as further described below.

Bankruptcy Proceedings

On October 18, 2017, we filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”), case number 17-29073 (the “Bankruptcy Case”). On September 4, 2020, the Bankruptcy Court confirmed the Company’s Joint Plan of Reorganization (the “Reorganization Plan”), which became effective on September 30, 2020 (the “Effective Date”). On November 17, 2020, the Bankruptcy Court issued a final decree closing the Bankruptcy Case.

The following is a summary of certain provisions of the Reorganization Plan and related Settlement Agreement (the “Settlement Agreement”), and is not intended to be a complete description of the Reorganization Plan. Complete versions of the Reorganization Plan and related Settlement Agreement can be found in the section entitled “Exhibits” under Item 2.1 of our Form 1-U filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2020, and are incorporated by reference into this Offering Statement.

Reorganization Plan

The Reorganization Plan contemplates that:

•	The Company will continue as a “going concern,” thereby ensuring the greatest return to creditors and shareholders by allowing the Company to reorganize through continuation of its business operations and satisfaction and discharge of its debts over time.

•	Holders of all allowed claims (other than administrative expense claims and priority tax claims) (“Claim Holders”) will be paid in full, from funds available and required to be distributed thereto (“Distribution Funds”), and holders of equity interests shall retain their interests in the Company.

•	Neal Harmon and Jeffrey Harmon will remain in management positions with the Company and agreed to refrain from engaging in competitive activities in the business of Self-Selected Viewing for a one-year period. Pursuant to the Settlement Agreement and under the related Security Agreement and Compliance Lien, Neal Harmon and Jeffrey Harmon pledged all their equity in the Company as collateral. If the Company is found to have four instances of unauthorized use of copyrighted materials in a consecutive five-year period, any Studio (as defined below) may immediately commence an enforcement action against the Company in the Central District of California (an “Enforcement Action”), and both Neal Harmon and Jeffrey Harmon could lose all of their interests in the Company.

•	The Company agrees not to directly or indirectly, or facilitate any third party, to descramble, decrypt or otherwise bypass a Copyrighted Work (as defined in the Settlement Agreement) of Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance, LLC, New Line Productions, Inc., and Turner Entertainment Co. (each individually a “Studio” and collectively, the “Studios”) or their respective affiliates, not to reproduce such a Copyrighted Work, not to stream, transmit, or publicly perform such a Copyrighted Work, and not to distribute such a Copyrighted Work.

•	The Company agrees not to sue the Studios, and not to use resources to lobby to amend the Family Movie Act (17 U.S.C. § 110(11)) for a period of fourteen (14) years following the Effective Date of the Reorganization Plan. The Company will voluntarily dismiss its appeal of the judgment and the injunction obtained by the Studios.

•	Subject to the Company’s compliance with terms and conditions of the Reorganization Plan and related Settlement Agreement, the Company will pay the Studios $9,900,000 over 14 years, without interest, provided, however, that the unpaid balance of that certain Promissory Note made by the Company to the Studios in the amount of $62,461,456 (the “Note”) minus any paid amounts (the “Settlement Amount”) will remain outstanding for fourteen (14) years from the Effective Date. If, upon the expiration of fourteen (14) years after the Effective Date, the Settlement Amount is timely paid and there is no breach or violation of the Settlement Agreement that remains uncured after written notice is received and there have not been four instances of unpermitted conduct in violation of the Settlement Agreement, subject to a Notice of Default, in a consecutive five (5) year period, then the Note shall be cancelled, and the original Note marked “Paid and Cancelled” shall be returned to the Company.

•	The holders of equity interests in the Company (“Equity Holders”) shall retain their equity interests in the Company, provided however, that distributions to such Equity Holders shall not be made unless and until all payment obligations under the Reorganization Plan are made in full.

The Company’s Product and/or Services

We currently operate by offering and producing our own original content, distributing original content, consulting with content filmmakers, maintaining engagement with our existing users, conducting research and development to create new intellectual property, and devising new methods to monetize existing intellectual property.

Original Content

We announced the “Angel Studios” concept in December 2016, and immediately began accepting submissions for digital distribution, applications to perform comedy routines for our Dry Bar Comedy series, and applications from filmmakers interested in helping us produce original content.

We have received thousands of inquiries and applications to partner on various projects. As of the date of this filing, we have produced and filmed hundreds of original comedy specials from various up-and-coming comedians. We have also licensed several motion pictures for exclusive theatrical and digital distribution.

Why are we making our own content? - We are not your typical media and entertainment company. We are guided by our “North Star” principle, which is to share stories with the world that amplify light. We do this by aligning our interests with those of the filmmakers and the audience and utilizing the wisdom of crowds, via the Angel Guild, to help guide decisions on which films and TV shows get selected for distribution. Members of the Angel Guild are allowed to vote on filmmaker submissions and are asked for their feedback as to whether or not the film or TV show “amplifies light” (based on our definition above). If the film or TV show receives enough votes from the Angel Guild, we then seek to enter into distribution agreements with the filmmakers to assist them in raising capital to fund the production, or release, of their film or TV show, while also securing the rights necessary to license, market and distribute it (each, a “Distribution Agreement”), the terms of which are addressed below under “Distribution and License Agreements.” The percentage of votes required for a film or TV show to pass the Angel Guild varies based on a wide variety of different factors, and is subject to change as we continue to improve and revise the voting process, but generally requires at least sixty percent (60%) of the randomly sampled audience to indicate that the film or TV show amplifies light. We currently film, produce, and distribute all specials for our Dry Bar Comedy series from our own studio and offices in Provo, Utah.

Distribution and License Agreements

As discussed above, we enter into various Distribution Agreements with filmmakers and production companies related to films or TV shows in different stages of production. Our Distribution Agreements differ from the industry norm in the fact that we do not take a distribution fee off the top. Payouts to filmmakers on these arrangements (“Royalties”) are based on net profit of the film or show. Net profit is generally determined to be all revenues recognized by Angel Studios that are derived from the exploitation of the film or show, less 1) all verified out-of-pocket distribution costs and expenses incurred by us specific to the film or show and 2) all verifiable marketing-related costs incurred by us for or in connection with the marketing of the film or show. Marketing expenses are typically capped at 25% of revenue, unless otherwise agreed upon in advance between us and the filmmaker. The Royalties on net profits are split between the filmmaker and the us, with our usual terms being between one-half to two-thirds going to the filmmaker.

Our business has historically generated a moderate portion of our total revenue from distribution activities related to our Content License Agreement with The Chosen dated October 18, 2022, the Chosen Agreement. The Chosen Agreement outlined the current contractual arrangement between the parties. Revenue from distribution activities related to the Chosen Agreement has accounted for a moderate percentage of our revenue.

On April 4, 2023, The Chosen initiated private binding arbitration against the Company alleging certain material breaches of contract under the Chosen Agreement, seeking to terminate the Chosen Agreement pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the television series “The Chosen,” and any future audiovisual productions derivatives thereof. On May 28, 2024, the arbitrator in the arbitration proceedings issued the Interim Arbitration Award granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Arbitration Award granted The Chosen monetary damages in the amount of $30,000, plus costs and potential recovery of an allocable portion of its attorney fees, the amounts of which, if any, will be determined in proceedings currently scheduled for July 1, 2024 (the “Phase 2 Proceedings”). The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising.

The Company disagrees with the arbitrator’s decision regarding the breach of contract claims and the termination of the Chosen Agreement and intends to seek appellate review of the final award in the arbitration proceedings (the “Arbitration Award”), as permitted under the arbitration provision of the Chosen Agreement, following the Phase 2 Proceedings and the subsequent issuance of the Arbitration Award. Unless and until a favorable outcome of such appellate review is determined, the Company will fully comply with the Interim Arbitration Award and the Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Trends and Key Factors Affecting our Performance.”

Theatrical Distribution

In March 2023, we launched our very first motion picture theatrical release under our newly formed theatrical division, entitled “His Only Son.” The film was produced on a budget of approximately $250,000 before being licensed by Angel Studios for global distribution. Upon release, the film grossed an estimated $12 million domestically and hit #3 in the box office on opening weekend (https://www.the-numbers.com/box-office-chart/daily/2023/03/31).

In July 2023, we released our second film, “Sound of Freedom.” Sound of Freedom quickly surpassed all industry expectations earning more than $185 million in gross domestic box office sales. Sound of Freedom has subsequently been releasing in various international territories, and has earned more than $250 million in gross worldwide box office sales.

We enter into agreements with exhibitors (theater owners) whereby the exhibitor retains a portion of the “gross box office receipts,” which are the admissions fees and taxes paid at the box office. The balance is remitted to Angel Studios, as the distributor.

Theatrical distribution typically involves significant risk and high upfront marketing costs, which can cause our financial results to vary from time to time. We incur significant marketing and advertising costs before and throughout a theatrical release in an effort to drive public awareness of the film and increase ticket sales. These costs are expensed as they are incurred, including in periods prior to the theatrical release of the film.

With our recent successes in theatrical distribution, we are continuing to see a large influx of filmmakers who are looking to work with us to release their films and/or TV shows into the market. We hope to leverage these opportunities to bring more shows to audiences around the world that amplify light.

Competition

We operate in a highly competitive environment and compete against much larger companies for rights to talent and intellectual property, as well as for the audience to whom we distribute our content to.

Theatrical distribution is an extremely competitive and potentially lucrative market for Angel Studios. We compete against much larger content providers and traditional movie studios with much bigger production and marketing budgets. Our success depends heavily on our ability to choose the right films and TV shows to license and release in theaters, as well as effectively and efficiently marketing that content to the intended audience.

Over-the-top, or OTT, media services has been one of the fastest growing segments in the media and entertainment industry. The market for video entertainment is intensely competitive and subject to rapid change. As the industry continues to evolve, we will continue to face strong competition in every aspect of our business. We compete against other digital content distribution platforms where customers can stream exclusive and non-exclusive content on demand.

A large portion of this competition comes from much larger companies that have resources and brand recognition that pose significant competitive challenges. Our success depends on our ability to differentiate how we identify, fund, and distribute our original content.

We compete against other entertainment video providers, such as multichannel video programming distributors (“MVPDs”), motion picture and television studios, streaming entertainment providers (including those that provide pirated content), and more broadly against other sources of entertainment that our customers could choose in their moments of free time. We also compete against streaming entertainment providers and content producers in obtaining content for our service.

While consumers may maintain simultaneous relationships with multiple entertainment sources, we strive for consumers to choose us in their moments of free time. By aligning the desires of the consumer with that of the creator, we believe that the audience can play a much larger role in shaping the future of content and are working to create better ways for filmmakers to leverage the wisdom of the crowd in their creative process.

Intellectual Property

We regard our trademarks, service marks, copyrights, patents, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success. In addition, we rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual documents, to protect our proprietary technologies. We also seek to protect our intellectual property rights by requiring all employees and independent contractors involved in developing intellectual property on our behalf to execute acknowledgments that all intellectual property generated or conceived by them on our behalf or related to the work they perform for us is our property, and assigning to us any rights, title, and interest, including intellectual property rights, they may claim or have in those works or property, to the extent allowable under applicable law.

Despite our best efforts to protect our technology and proprietary rights by enforcing our intellectual property rights, licenses, and other contractual rights, unauthorized parties might still copy or otherwise obtain and use our software and other technology. As we continue to expand our operations, effective intellectual property protection, including copyright, trademark and trade secret protection might not be available or might be limited in foreign countries. Significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries frequently own large numbers of patents, copyrights and trademarks and might threaten litigation or sue us based on alleged infringement or other violations of intellectual property laws. We are currently subject to, and expect to face in the future, allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Governmental/Regulatory Approval and Compliance

We are not subject to any material governmental/regulatory approval or compliance with respect to the operation of our business.

Upon the effectiveness of the Registration Statement, we became subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we are subject to the proxy rules in Section 14 of the Exchange Act and the Company, directors, executive officers, and principal shareholders are subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

Research and Development

During the fiscal years ended December 31, 2023, 2022, and 2021, we spent $13,905,426, $12,345,518, and $4,939,002, respectively, on research and development activities relating to our technology.

Human Capital Resources

As of December 31, 2023, we employed 258 persons full time and three (3) persons part time. None of our employees are covered by a collective bargaining agreement. We believe we maintain a good working relationship with our employees, and we have not experienced any labor disputes. To further our long-term stability and financial success by attracting and retaining employees, directors, and consultants, our Stock Incentive Plan provides for the grant to key personnel of options to purchase shares of our Class F Common Stock and other equity-based awards, and our Performance Equity Plan provides for the grant to key personnel of options to purchase shares of our Class C Common Stock and other equity-based awards subject to certain performance vesting criteria.

Description of Properties

As of the date of this offering circular, our primary assets are our Intellectual Property and the contracts we have entered into directly.

We lease our corporate office facilities at 295 W. Center St., Provo, Utah, under a lease commencing on December 15, 2016, and ending on February 28, 2029. In July 2021, we purchased a 50% ownership interest in the building and entity that we lease our office facilities from; we also entered into three new leases to expand our corporate office space at 265 W, 275 W and 285 W Center St., Provo, Utah under leases commencing August 1, 2022, March 1, 2024 and July 1, 2022, respectively, and ending July 31, 2027, February 28, 2029 and September 30, 2027, respectively. On September 28, 2023, we entered into a lease addendum for the leased premises located at 285 W Center St., Provo, Utah to clarify that due to construction delays, the lease began on October 1, 2022 rather than on July 1, 2022, and will end on September 30, 2027. We previously leased our warehouse at 478 S West Frontage Road in Springville, Utah, under a lease commencing on August 1, 2020 and ending July 31, 2022; we have entered into a new warehouse lease at 951 East 1950 North in Spanish Fork, Utah that began on September 1, 2022 and will end September 30, 2027. We currently lease these locations for $31,500, $3,560, $5,305, $11,105, $5,160, and $13,473 per month, respectively. Beginning on March 1, 2024, we lease our corporate offices for $34,728 per month. We do not currently own or lease any other real property. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

Legal Proceedings

We currently are, and from time to time might again become, involved in litigation. Litigation has the potential to cause us to incur unexpected losses, some of which might not be covered by insurance but can materially affect our financial condition and our ability to continue business operations.

Disney Litigation and the Preliminary Injunction

On December 12, 2016, the United States District Court for the Central District of California (the “California Court”), in the matter of Disney Enterprises, Inc.; Lucasfilm Ltd., LLC; Twentieth Century Fox Film Corporation and Warner Bros. Entertainment, Inc., or Plaintiffs, v. VidAngel (the “Disney Litigation”), granted the Plaintiffs’ motion for preliminary injunction, against us. On October 5, 2017, the California Court allowed the Plaintiffs to amend the original complaint to add three (3) of their subsidiaries, MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co., as additional Plaintiffs (collectively, the “Plaintiffs”), and identify additional motion pictures as having allegedly been infringed. The Plaintiffs claimed that we unlawfully decrypted and infringed 819 titles in total.

On March 6, 2019, the California Court granted the Plaintiffs’ motion for partial summary judgement as to liability. The order found that we were liable for infringing the copyrights, and violating the Digital Millennium Copyright Act, or DMCA, with respect to certain motion pictures of the Plaintiffs’. Damages related to the respective copyright infringements, and DMCA violations, were decided by a jury trial in June 2019. The jury found that we willfully infringed the Plaintiffs’ copyrights and awarded statutory damages of $75,000 for each of the 819 infringed titles, or $61,425,000. The jury also awarded statutory damages of $1,250 for DMCA violations for each of the 819 infringed titles, or $1,023,750. The total award for both counts is $62,448,750. On September 23, 2019, a judgment consistent with the jury’s verdict was entered against us by the California Court. The Plaintiffs also plan to seek an award of costs and attorneys’ fees.

On August 26, 2020, we entered into a Settlement Agreement with the Plaintiffs as part of our Reorganization Plan, effectively ending the litigation. See “General Information as to Our Company---History of the Business---Bankruptcy Reorganization” for more information on the Settlement Agreement and Reorganization Plan.

The Permanent Injunction

On September 5, 2019, the California Court issued a permanent injunction against us. The permanent injunction enjoins us, our officers, agents, servants, employees, and attorneys, from: (1) circumventing technological measures protecting Plaintiffs’ copyrighted works on DVDs, Blu-rays, or any other medium; (2) copying Plaintiffs’ copyrighted works, including but not limited to copying the works onto computers or servers; (3) streaming, transmitting or otherwise publicly performing any of Plaintiffs’ copyrighted works over the Internet, via web applications, via portable devices, via streaming devices, or by means of any other device or process; or (4) engaging in any other activity that violates, directly or indirectly, Plaintiffs’ anti-circumvention right, 17 U.S.C. §1201(a), or that infringes by any means, directly or indirectly, any Plaintiffs’ exclusive rights in any copyrighted work under Section 106 of the Copyright Act, 17 U.S.C. §106.

We were required to cease and have ceased filtering and streaming all movies and television programs owned by the Plaintiffs.

The foregoing description of the permanent injunction is a summary and is qualified in its entirety by the California Court’s orders.

Chapter 11 Bankruptcy

On October 18, 2017, we filed a voluntary petition for relief under chapter 11, title 11 of the United States Code in the United States Bankruptcy Court for the District of Utah, or the Bankruptcy Court, case number 17-29073, or the Bankruptcy Case. On November 17, 2020, the Bankruptcy Court issued a final decree closing the Bankruptcy Case. See “General Information as to Our Company -- History of the Business --Bankruptcy Reorganization” for more information.

ClearPlay Litigation

In 2014, we responded to a contention by ClearPlay that we (VidAngel) infringed on certain ClearPlay patents by suing ClearPlay in the United States District Court for the Central District of California (the case was later transferred to Utah). In doing so, we requested judicial determinations that our technology and service did not infringe eight patents owned by ClearPlay and that the patents were invalid. In turn, ClearPlay counterclaimed against us alleging patent infringement. On February 17, 2015, the case was stayed pending inter partes review by the United States Patent and Trademark Office, or the USPTO, of several of ClearPlay’s patents. We were not party to or involved in the USPTO’s review of those patents. Owing to those proceedings, on May 29, 2015, the Utah trial court closed the case without prejudice to the parties’ rights to reassert any or all claims later. In July and August 2015, many of ClearPlay’s patent claims, including many of the claims asserted against us, were invalidated by the USPTO. Some of ClearPlay’s other patent claims were upheld and still others were never challenged in the USPTO. Following the USPTO’s rulings, ClearPlay appealed some of the USPTO’s invalidity decisions to the United States Court of Appeals for the Federal Circuit. The findings of invalidity were all affirmed by the Federal Circuit on August 16, 2016. On October 31, 2016, the magistrate judge, Brooke C. Wells, conducted telephonic status conferences in this and a related case brought by ClearPlay against DISH Network and ordered that both cases be re-opened. Subsequently, Magistrate Judge Wells granted ClearPlay’s motion to stay the litigation at least until a decision is rendered on the preliminary injunction by the Ninth Circuit. On October 12, 2017, the magistrate judge ordered the case stayed again, this time until a final decision is rendered in the Disney Litigation. On February 14, 2018, ClearPlay filed a claim in our chapter 11 proceeding seeking an unliquidated sum. On April 14, 2020, the trustee appointed in our Bankruptcy Case filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety. On October 21, 2020, the Bankruptcy Court issued an order converting the trustee’s objection to Clearplay’s claim in the Bankruptcy case to an adversary proceeding. The case was transferred to the United States District Court for the Central District of Utah.

On April 20, 2021, the court lifted the stay as the final decision in the Disney Litigation had been determined and we were no longer in bankruptcy. VidAngel Entertainment assumed responsibility for defense of the ClearPlay litigation, and any settlement discussions thereto, as part of the Asset Purchase Agreement. On November 4, 2021, we informed that court that we sold VidAngel and VidAngel Entertainment is the successor. On January 14, 2022, ClearPlay filed a response stating Angel Studios and VidAngel Entertainment is liable for past infringement as they are the successor to VidAngel. The Court has not yet addressed this issue.

On December 20, 2021, we served non-infringement and invalidity contentions concerning the patents asserted in this case. On January 7, 2022, ClearPlay filed a motion seeking to add additional causes of action under the Digital Millennium Copyright Act and Utah state law for alleged tortious interference, which we opposed on February 4, 2022. On June 23, 2022, the Court granted leave for ClearPlay to amend its complaint to add these claims but deferred to a later stage of the proceedings any ruling on the futility of the claims. We continue to pursue, contest, and defend this case vigorously, but as a result of the stays that have been entered in this case, the case remains in its early stages.

On December 8, 2023, the Court held a Markman hearing to construe the scope and meaning of certain disputed claim terms in the asserted patents. At the conclusion of the hearing, the Court took the matter under submission. The timing and results of the Court’s ruling remain undetermined, and no deadlines or other case activities are scheduled to occur while the parties await the Court’s ruling. We will continue to pursue, contest, and defend this case vigorously. Because no claim construction ruling has been issued yet, the case remains at a relatively early stage.

The Chosen Arbitration

Our business currently generates a moderate portion of our total revenue from distribution activities related to the Chosen Agreement. The Chosen Agreement outlines the current contractual arrangement between the parties pursuant to which we were granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the series “The Chosen,” and any future audiovisual productions derivative thereof. Revenue from distribution activities related to the Chosen Agreement currently accounts for a large percentage of our revenue. If a material breach of the Chosen Agreement were to ever occur, and if The Chosen was able to terminate the Chosen Agreement as a result of the material breach, it would likely have a material adverse impact on our business, results of operations, and financial condition.

On April 4, 2023, The Chosen initiated private binding arbitration against the Company alleging certain material breaches of contract under the Chosen Agreement, seeking to terminate the Chosen Agreement pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the television series “The Chosen,” and any future audiovisual productions derivatives thereof. On May 28, 2024, the arbitrator in the arbitration proceedings issued the Interim Arbitration Award granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Award granted The Chosen monetary damages in the amount of $30,000, plus costs and potential recovery of an allocable portion of its attorney fees, the amounts of which, if any, will be determined in the Phase 2 Proceedings. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising.

The Company disagrees with the arbitrator’s decision regarding the breach of contract claims and the termination of the Chosen Agreement and intends to seek appellate review of the the Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement, following the Phase 2 Proceedings and the subsequent issuance of the Arbitration Award. Unless and until a favorable outcome of such appellate review is determined, the Company will fully comply with the Interim Arbitration Award and the Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters.

Market Information

There is no established public trading market for any class of the Company’s capital stock, including its Class B Common Stock or its Class C Common Stock, and we do not expect a public trading market to develop. The Company has not agreed to register any securities of the Company under the Securities Act for sale by stockholders.

Holders

As of August 27, 2024, there were (i) 10,939,165 shares of Class A Common Stock issued and outstanding, which were held by approximately 27 shareholders of record; (ii) 3,346,358 shares of Class B Common Stock outstanding, which were held by approximately 9,942 shareholders of record; (iii) 1,889,060 shares of Class C Common Stock outstanding, which were held by approximately 23 shareholders of record; and (iv) 9,745,353 shares of Class F Common Stock outstanding, which were held by approximately 67 shareholders of record.

Dividends

We have never paid cash dividends on any of our capital stock, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our Common Stock, including our Offered Shares, in the foreseeable future. Further, we will not be permitted to pay cash distributions to our equity holders until such time as we have made all payments required under the Reorganization Plan, on which the final payment is not due to be made until July 15, 2034. See “Risk Factors - General Risks of an Investment in Us” for more information.

Equity Compensation Plan Information

The following table reflects the securities authorized for issuance under our Stock Incentive Plan and our Performance Equity Plan as of December 31, 2023. The material features of our Stock Incentive Plan and our Performance Equity Plan are described under “Compensation of Directors and Executive Officers--Principal Elements of Compensation.”

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,702,110		$9.41	2,664,879
Equity compensation plans not approved by security holders	---	$	---	---
Total	3,702,110		$9.41	2,664,879

PLAN OF DISTRIBUTION

We are offering up to 661,375 shares of our Class C Common Stock, at an offering price of $30.24 per share. The Minimum Investment Amount is $151.20, subject in each case to acceptance of a lesser amount by the Company in its sole and exclusive discretion. None of the Offered Shares are being offered or sold by our current stockholders pursuant to this offering circular. All net proceeds of this Offering will go to the Company.

We and our management are directly offering the common stock on a “best efforts” basis. The Company intends to market the Offered Shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting its offering circular or “testing the waters” materials on an online investment platform. VAS Portal, LLC (“VAS Portal”), owned by Harmon Ventures, LLC, (“Harmon Ventures”), which is owned indirectly by our CEO, Mr. Harmon, and two of his brothers, Jeffrey Harmon and Daniel Harmon, will provide a software platform (the “Platform”), to the Company for use in conjunction with this offering. The Offered Shares being offered hereby will only be offered by associated persons of Angel Studios, Inc. through the Angel Studios website at invest.angel.com/angel-2. The Company’s offering circular will be furnished to prospective investors in this Offering via download 24 hours a day, 7 days a week on its website invest.angel.com/angel-2.

In conducting the Offering, the associated persons of the Company intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. No commissions or other compensation will be paid to associated persons of the Company with respect to sales initiated by them. We will only offer our shares for sale in jurisdictions where such offers are permitted. The Company has engaged Rialto, a broker-dealer registered with the SEC and a member of FINRA, to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services.

The Offering will terminate on the earlier of (i) the date on which all of the Offered Shares offered have been issued or (ii) the close of business on the date one (1) year from the date the Offering Statement is qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”).

The Company may undertake one or more closings on an ongoing basis. After each Closing, funds tendered by investors will be available to the Company. After the initial closing of this Offering, the Company expects to hold Closings on at least a monthly basis.

The Company is offering its securities in all states.

The Company has engaged Rialto, a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept the investor as a customer.

•	Review each investor’s subscription agreement to confirm such investors participation in the Offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.

•	Not provide any investment advice nor any investment recommendations to any investor.

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g., as needed for AML and background checks).

•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Rialto a $20,000 consulting fee. The structure of the consulting fee is as follows:

•	The Company will pay Rialto a $5,000 deposit at onboarding.
•	The Company will also pay the $3,500 FINRA 5110 filing fee to Rialto prior to the filing being submitted to FINRA.
•	The Company will pay the remaining $15,000 of the consulting fee within 10 days of receiving a no objection letter from FINRA.
•	If the Company does not proceed with the offering after receiving the no objection letter from FINRA, the company will be charged a $5,000 early termination fee, unless the termination is for cause as described in the agreement.

No Minimum Offering Amount

The Offered Shares being offered will be issued in one or more closings. No minimum number of Offered Shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

No Selling Members

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

HOW TO SUBSCRIBE

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase whole and fractional shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their Offered Shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be established by the Company’s escrow facilitator, North Capital (the “Escrow Facilitator”). The funds tendered by potential investors will be held by the Escrow Facilitator in a segregated account exclusively for the Company’s benefit. Funds will be transferred to the Company at each Closing. The form of escrow agreement can be found in the Offering Statement of which this offering circular is a part.

Investors will be required to complete a subscription agreement in order to invest, pursuant to which an investor will irrevocably subscribe to purchase the Offered Shares. The investor will not be entitled to any refunded funds unless the Company terminates the Offering, or the Company rejects the subscription in whole or in part.

The subscription agreement also includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Rialto will review all subscription agreements completed by the investor. After Rialto has completed its review of a subscription agreement for an investment in the Offered Shares, the funds may be released by the Escrow Facilitator.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Rialto will have up to three days to ensure all the documentation is complete. Rialto will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Facilitator for the benefit of the Company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Facilitator.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and/or in the event the Company receives oversubscriptions in excess of the Maximum Offering Amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Rialto has not investigated the desirability or advisability of investment in the Offered Shares nor approved, endorsed or passed upon the merits of purchasing the Offered Shares. Rialto is not participating as an underwriter and, under no circumstance, will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Rialto is not distributing any offering circulars or making any oral representations concerning this offering circular or this Offering. Based upon Rialto’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Rialto in this Offering as any basis for a belief that it has done extensive due diligence. Rialto does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or offering circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue the Offered Shares to the investor. The Transfer Agent will notify an investor when the Offered Shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Facilitator

The Escrow Facilitator has not investigated the desirability or advisability of investment in the Offered Shares nor approved, endorsed or passed upon the merits of purchasing the Offered Shares.

The estimated fees payable by the Company to the Escrow Facilitator are as follows:

•	Escrow Administration Fee: $575 set-up and administration for 12 months (or partial period); $250 for each additional 12 months (or partial period)

•	Issuer Routable Account Number: $150 per month

•	Out-of-Pocket Expenses: Billed at cost

•	Check Disbursements: $10.00 per check (incoming/outgoing)

•	Transactional Costs: $100.00 for each additional escrow break

•	$150.00 for each escrow amendment

•	$100.00 for reprocessing a closing

•	Wire Disbursements: $25.00 per domestic wire (incoming/outgoing)

•	$45.00 per international wire (incoming/outgoing)

•	ACH Disbursements: 0.15% on the amount transferred

•	ACH Dispute/Chargeback: $50.00 per reversal/chargeback

•	ACH Failure Return Fee: $1.50 per failure/return

•	Plaid Bank Verification Fee: $1.80 per linked account

•	Credit Card Transaction Fees Percentage Rate: 3.15% on the amount transferred

•	Credit Card Transaction Fees Base Rate: $0.70 per each transaction

•	Credit Card Dispute/Chargeback Fee: $50.00 per reversal/chargeback

•	Bad Actor Checks: $100.00 per covered person

VAS Portal agrees to engage the Escrow Facilitator for its services. Therefore, any duplicative fees described in Section 3 of the Portal Issuer Agreement Rider (the “VAS Agreement Rider”) will be paid by the Company to the Escrow Facilitator.

Transfer Agent

The Company has also engaged Carta, Inc. (“Transfer Agent”), a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in any court in the State of Utah sitting in Salt Lake City, or the United States District Court for the District of Utah, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

DESCRIPTION OF SECURITIES

We were formed as a corporation under the laws of the State of Delaware. The rights of our stockholders are governed by Delaware law as well as our Amended and Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), and, for holders of shares of our Class B Common Stock, by our Amended and Restated Class B Stockholders Agreement (the “Class B Stockholders Agreement”). The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter, our Bylaws and the Class B Stockholders Agreement. For a complete description of our capital stock, you should refer to our Charter, our Bylaws the Class B Stockholders Agreement, and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

As of August 27, 2024, our authorized capital stock consists of 85,000,000 shares of Common Stock, par value $0.001 per share. Of that amount, as of June 18, 2024, (i) 27,500,000 shares have been designated as Class A Common Stock, with 10,939,165 shares of Class A Common Stock issued and outstanding; (ii) 4,000,000 shares have been designated as Class B Common Stock, with 3,346,358 shares of Class B Common Stock issued and outstanding; (iii) 38,000,000 shares have been designated as Class C Common Stock, with 1,889,060 shares of Class C Common Stock issued and outstanding; and (iv) 15,500,000 shares have been designated as Class F Common Stock, with 9,745,353 shares of Class F Common Stock issued and outstanding. We are offering up to 661,375 shares of our Class C Common Stock in this Offering.

Common Stock

Voting Rights

The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, including the election of directors. On each such matter, each outstanding share of Class A Common Stock and Class F Common Stock is entitled to five (5) votes, each outstanding share of Class B Common Stock is entitled to fifty-five (55) votes, and each outstanding share of Class C Common Stock is entitled to one (1) vote. There is no cumulative voting.

The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class F Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote, voting together as a single class. The amendment or repeal of the Charter, or the adoption of any provision thereof, requires the affirmative vote of (i) the holders of the majority of the voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of a majority of the voting power of the outstanding shares of two of the following classes of Common Stock: the Class A Common Stock, the Class B Common Stock, and the Class F Common Stock, each voting separately as a class.

Board Size

The total number of authorized directors that constitute our Board of Directors (the “Board”) shall be fixed and determined by the Board pursuant to a resolution adopted by a majority of the Board. The number is currently set to five (5) directors. The Board must consist of at least one (1) director who is elected by our Class A common stockholders, one (1) director who is elected by our Class B common stockholders, and (1) director who is elected by our Class F common stockholders. Once the number of shares of our Class C common stock exceed five percent (5%) of the total issued and outstanding shares of common stock of the Company, our Class C common stockholders will have the right to elect one (1) director to the Board, and the number of directors elected by the Class C common stock shall be at least one (1) director less than the number of directors elected by each of the other classes of common stock.

Election of Directors

So long as shares of our Class F common stock, Class A common stock, or our Class B common stock remain outstanding, holders of such shares will have the right to elect one (1) director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class F common stockholders, our Class A common stockholders, and our Class B Common stockholders must be equal.

Once the number of shares of our Class C common stock, issued and outstanding, exceeds five percent (5%) of the total, issued and outstanding, shares of common stock, the Class C common stockholders will have the right to elect one (1) director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class C common stockholders shall be at least one (1) director less than the number of directors elected by each of the other classes of common stock. If at any time, shall there be no shares of our Class A common stock, our Class B common stock, or our Class F common stock, issued and outstanding, then the holders of Class C common stock will gain the rights to elect the directors associated with the class of common stock for which no shares are issued and outstanding.

If the Maximum Offering Amount is raised, the Class C common stockholders will make up approximately 9.6% of the total stockholders of the Company.  If there is sufficient Class C common stock issued and outstanding as set forth above, the number of authorized directors representing the Class C common stock shall be at least one authorized director less than the number of authorized directors representing each of the other classes of common stock. Because each Class of common stock is currently represented by one (1) representative director, the holders of the Class C common stock will not have the power to elect a director unless the size of the Board is increased.

Meetings

The annual meeting of the stockholders shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. Special meetings of the stockholders shall be called by the Board, chairperson of our Board, the Chief Executive Officer or President (in the absence of a Chief Executive Officer), or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting. The only business that may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Dividends

Dividends may be paid on the outstanding shares of the Offered Shares as and when declared by the Board, out of funds legally available therefor.

Right to Receive Liquidation Distributions

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of the Offered Shares will be entitled to share ratably in the distributable assets of the Company remaining after satisfaction of the prior preferential rights of any preferred stock, if any, and the satisfaction of all of our debts and liabilities.

Rights and Preferences

Holders of common stock shall have the same rights and privileges and shall rank equally with, and have identical rights and privileges as, holders of all other shares of the common stock, except with regard to voting rights as described above. Other than the conversion rights described below, holders of the Company’s common stock have no preemptive, exchange, sinking fund, redemption or other rights.

Voluntary and Automatic Conversion into Class C Common Stock

Each share of Class A Common Stock, Class B Common Stock and Class F Common Stock shall be convertible into one share of Class C Common Stock at the option of the holder at any time upon written notice to the Company's transfer agent.

In addition, each share of Class A Common Stock, Class B Common Stock and Class F Common Stock shall automatically convert into one share of Class C Common Stock upon the earliest of (i) certain transfers of such shares, (ii) in the case of shares of Class B Common Stock, the date on which a holder owns, together with its affiliates, more than 8,333 shares of Class B Common Stock (the “Class B Cap”), but only the shares the holder owns, together with its affiliates, above the Class B Cap will be so converted, and (iii) the date specified by a written notice and certification request by the Company to the holder of such share(s) requesting a certification verifying such holder’s ownership of such share(s) and confirming that a conversion to Class C Common Stock has not occurred, provided that no automatic conversion shall occur where the holder furnishes a certification satisfactory to the Company prior to the specified date (in each case, as more fully set forth in our Amended and Restated Certificate of Incorporation).

Finally, each share of Class A Common Stock, Class B Common Stock and Class F Common Stock held of record by a natural person shall automatically convert into one share of Class C Common Stock upon the death or permanent incapacity of such holder (as more fully set forth in our Charter).

Conversion of Class A Common Stock into Class F Common Stock

During 2022, current and prior Company employees and contractors with shares of Class A Common Stock elected to convert their Class A Common Stock into shares of Class F Common Stock. Class F Common Stock is exclusively reserved for current and prior employees and contractors of the Company.

The conversion of Class A Common Stock to Class F Common Stock has no impact on the overall number of outstanding shares of the Company's Common Stock. The conversion, and resulting ownership of Class F common stock rather than Class A common stock, affects the voting rights of the respective shareholders only in that, on matters where holders of common stock vote separately as a class, each respective shareholder will be entitled to vote as a holder of Class F common stock rather than as a holder of Class A common stock.

Restrictions on Ownership and Transfer

Our Bylaws provide for a right of first refusal on behalf of the Company to purchase a stockholder’s shares of Common Stock prior to any sale, assignment, pledge or transfer thereof, subject to certain exemptions described in our Charter. Such provisions may have the effect of discouraging, delaying or preventing a merger or other transaction that a stockholder may consider favorable. Unless or until the Offered Shares are listed on an exchange and made available for trading, no holder of Common Stock, including the Class C Common Stock, shall sell, assign, pledge or in any manner transfer any of the Common Stock of the Company or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without first giving written notice thereof to the Company, who then shall have the right to purchase the Common Stock from the holder, subject to certain limitations.

Description of Charter and Bylaws

The Company is governed by our Charter and our Bylaws. The following summary describes certain material provisions of our Charter and our Bylaws, but does not purport to be a complete description of our Charter, our Bylaws or any combination of the two, and is qualified in its entirety by the provisions of our Charter and our Bylaws, copies of which are filed as exhibits to this Offering Statement.

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the DGCL, the business and affairs of the Company are controlled by, and all powers are exercised by, our Board. Our Board is required to consist of a number of directors to be set from time to time by the Board, subject to certain requirements for representation of each class of Common Stock.

As of the date of this Offering Statement of which this offering circular is a part, our Board is comprised of Neal Harmon, Paul Ahlstrom, Katie Liljenquist, Dalton Wright, and one vacant seat. Our Board is elected each year at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, or by a sole remaining director. Any other vacancies occurring in our Board may be filled by the affirmative vote of the remaining directors, subject to, in certain scenarios, an overriding vote by the stockholders entitled to vote in such decision. A director may resign at any time, and the stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders entitled to vote in such decision. Additionally, the Board may, pursuant to a resolution adopted by a majority of the Board, provide for one or more additional authorized directors to be elected by all stockholders in order to bring certain subject matter experience or expertise to the Board.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Our Board may designate one or more committees. Such committees must consist of one or more directors. Any such committee, to the extent permitted by applicable law, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

Officers

The Board has the authority to select the officers of the Company. As of the date of this Offering Statement of which this offering circular is a part, the Company’s officers consist of a Chief Executive Officer, a Chief Content Officer, a President, a Chief Operating Officer, and a Chief Financial Officer and Secretary. In addition, the Board may elect a chairperson, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the Bylaws. Two or more offices may be held by the same person. Currently, our officers are: (i) Neal Harmon, Chief Executive Officer; (ii) Jeffrey Harmon, Chief Content Officer; (iii) Jordan Harmon, President, (iv) Elizabeth Ellis, Chief Operating Officer; and (v) Patrick Reilly, Chief Financial Officer and Secretary.

At the first meeting of the Board following the annual meeting of stockholders, the Board appoints the officers, however, the Board may also empower the CEO, or the President in the absence of a CEO, to appoint subordinate officers and agents for us. Each officer so elected holds office until such officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer is required to perform such duties as are provided in the Bylaws or as the Board may from time to time determine.  Subject to the rights, if any, of an officer under any employment agreement, any officer may be removed, with or without cause, by the affirmative vote of a majority of the Board.  An officer may resign at any time on giving notice to the Board. Our CEO is in charge of the general affairs of the Company, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the CEO or the Board may delegate the powers and duties of such officer to any other officer or to any director.

Indemnification

The Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer of the Company made or threatened to be made a party to or who is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company has the power to indemnify, to the fullest extent permitted by law, any employee or agent of the Company made or threatened to be made a party to or who is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Offering Statement of which this offering circular is a part.

Overview

During 2023, Angel Studios made headlines with the launch of our new theatrical division and release of “His Only Son,” which debuted at #3 in the U.S. box office (https://www.the-numbers.com/box-office-chart/daily/2023/03/31). On July 4, 2023, we once again made waves with the theatrical release of “Sound of Freedom,” which debuted at #1 in the U.S. box office (https://www.the-numbers.com/box-office-chart/daily/2023/07/04). Subsequent release dates for international locations followed. Our innovative theatrical strategy combines the power of the Angel Guild’s predictive capabilities in identifying movies that deserve a theatrical release, with the efficiency of crowdfunded prints and advertising (“P&A”) funds to market the film. In addition, using our Theatrical Pay-it-Forward technology, we offer a community-based in-person cinema experience whereby, after experiencing a film in the theater, people have the opportunity to share that experience with others by purchasing tickets, through the Angel App or on our website, for those who would not otherwise watch the movie at a theater.

We continue to produce our own original content and seek relationships with artists, and other content filmmakers. We have partnered with several other filmmakers, who are at various stages at either raising capital, creating content, and/or already streaming on the Angel Studios ecosystem.

Results of Operations

Comparison of the Six Months Ended June 30, 2024 and 2023

The following represents our performance highlights for the six months ended June 30, 2024, as compared to the six months ended June 30, 2023:

	For the Six Months Ended June 30,		Change
	2024	2023	2024 vs. 2023
Revenues	$45,364,632	$39,468,441	$5,896,191	15%
Cost of revenues	23,231,209	18,400,640	4,830,569	26%
Selling and marketing	38,291,678	21,915,396	16,376,282	75%
General and administrative	9,913,236	7,094,067	2,819,169	40%
Research and development	8,033,936	6,278,432	1,755,504	28%
Legal expense	8,709,589	464,043	8,245,546	1,777%
Net gain on digital assets	(732,410)	—	(732,410)	100%
Operating loss	(42,082,606)	(14,684,137)	(27,398,469)	187%
Interest expense	(1,517,070)	(335,188)	(1,181,882)	353%
Interest income	1,826,501	490,481	1,336,020	272%
Loss before income tax benefit	(41,773,175)	(14,528,844)	(27,244,331)	188%
Income tax benefit	(4,403,068)	—	(4,403,068)	100%
Net loss	$(37,370,107)	$(14,528,844)	$(22,841,263)	157%

Revenues

During the six months ended June 30, 2024, the increase in revenues was due to several factors: 1) our theatrical release revenues increased by $7.4 million as a result two theatrical releases during this period in 2024 compared to just one theatrical release during this period in 2023; 2) Angel Guild revenue increased by $12.2 million during the six months ended June 30, 2024, compared to the six months ended June 30, 2023, as the Angel Guild did not launch until the second quarter of 2023; 3) content licensing revenue increased by $7.9 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023, mainly as a result of the performance obligations being completed during this period in 2024 for content licensing deals whereas no similar deals took place during this period in 2023; and 4) TVOD and EST revenue increased by $800k during the six months ended June 30, 2024 as a result of increased content being offered for sale or rental when compared to the six months ended June 30, 2023. This increase in revenues was offset by 1) a decrease in Pay it Forward revenue of $18.3 million, largely as a result of season 3 of The Chosen being released on our platform during this period in 2023 and no similar releases occurring during this period in 2024 as well as our focus transitioning away from Pay it Forward and focusing more on the Angel Guild; and 2) digital and physical media sales decreased by $3.8 million as sales have not been as strong during 2024 compared to 2023.

Operating Expenses

Our cost of revenues increased during the second quarter of 2024 as the increased revenues resulted in higher distribution, licensing, and royalty costs. The increase in sales and marketing expense was primarily due to the promotion of the Angel Guild and increasing memberships, as well as current and future theatrical releases. As the Company continues to bring on additional content, drive Angel Guild memberships, and promote future theatrical releases, this cost is expected to continue to rise.

Higher general and administrative costs were related to the increased support staff necessary to manage the continued and expected growth of the business, while higher research and development costs were due to the addition of personnel necessary to continue our focus on improving existing products, optimizing existing services, and developing new technology to better meet the needs of our customers and partners.

The increase in legal expenses was largely a result of legal costs associated with The Chosen arbitration and estimated liabilities as a result of the outcome of the arbitration. For more information, see Part II – Other Information – Item 1. Legal Proceedings.

The increase in interest expense is related to a higher amount of print and advertising notes entered into and outstanding during the six months ended June 30, 2024, compared the six months ended June 30, 2023.

The increase in interest income is the result of a more favorable rate environment for cash deposits, and from the Company’s cash reserves being moved to higher interest-bearing accounts during the six months ended June 30, 2024, compared the six months ended June 30, 2023.

The Company recognized an income tax benefit during the six months ended June 30, 2024, compared to no benefit during the six months ended June 30, 2023, as a result of releasing our income tax valuation allowance during the third quarter of 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following represents our performance highlights for the years ended December 31, 2023 and 2022, and should be read in conjunction with our audited consolidated financial statements, included herein:

	For the Years Ended December 31,		Change
	2023	2022	2023 vs. 2022
Revenues	$202,437,316	$75,516,562	$126,920,754	168%
Cost of revenues	86,032,540	40,392,001	45,640,539	113%
Sales and marketing	74,181,413	19,257,984	54,923,429	285%
General and administrative	18,121,437	12,049,547	6,071,890	50%
Research and development	13,905,426	12,345,518	1,559,908	13%
Legal expense	2,038,974	802,044	1,236,930	154%
Write-down of digital assets	4,000	5,065,413	(5,061,413)	-100%
Net operating income (loss)	8,153,526	(14,395,945)	22,549,471	-157%
Interest expense	3,657,958	694,374	2,963,584	427%
Interest income	1,819,121	614,426	1,204,695	196%
Net income (loss) before provision for income taxes	6,314,689	(14,475,893)	20,790,582	-144%
Income tax provision (benefit)	(2,697,435)	(765,185)	(1,932,250)	253%
Net Income (loss)	$9,012,124	$(13,710,708)	$22,722,832	-166%

Revenues

The following represents our revenues for the years ended December 31, 2023 and 2022:

	For the Years Ended December 31,		Change
	2023	2022	2023 vs. 2022
Theatrical release revenue	$106,838,828	$4,720,674	$102,118,154	2163%
Content licensing revenue	34,187,217	11,230,655	22,956,562	204%
Pay-It-Forward revenue	35,287,182	33,980,046	1,307,136	4%
Digital and physical media revenue	22,520,612	24,302,795	(1,782,183)	-7%
Angel Guild revenue	2,940,290	-	2,940,290	100%
Other revenue	663,187	1,282,392	(619,205)	-48%
Total revenue	$202,437,316	$75,516,562	$126,920,754	168%

Historically, our primary source of revenue is the sale of digital and physical products related to content we either produce ourselves or distribute for third parties. In 2023, theatrical release revenue increased by $102.1 million as a result of the launch of our theatrical division and the release of four feature-length films. Content licensing revenue increased by $23.0 million due to licensing arrangements for certain films after their theatrical runs. Pay-It-Forward revenue was largely flat year-over-year. Digital and physical media revenue decreased by $1.8 million due to weaker sales related to The Chosen. Angel Guild revenue increased by $2.9 million due to the creation of the Angel Guild memberships and subsequent membership growth.

Operating Expenses

Our cost of revenues increased significantly in 2023 as the increased revenues resulted in higher licensing and royalty costs. The increase in sales and marketing expense was primarily due to the increased advertising costs necessary to launch our theatrical releases. As the Company continues to bring on additional content and promote future theatrical releases, this cost will be expected to continue to rise. Marketing expenses also includes the cost incurred by us to purchase movie tickets for giving away, which costs are offset by the pay-it-forward receipts we receive from customers who pay-it-forward for others to see the show. The total amount of pay-it-forward receipts that were offset against selling and marketing costs during the years ended December 31, 2023, and 2022, was $23.8 million and $0, respectively.

Higher general and administrative costs were related to the increased support staff necessary to manage the continued and expected growth of the business, while higher research and development costs were due to the addition of headcount necessary to continue our focus on improving existing products, optimizing existing services, and developing new technology to better meet the needs of our customers and partners.

In 2021, we invested an aggregate of approximately $10,600,000 in bitcoin to further diversify returns on cash and cash equivalents balances that are not required to maintain adequate operating liquidity. For the year ended December 31, 2022, the current carrying value of the digital assets exceeded the fair value based on open markets and as such we recorded an impairment loss of $5,065,413 on the digital assets. Only minor impairment occurred during the same period in 2023.

The increase in legal expenses was largely a result of increased headcount with the continual growth of the Company.

In 2022 and 2023, the Company entered into various print and advertising notes (each, a “P&A Note”) with various institutional and retail investors, totaling approximately $22 million, related to the film Sound of Freedom and other films, and approximately $3 million of related interest expense was recognized during 2023. Specifically, in November 2022, the Company entered into a P&A Note under which the Company could draw up to $5 million related to print and advertising expenses incurred during the theatrical release of specific content. The November 2022 P&A Note had a maturity date of March 31, 2023, and was payable along with a 10% coupon on the aggregate amount drawn. The principal and all outstanding interest on the November 2022 P&A Note were paid in full in March 2023. In addition, in June 2023, the Company utilized the Angel Funding Portal to facilitate the crowdfunding of a P&A Note in the amount of approximately $5 million in anticipation of the release of Sound of Freedom, in exchange for revenue participation rights in the film. The payback date of the June 2023 P&A Note was based on the timing of cash collections from the theatrical run of Sound of Freedom and was payable, directly to the investors, along with a 20% coupon on the aggregate amount raised. As of December 31, 2023, the principal and all outstanding interest on the June 2023 P&A Note had been repaid in full. Further, during 2023, the Company entered into several additional rounds of P&A Notes with institutional investors, in the aggregate amount of approximately $20.4 million, in anticipation of the release of several different films, in exchange for revenue participation rights of the films. The payback dates of these 2023 P&A Notes are based on the timing of cash collections from the various theatrical runs of the films and are payable along with a 10% coupon on the aggregate amount raised, As of December 31, 2023, $17 million of principal on the 2023 P&A Notes and $1.7 million in related interest had been repaid, with the remaining amount repaid by February 2024. For additional information on these P&A Notes, see Notes 7 and 12 of the December 31, 2023 audited consolidated financial statements.

The increase in interest income is the result of a more favorable rate environment for cash deposits, and from the Company’s cash reserves being moved to higher interest-bearing accounts in early 2023.

Liquidity and Capital Resources

Operating and Capital Expenditure Requirements

	As of		Change
	June 30, 2024	December 31, 2023	2024 vs. 2023
Cash and cash equivalents	$4,386,163	$25,201,425	$(20,815,262)	(83)%
Accrued settlement costs	4,502,047	4,625,854	(123,807)	(3)%
Notes payable	3,542,680	4,160,277	(617,597)	(15)%

Cash and cash equivalents decreased $20.8 million in the six months ended June 30, 2024, primarily due to cash used in operating activities of $29.5 million offset by the net proceeds of issuance of Common Stock of $8.2 million.

To date, we have funded a significant portion of our operations through private and public offerings of Common Stock and raise of money through notes payable. As of June 30, 2024, we had cash on hand of approximately $4.4 million. We have accrued settlement costs in the amount of $4.5 million, payable over forty-one (41) remaining equal quarterly installments of $176,786. The expense was recorded at the present value of the obligation with an imputed interest rate of 10%. The short-term obligation related to these settlement costs as of June 30, 2024 was $266,735, and the long-term portion is $4,235,312. We also had notes payable for print and advertising notes in the amount of $3,542,680 with amounts due based on timing of certain cash proceeds, but which amounts are expected to be paid by the end of 2024. As we continue to grow, we expect to raise additional funds to cover any shortfall in operating needs. We project that our existing capital resources, including cash, accounts receivables, licensing receivables, and the ability to sell our digital assets if necessary, will be sufficient to meet our operating requirements for at least the next 12 months.

The condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these financial statements. For the six months ended June 30, 2024, the Company incurred a net loss of approximately $37,300,000 and used cash in operating activities of approximately $29,500,000. The Company had an accumulated deficit of approximately $47,400,000 as of June 30, 2024. A significant portion of the net loss for the six months ended June 30, 2024, was due to a one-time contractual commitment for marketing spend on a theatrical release and increased marketing expenses to grow Angel Guild subscriptions. Management does not anticipate the same level of marketing spend as a percentage of revenue for future theatrical releases. The distribution agreement with the Chosen, which has generated significant past revenues, was canceled during the quarter ended June 30, 2024. The Company could also be required to make payments as a result of unfavorable outcomes of litigation. Management anticipates that the Company will continue to incur operating losses and use cash in operating activities for the rest of 2024 and into 2025.

Management is working to increase revenues through the growth of Angel Guild subscriptions, the Company’s pipeline of theatrical releases in the second half of 2024 and in 2025, and additional streaming agreements. The Company holds Bitcoin assets valued at approximately $9,916,000 as of June 30, 2024. The Company finances marketing activities for theatrical releases through print and advertising loan agreements with individual and institutional investors. Additionally, the Company has raised capital through the sale of common stock, generating approximately $7,500,000 during the year ended December 31, 2023, and approximately $8,250,000 during the six months ended June 30, 2024. Management believes it will be able to fund operating capital shortfalls for the next year through the issuance of debt and common stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling common stock on acceptable terms proves challenging, the Company would need to significantly cut back on operations, which could materially affect our financial condition and/or our ability to continue as a going concern.

Discussion of Operating, Investing, Financing Cash Flows

Operating Activities. Cash flows used in operating activities for the six months ended June 30, 2024, as compared to the six months ended June 30, 2023, were as follows:

	For the Six Months Ended June 30,
	2024	2023	Net Change
Net cash and cash equivalents used in operating activities	$(29,479,037)	$(10,000,363)	$(19,478,674)

Cash flows used in operating activities for the six months ended June 30, 2024 was $29.5 million compared to cash flows used in operating activities of $10.0 million for the six months ended June 30, 2023. The decrease in cash provided by operating activities during 2024 is due largely to the net loss generated during this period, an increase in licensing receivables of $5.9 million due to increased licensing revenues, an increase in accrued licensing royalties of $3.9 million as a result of increased revenues from theatrical releases, and a change in deferred income taxes of $4.4 million.

Investing Activities. Cash flows provided by investing activities for the six months ended June 30, 2024, as compared to the six months ended June 30, 2023, were as follows:

	For the Six Months Ended June 30,
	2024	2023	Net Change
Purchases of property and equipment	$(244,581)	$(39,356)	$(205,225)
Issuance of note receivable	(1,352,311)	(1,667,213)	314,902
Collections of note receivable	1,688,769	2,750,116	(1,061,347)
Purchase of digital assets	(48,515)	(31,778)	(16,737)
Sale of digital assets	964,178	—	964,178
Investments in affiliates	39,458	(417,863)	457,321
Net cash and cash equivalents provided by investing activities	$1,046,998	$593,906	$453,092

Cash flows provided by investing activities for the six months ended June 30, 2024 was $1,046,998 compared to cash flows provided by investing activities $593,906 for the six months ended June 30, 2023. Both periods saw moderate activity in issuing and collecting repayments on notes receivable, with more collections during 2023 being the result of several of our filmmakers paying us back for our crowdfunding services during each period (see “Notes Receivable” under Notes to the Condensed Consolidated Financial Statements section). We also sold some of our digital assets, which resulted in a gain of $734,127, during the 2024 period.

Financing Activities. Cash flows provided by financing activities for the six months ended June 30, 2024, as compared to the six months ended June 30, 2023, were as follows:

	For the Six Months Ended June 30,
	2024	2023	Net Change
Repayment of notes payable	$(15,784,423)	$(2,000,000)	$(13,784,423)
Receipt of notes payable	15,043,019	10,406,204	4,636,815
Repayment of accrued settlement costs	—	(112,163)	112,163
Exercise of stock options	224,167	15,675	208,492
Issuance of common stock	8,249,971	7,500,000	749,971
Repurchase of common stock	(113,894)	—	(113,894)
Debt financing fees	—	(293,443)	293,443
Net cash and cash equivalents provided by financing activities	$7,618,840	$15,516,273	$(7,897,433)

Cash flows provided by financing activities for the six months ended June 30, 2024 were $7,618,840 compared to cash flows provided by financing activities of $15,516,273 for the six months ended June 30, 2023. During the 2024 period, the Company raised $8.2 million with issuance of Common Stock and $15.0 million for print and advertising related activities and repaid $15.8 million for print and advertising related activities during the same period. During the 2023 period, the Company raised $7.5 million with issuance of Common Stock and $10.4 million for print and advertising related activities and repaid $2.0 million for print and advertising related activities during the same period.

Comparison of the Years Ended December 31, 2023 and 2022

	For the Years Ended December 31,
	2023	2022	Net Change
Net cash flows provided by (used in) operating activities	$5,912,192	$(11,663,251)	$17,575,443
Net cash flows provided by (used in) investing activities	(688,114)	(3,496,899)	2,808,785
Net cash flows provided by financing activities	9,253,655	1,623,265	7,630,390
Effect of changes in foreign currency exchange rates on cash and cash equivalents	2,064	-	2,064
Net increase (decrease) in cash and cash equivalents	$14,479,797	$(13,536,885)	$28,016,682

For the years ended December 31, 2023, and December 31, 2022, cash and cash equivalents increased by $14.48 million and decreased by $13.54 million, respectively. The components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by (used in) operating activities for the years ended December 31, 2023, and December 31, 2022, were as follows:

	For the Years Ended December 31,
	2023	2022	Net Change
Net cash flows provided by (used in) operating activities	$5,912,192	$(11,663,251)	$17,575,443

Cash flows provided by operating activities for the year ended December 31, 2023, was $5.9 million compared to cash flows used in operating activities of $11.7 million for the year ended December 31, 2022. The increase in cash provided by operating activities during 2023 is due largely to the net income generated during this period and successful launch of our theatrical division, in particular with the release of the film Sound of Freedom. As of December 31, 2023, the Company expected to collect approximately $31.7 million in outstanding receipts and pay approximately $30.4 million in royalties and accrued expenses related to the film. This contrasts with 2022, which incurred net loss of approximately $13.7 million.

Investing Activities. Cash flows used in investing activities for the years ended December 31, 2023, and December 31, 2022, were as follows:

	For the Years Ended December 31,
	2023	2022	Net Change
Purchases of property and equipment	$(572,463)	$(1,135,362)	$562,899
Issuance of note receivable	(3,366,462)	(3,392,877)	26,415
Repayments of note receivable	5,090,166	2,779,320	2,310,846
Purchase of digital assets	(118,965)	-	(118,965)
Investments in affiliates	(1,720,390)	(1,747,980)	27,590
Net cash flows used in investing activities	$(688,114)	$(3,496,899)	$2,808,785

Cash flows used in investing activities for the year ended December 31, 2023, was $0.7 million compared to cash flows used in investing activities of $3.5 million for the year ended December 31, 2022. Both periods saw activity in issuing and collecting repayments on notes receivable, with more collections in 2023 being the result of more of our current filmmakers paying us back for our crowdfunding services (see “Notes Receivables” under Notes to Consolidated Financial Statements section). During both periods, we increased our investment in affiliates by purchasing equity interests in films or shows with respect to which we have entered into licensing and distribution agreements. These investments have been 15 percent or less of total equity in these films or shows. Additionally, during 2022, we incurred additional purchase of property and equipment as a result of the buildout of facilities.

Financing Activities. Cash flows provided by financing activities for the years ended December 31, 2023, and December 31, 2022 were as follows:

	For the Years Ended December 31,
	2023	2022	Net Change
Repayment of notes payable	$(26,751,117)	$-	$(26,751,117)
Receipt of notes payable	28,911,394	2,000,000	26,911,394
Debt financing fees	(305,271)	-	(305,271)
Repayment of accrued settlement costs	(230,005)	(208,373)	(21,632)
Exercise of stock options	235,726	258,855	(23,129)
Issuance of common stock	7,500,001	-	7,500,001
Repurchase of common stock	(107,073)	(427,217)	320,144
Net cash flows provided by financing activities	$9,253,655	$1,623,265	$7,630,390

Cash flows provided by financing activities for the year ended December 31, 2023 was $9.3 million compared to cash flows provided by financing activities of $1.6 million for the year ended December 31, 2022. During 2023, the Company raised $28.9 million from P&A Notes and repaid $26.8 million during the same period. During 2022, the Company raised $2.0 million from P&A Notes with no repayments made during the same period. The Company also raised $7.5 million in equity during the first quarter of 2023 with no comparable raises occurring during 2022.

Trends and Key Factors Affecting Our Performance

Our business has historically generated a significant portion of our total revenue from distribution activities related to our Content License Agreement with The Chosen dated October 18, 2022 the Chosen Agreement. The Chosen Agreement outlined the current contractual arrangement between the parties. Revenue from distribution activities related to the Chosen Agreement has accounted for a moderate percentage of our revenue.

On April 4, 2023, The Chosen initiated private binding arbitration against the Company alleging certain material breaches of contract under the Chosen Agreement, seeking to terminate the Chosen Agreement pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the television series “The Chosen,” and any future audiovisual productions derivatives thereof. On May 28, 2024, the arbitrator in the arbitration proceedings issued the Interim Arbitration Award granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Arbitration Award granted The Chosen monetary damages in the amount of $30,000, plus costs and potential recovery of an allocable portion of its attorney fees, the amounts of which, if any, will be determined in the Phase 2 Proceedings. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising.

The Company disagrees with the arbitrator’s decision regarding the breach of contract claims and the termination of the Chosen Agreement and intends to seek appellate review of the Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement, following the Phase 2 Proceedings and the subsequent issuance of the Arbitration Award. Unless and until a favorable outcome of such appellate review is determined, the Company will fully comply with the Interim Arbitration Award and the Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

We have worked with other filmmakers that have generated a substantial amount of revenue for the Company. We are continuing to work with these and several other filmmakers on new and exciting films and TV shows. However, there is no guarantee that we will be able to earn as much revenue from these new films and TV shows as we have from some of our more successful films and TV shows, including The Chosen. If we are unable to successfully monetize other projects, this may have a material adverse impact on our business, results of operations, and financial condition.

Furthermore, our ability to monetize the content we distribute is heavily reliant on factors currently outside of our control, including, but not limited to, the potential loss of key talent, the potential for budget overruns, the quality of the content produced, the timeliness of the production and subsequent release schedule, and the relationship of the creator with the audience. If we are unable to find ways to mitigate the risks associated with these external factors, it may have a material adverse impact on our business, results of operations, and financial condition.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and results of operations, and which require a company to make its most difficult and subjective judgments. Based on this definition, the Company has identified the critical accounting policies and judgments addressed below. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Long-lived Assets

Intangible assets with finite lives and property, plant and equipment are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.

Income Taxes

We account for income taxes under the liability method, whereby deferred tax asset or liability account balances are determined based on the difference between the financial statement and the tax bases of assets and liabilities using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets when we expect the amount of tax benefit to be realized is less than the carrying value of the deferred tax asset.

Accounting for income taxes involves uncertainty and judgment on how to interpret and apply tax laws and regulations within our annual tax filings. Such uncertainties from time to time may result in a tax position that may be challenged and overturned by a tax authority in the future which could result in additional tax liability, interest charges and possibly penalties.

Stock-Based Compensation

We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all share-based payment awards made to employees based on estimated grant date fair values. The determination of fair value involves a number of significant estimates. We use the Black Scholes option pricing model or the Monte Carlo pricing model to estimate the value of employee stock options which requires a number of assumptions to determine the model inputs. These include the expected volatility of our stock and employee exercise behavior which are based on historical data as well as expectations of future developments over the term of the option. As stock-based compensation expense is based on awards ultimately expected to vest it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Management’s estimate of forfeitures is based on historical experience but actual forfeitures could differ materially as a result of voluntary employee actions and involuntary actions which would result in significant change in our stock-based compensation expense amounts in the future. The fair value of the common stock underlying the employee stock options is estimated using third party valuations, including market, income, and cost valuation approaches.

Other Estimates

See Note 1 to the accompanying December 31, 2023 and 2022 consolidated financial statements included below and starting on page F-1 for further discussion.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks in the ordinary course of our business, including changes in interest rates. Historically, fluctuations in interest rates have not had a significant impact on our operating results. As of June 30, 2024, we had no outstanding variable rate indebtedness, and we have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. In addition, any sales we make that are denominated in a foreign currency will be subject to risks associated with changes in currency exchange rates. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved. Overall, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

As of June 30, 2024, the Company had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

As of December 31, 2023, and 2022, the Company had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Subject to our stockholders’ rights to consent to certain transactions, our business and affairs are controlled by, and all powers are exercised by, our Board. The Board must consist of not fewer than three (3) nor more than five (5) directors, the exact number of whom is to be set from time to time by the Board. The Board is currently set at and consists of five (5) directors: Neal Harmon, Paul Ahlstrom, Katie Liljenquist, Dalton Wright, and one vacant seat. The Board members are elected each year, at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified.

Pursuant to our Certificate of Incorporation, holders of our Class A common stock, Class B common stock, and Class F common stock, voting separately as a class, are each entitled to vote, and elect, independent of the other classes of common stock, one (1) director to our Board. The two (2) additional directors of the Board are voted on and elected by all stockholders. For more information, see “Description of Securities – Common Stock”.

Any newly created directorships resulting from an increase in the authorized number of directors, and any vacancies occurring in the Board, may be filled by the affirmative vote of a majority of the remaining directors. A director may resign at any time, and the stockholders may remove any director or the entire Board at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision. Directors elected to the Board by the holders of our Class A, Class B, or Class F common stock, may only be removed by an affirmative vote of a majority of stockholders of the respective class of common stock, voting in such decision.

The following tables and biographical descriptions set forth certain information, as of December 31, 2023, with respect to the individuals who currently serve as our directors and executive officers:

Directors

Name	Position	Age	Term in Office
Neal Harmon	Class F Representative Director	45	Since October 2013
Paul Ahlstrom	Class A Representative Director	60	Since February 2014
Katie Liljenquist	Class B Representative Director	46	Since June 2022
Dalton Wright	Director	43	Since February 2014

Executive Officers

Name	Position	Age	Term in Office
Neal Harmon*	Chief Executive Officer, Director	45	Since October 2013
Jeffrey Harmon*	Chief Content Officer	41	Since October 2013
Jordan Harmon*	President	32	Since June 2022
Elizabeth Ellis	Chief Operating Officer	46	Since June 2015
Patrick Reilly	Chief Financial Officer and Secretary	42	Since January 2014

*Neal Harmon, Jeffrey Harmon and Jordan Harmon are brothers.

Biographical Information

Biographical information regarding our directors and executive officers is set forth below.

Directors

Neal Harmon, Chief Executive Officer and Class F Representative Director. Neal has served as our Chief Executive Officer since he helped co-found the Company in 2013. Neal is also a member of Harmon Ventures LLC, a Utah limited liability company, our largest stockholder. He is also a managing member of Harmon Brothers, LLC, a Utah limited liability company, a marketing agency he co-founded with his brothers. Neal worked for Orabrush, Inc. from 2009 to 2013, a company he co-founded, where he served in such capacities as Chief Operating Officer and as a member of the board. Since 2005, Neal has also worked for the Neal S Harmon Company, a Utah corporation, as a consultant, entrepreneur and investor, engaging in various activities such as designing and creating a trucking logistics dashboard, to connect shippers and private fleets. Neal received his master’s degree from Brigham Young University in Instructional Psychology and Technology in 2002, and his undergraduate degree from Brigham Young University in American Studies in 2001.

Paul Ahlstrom, Class A Representative Director. Paul joined as our director in 2014. Paul has served as Managing Director of Alta Ventures Mexico Fund I, LP since 2010, where his responsibilities include all aspects of investor relations, evaluating a business’s products or services for potential investment opportunity, creating deal flow, negotiating the terms and conditions in financing rounds, serving as a board member of portfolio companies, and preparing financial statements and financial analysis. Over his career, Paul has directly participated in more than 125 venture capital investments and previously represented vSpring Capital on the boards of Ancestry.com, which was sold in 2007 to a private equity firm and went public in 2009 (NASDAQ:ACOM), Senforce, which was sold to Novell (NASDAQ: NOVL), and Altiris (NASDAQ:ATRS), which went public and was then sold to Symantec (NASDAQ: SYMC), GlobalSim and Aeroprise. Mr. Ahlstrom has also served as an advisor and board to many successful venturebacked startups including Rhomobile sold to Motorola, SpaceMonkey, SendMi, Convert.com and Jott. Paul is the author of the popular book related to business startups, Nail It Then Scale It, and received his B.A. in Communications from Brigham Young University.

Katie Liljenquist, Class B Representative Director. Katie joined as our director in June 2022 and is the designated representative for our Class B stockholders. Katie was an early investor in VidAngel who wanted to promote uplifting entertainment that could be viewed by everyone. Katie currently teaches in the Executive Education program at the University of Utah and is an award-winning professor of negotiations. Katie provides highly customized training in negotiation for business executives across a wide range of industries. Katie studies the psychology of influence and decision making, has authored multiple articles in Harvard’s Negotiation newsletter, and has been published in the premier scientific journal, Science. Katie earned a PhD in Management & Organizations from the Kellogg School of Business.

Dalton Wright, Director. Dalton joined as our director in 2014. Dalton has been a partner at Kickstart Seed Fund, L.P. since 2013, a seed-stage investment fund that develops close relationships with universities, angel groups and entrepreneurs to launch high-growth start-ups in both Utah and the Mountain West. Dalton serves as a director of numerous other corporate boards. From 2009 to 2012, Dalton was Senior Associate and Founding Team Member at Alta Ventures Mexico, a seed, venture, and growth capital fund targeting high growth companies in Mexico. Dalton graduated from the Wharton Business School at the University of Pennsylvania with his M.B.A. in 2014 and holds a B.A. in finance from the University of Utah.

Executive Officers

Neal Harmon, Chief Executive Officer and Class F Representative Director. The background and experience of Mr. Harmon is set forth above.

Jeffrey Harmon, Chief Content Officer. Jeffrey is a co-founder and our Chief Content Officer. Jeffrey is also a member of Harmon Ventures LLC, a Utah limited liability company, our largest stockholder. He is also a managing member of Harmon Brothers, LLC, a Utah limited liability company, which is an online-focused advertising and marketing company he co-founded with his brothers. Jeffrey co-founded Orabrush, Inc. in 2009 and served as its CEO from 2009-2010. He continued to serve as Chief Marketing Officer and Co-Founder of Orabrush from 2010 to 2013. He is currently active with other start-up companies and concepts. He attended Brigham Young University from 2006 to 2008, where he studied business marketing, traditional marketing, internet marketing and business administration.

Jordan Harmon, President. Jordan is a co-founder and was appointed as our President in June 2022. Prior to Angel, Jordan served as co-founder and Head of Marketing at Cove, a home security company. At Cove, Jordan was directly responsible for the marketing initiatives that helped Cove grow into a $100 million business in just four short years. Jordan previously served as Angel’s Chief Marketing Officer in its VidAngel days and was a fractional CMO consultant at Harmon Brothers where he helped grow revenues at multiple companies by more than 300%. Jordan earned a B.S. in Web Development and Design from Brigham Young University–Idaho.

Elizabeth Ellis, Chief of Operations. Liz Ellis is our Chief of Operations. Her duties include overseeing all operating, distribution, domestic and international operations, public relations, and human resources. She is an ICF Professional Certified Coach, and a Gallup-Certified Strengths Coach. From 2009 until she joined us, Liz was the Director of Human Relations and Office Manager at Orabrush, Inc., where she oversaw personnel and was responsible for various operational tasks. Liz holds a B.S. from Brigham Young University.

Patrick Reilly, Chief Financial Officer and Secretary. Patrick began providing consulting services in March 2014 and joined as the Director of Finance in February 2016. Patrick oversees all accounting and finance aspects of the business, including but not limited to budgeting, forecasting, auditing, financial statement preparation and funding. Patrick is a seasoned veteran of tech startups. Prior to joining us, Patrick served as the Financial Controller at Moki Mobility, Inc. a computer software company, from 2013 to February 2016, where he was responsible for all finance and accounting duties. From 2009 to 2013, Patrick was the Vice President of Finance and Financial Controller at Allegiance, Inc. (now Maritz CX), where he was responsible for all finance and accounting duties of the company. Patrick graduated from the University of Utah with his M.B.A in 2020 and holds a B.S. in Business Administration from Utah Valley University.

Legal Proceedings

We currently are, and from time to time might again become, involved in litigation. See “General Information as to Our Company -- Legal Proceedings”, for a discussion of past and ongoing litigation. Notwithstanding such events, to the best of our knowledge, no officer, director or director nominee has been involved in any of the following events occurring during the last ten years that are material to an evaluation of the ability or integrity of such person:

•	Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law where such judgment has not been reversed, suspended, or vacated;

•	Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

•	Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

Messrs. Harmon and Mr. Reilly receive compensation for acting in their capacities as our executive officers. We do not have employment agreements with our named executive officers, and there are no arrangements or plans pursuant to which we provide pension, retirement or similar benefits to our named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our named executive officers in our fiscal years ended December 31, 2023 and December 31, 2022.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Neal Harmon	2022	$181,154	---	---	$8,609	(2)	---	---	$189,763
Chief Executive Officer	2023	$298,869	---	---	$7,085	(2)	---	---	$305,954
Jordan Harmon	2022	$202,315	---	---	$69,279	(3)	---	---	$271,594
President	2023	$245,481	---	---	$67,482	(3)	---	---	$312,963
Patrick Reilly	2022	$293,669	---	---	$87,679	(4)	---	---	$381,348
Chief Financial Officer and Secretary	2023	$307,538	---	---	$46,583	(4)	---	---	$354,121

(1)	The amounts reported for these awards may not represent compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of option awards granted in the applicable year. In accordance with SEC disclosure requirements, the amounts for each such year include the full grant date fair value of such option awards. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(2)	On March 16, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 13,158 shares of our Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in equal monthly increments over one year from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On November 2, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 7,000 shares of our Class A Common Stock with an option price of $8.90 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On October 20, 2023, Mr. Neal Harmon was granted stock incentive options exercisable for 25,448 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Incentive Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(3)

On August 3, 2021, Mr. Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of our Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On April 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Incentive Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(4)

On December 14, 2018, Mr. Reilly was granted stock incentive options exercisable for 20,000 shares of our Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On March 16, 2021, Mr. Reilly was granted stock incentive options exercisable for 11,864 shares of our Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a 12-month period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On September 3, 2021, Mr. Reilly was granted stock incentive options exercisable for 65,907 shares of our Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

On December 2, 2022, Mr. Reilly was granted stock incentive options exercisable for 9,800 shares of our Class A Common Stock with an option price of $11.95 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

On April 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 47,736 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 16,259 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

Principal Elements of Compensation

The compensation of the Company’s executive officers is comprised of (a) base salary; and (b) long-term equity incentives, consisting of stock options, granted under the Company’s Stock Incentive Plan, and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Stock Incentive Plan

In an effort to further our long-term stability and financial success by attracting and retaining personnel, including employees, directors, and consultants, we adopted the 2014 Stock Incentive Plan (the “Prior Stock Incentive Plan”) in February 2014. The Prior Stock Incentive Plan was amended and restated in each of August 2016, July 2020, and February 2021. The Prior Stock Incentive Plan reserved a total of 5,775,000 shares of our Class A Common Stock, later amended to reserve shares of our Class F Common Stock, for issuance thereunder, subject to the condition that the total number of shares issued thereunder shall not exceed 16.5% of the fully diluted outstanding shares of the Company. In October 2023, we adopted the 2023 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan reserves a total of 5,775,000 shares of our Class F Common Stock for issuance thereunder, with 3,692,995 shares reserved as either options outstanding or shares exercised from awards granted under the Prior Stock Incentive Plan, and further subject to the condition that the total number of shares issued thereunder shall not exceed 16.5% of the fully diluted outstanding shares of the Company’s Common Stock. Should any of the awards granted under the Prior Stock Incentive Plan be returned thereto in accordance with the applicable terms, such shares would then become available for issuance under the Stock Incentive Plan, reducing the number of shares reserved under the Prior Stock Incentive Plan. As of August 6, 2024, options exercisable for 4,220,971 shares of Class F Common Stock had been issued pursuant to the Prior Stock Incentive Plan, and options exercisable for 1,828,251 shares of Class F Common Stock had been exercised. As of August 6, 2024, options exercisable for 356,969 shares of Class F Common Stock had been issued pursuant to the Stock Incentive Plan, and no options exercisable for Class F Common Stock had been exercised., with 741,863 shares of Class F Common Stock remaining available for issuance thereunder. Through the use of stock incentives, the Stock Incentive Plan will stimulate the efforts of those persons upon whose judgment, interest and efforts we will largely depend on for the successful conduct of our business and further align those persons’ interests with the interests of our stockholders.

Performance Equity Plan

As an additional measure to further our long-term stability and financial success by attracting and retaining personnel, in October 2023, we adopted the 2023 Performance Equity Plan (the “Performance Equity Plan”) to make awards to certain of our employees, directors, and consultants. Awards made under the Performance Equity Plan are subject to certain performance vesting criteria based on either (i) the Company’s stock price, as quoted on a publicly traded market or stock exchange, being equal to or greater than certain prices (each, a “Vesting Stock Price”) for a minimum of three (3) consecutive months, or (ii) the Company having at least two (2) consecutive independent stock price valuations completed on its common stock (and approved by the Board) that value the Company’s common stock at a price equal to or higher than the Vesting Stock Price applicable to the Award. The Performance Equity Plan reserves a total of 2,797,466 shares of our Class C Common Stock for issuance thereunder. As of August 6, 2024, options exercisable for 1,334,754 shares of Class C Common Stock had been issued pursuant to the Performance Equity Plan, with 1,462,712 shares of Class C Common Stock remaining available for issuance thereunder.

Each of the Stock Incentive Plan and the Performance Equity Plan is administered by our Board. The Board has the power and sole discretion to grant or award a stock incentive (each, an “Award”) thereunder, to any employee of, director of, or consultant to the Company (each, a “Participant”), who in the sole judgment of the Board has contributed, or can be expected to contribute, to our profits or growth. The Board also has the power and sole discretion to determine the size, terms, conditions and nature of each Award to achieve the objectives of such Award and of the Stock Incentive Plan or Performance Equity Plan (as applicable). This includes, without limitation, the Board’s ability to determine: (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of securities to be covered by each Award, (iii) the fair market value of such securities, (iv) the time or times when an Award shall be granted, (v) whether an award shall become vested over a period of time, according to a performance-based or other vesting schedule or otherwise, and when it shall be fully vested, (vi) the terms and conditions under which restrictions imposed upon an Award shall lapse, (vii) whether a change of control exists, (viii) factors relevant to the satisfaction, termination or lapse of restrictions on certain Awards, (ix) when certain Awards may be exercised, (x) whether to approve a Participant’s election with respect to applicable withholding taxes, (xi) conditions relating to the length of time before disposition of securities received in connection with an Award is permitted, (xii) notice provisions relating to the sale of securities acquired under the Stock Incentive Plan or the Performance Equity Plan (as applicable), and (xiii) any additional requirements relating to Awards that the Board deems appropriate.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by the named executive officers identified in the Summary Compensation Table as of December 31, 2023:

		Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Neal Harmon	6/6/2018(1)	35,555	---	---	$0.32	6/5/2028
	6/17/2019(2)	2,600	---	---	$0.32	6/16/2029
	3/24/2020(3)	3,500	---	---	$0.32	10/24/2027
	3/16/2021(4)	13,158	---	---	$3.42	3/15/2031
	11/2/2021(5)	3,782	3,218	---	$8.90	11/1/2031
	10/20/2023(6)	---	---	25,448	$14.18	10/19/2033

Jordan Harmon	8/3/2021(7)	63,972	36,028	---	$8.63	8/2/2031
	4/20/2023(8)	---	253,880	---	$14.18	4/19/2033
	10/20/2023(9)	---	---	22,924	$14.18	10/19/2033

Patrick Reilly	3/16/2021(10)	11,864	---	---	$3.42	3/15/2031
	9/3/2021(11)	38,415	27,492	---	$8.63	9/2/2031
	12/2/2022(12)	9,800	---	---	$11.95	12/1/2032
	4/20/2023(13)	---	47,736	---	$14.18	4/19/2033
	10/20/2023(14)	---	---	16,259	$14.18	10/19/2033

(1)	On June 6, 2018, Mr. Neal Harmon was granted stock incentive options exercisable for 35,555 shares of our Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in equal monthly increments over three months from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(2)	On June 17, 2019, Mr. Neal Harmon was granted stock incentive options exercisable for 2,600 shares of our Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vested immediately. If the options are exercised, they will be converted to shares of Class F Common Stock.

(3)	On March 24, 2020, Mr. Neal Harmon was granted stock incentive options exercisable for 3,500 shares of our Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

(4)	On March 16, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 13,158 shares of our Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in equal monthly increments over one year from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(5)	On November 2, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 7,000 shares of our Class A Common Stock with an option price of $8.90 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(6)	On October 20, 2023, Mr. Neal Harmon was granted stock incentive options exercisable for 25,448 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(7)	On August 3, 2021, Mr. Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of our Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(8)	On April 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(9)	On October 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(10)	On March 16, 2021, Mr. Reilly was granted stock incentive options exercisable for 11,864 shares of our Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a 12-month period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(11)	On September 3, 2021, Mr. Reilly was granted stock incentive options exercisable for 65,907 shares of our Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Class F Common Stock.

(12)	On December 2, 2022, Mr. Reilly was granted stock incentive options exercisable for 9,800 shares of our Class A Common Stock with an option price of $11.95 per share. The grant was made pursuant to the terms and conditions of our Prior Stock Incentive Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Class F Common Stock.

(13)	On April 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 47,736 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Stock Incentive Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(14)	On October 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 16,259 shares of our Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of our Performance Equity Plan. The options will vest in 10 tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

Compensation Committee Interlocks and Insider Participation

The Company’s compensation committee is comprised of two of our independent directors: Paul Ahlstrom and Dalton Wright. Neither of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or compensation committee.

Director Compensation

We reimburse our directors for any expenses incurred while acting in their capacity as a director. However, our directors receive no compensation for their service in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of August 6, 2024, the voting securities beneficially owned by (1) each person who is the beneficial owner of 5% or more of any class of our capital stock, (2) our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of Common Stock subject to options, vesting, or other rights (as set forth above) held by that person that are exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(2)	Voting Power(3)
Directors and Named Executive Officers(1)
Neal Harmon	Class B Common Stock	12		0.00%	0.00%
	Class C Common Stock	4,944		0.26%	0.00%
	Class F Common Stock	8,730,972	(4)	89.64%	15.09%
Jeffrey Harmon	Class B Common Stock	1,707		0.05%	0.03%
	Class C Common Stock	4,912		0.26%	0.00%
	Class F Common Stock	8,730,798	(5)	89.64%	15.09%
Jordan Harmon	Class B Common Stock	1,500		0.04%	0.03%
	Class C Common Stock	960		0.05%	0.00%
	Class F Common Stock	219,771	(6)	2.26%	0.38%
Elizabeth Ellis	Class C Common Stock	984		0.05%	0.00%
	Class F Common Stock	256,283	(7)	2.63%	0.44%
Patrick Reilly	Class B Common Stock	100		0.00%	0.00%
	Class C Common Stock	3,089		0.16%	0.00%
	Class F Common Stock	199,605	(8)	2.05%	0.34%
Paul Ahlstrom	Class A Common Stock	3,883,140	(9)	35.50%	6.71%
	Class B Common Stock	50,337	(10)	1.50%	0.96%
	Class F Common Stock	23,033	(11)	0.24%	0.04%
Katie Liljenquist	Class B Common Stock	5,333		0.16%	0.10%
	Class F Common Stock	8,643	(12)	0.09%	0.01%
Dalton Wright	---	---		---	---
Stephen Oskoui(16)	Class A Common Stock	3,637,047	(13)	33.25%	6.29%
	Class F Common Stock	35,727	(14)	0.37%	0.06%
All Directors and Named Executive Officers as a Group (nine (9) persons)(15)		17,127,842		66.10%	29.55%
5% Stockholders:
Neal Harmon	Class F Common Stock	8,730,972	(4)	89.64%	15.09%
Jeffrey Harmon	Class F Common Stock	8,730,798	(5)	89.64%	15.09%
Paul Ahlstrom	Class A Common Stock	3,883,140	(9)	35.50%	6.71%
Stephen Oskoui(16)	Class A Common Stock	3,637,047	(13)	33.25%	6.29%
Kickstart Seed Fund 2750 E Cottonwood Pkwy, Ste 160 Cottonwood Heights, UT 84121	Class A Common Stock	1,581,022		14.45%	2.73%
TPP Capital Advisors, Ltd 7-5-1-405 Akasaka Minato-ku, Tokyo 107-0052 Japan	Class A Common Stock	724,539		6.62%	1.25%
Nextfund Angel Ventures, LLC 5911 N Honore Ave, Ste 104 Sarasota, FL 34243	Class C Common Stock	141,042		7.47%	0.05%
Make Disciples Charitable Foundation 5911 N Honore Ave, Ste 104 Sarasota, FL 34243	Class C Common Stock	211,564		11.21%	0.07%
PSC Angel Studios, a series of Prosperity Solutions Capital Management, LLC 5224 Eagles View Dr Lehi, UT 84043	Class C Common Stock	675,458		35.79%	0.23%
Ideation, LLC 6923 Lydia Lane Woodbury, MN 55125	Class C Common Stock	352,609		18.68%	0.12%
MMT Master Investment, LLC 700 S Henderson Road Suite 202 King of Prussia, PA 19406	Class C Common Stock	141,044		7.47%	0.05%

(1)	Except as otherwise specified, the address of each beneficial owner listed is 295 W Center Street, Provo, Utah 84601.

(2)	Numbers and percentages in the table are based on 10,939,165 shares of Class A Common Stock outstanding, 3,346,358 shares of Class B Common Stock outstanding, 1,887,297 shares of Class C Common Stock outstanding and 9,740,353 shares of Class F Common Stock outstanding, in each case as of August 6, 2024, for a total of 25,913,173 shares outstanding.

(3)	Voting power is calculated as a total of votes per share divided by the total number of votes available. Class A common stock has 5 votes per share, Class B common stock has 55 votes per share, Class C common stock has 1 vote per share, and Class F common stock has 5 votes per share. Based on the total number of shares outstanding, there are a total of 289,334,577 votes available to be cast.

(4)	Includes (i) a total of 8,671,055 shares of Class F Common Stock held by Harmon Ventures, LLC (“Harmon Ventures”), in which Mr. Neal Harmon owns a 47.49% interest and Mr. Jeffrey Harmon owns a 47.21% interest. By virtue of their collective 94.7% interest, Mr. Neal Harmon and Mr. Jeffrey Harmon share both voting and investment power over all such 8,671,055 shares of Class F Common Stock, and are each therefore considered the beneficial owner of those shares; as well as (ii) vested stock incentive options exercisable for 59,917 shares of Class F Common Stock that Mr. Neal Harmon has the right to acquire within 60 days of August 6, 2024.

(5)	Includes (i) a total of 8,671,055 shares of Class F Common Stock held by Harmon Ventures, in which Mr. Jeffrey Harmon owns a 47.21% interest and Mr. Neal Harmon owns a 47.49% interest. By virtue of their collective 94.7% interest, Mr. Jeffrey Harmon and Mr. Neal Harmon share both voting and investment power over all such 8,671,055 shares of Class F Common Stock, and are each therefore considered the beneficial owner of those shares; as well as (ii) vested stock incentive options exercisable for 59,743 shares of Class F Common Stock that Mr. Jeffrey Harmon has the right to acquire within 60 days of August 6, 2024.

(6)	Includes (i) 119,439 shares of Class F Common Stock owned by Mr. Jordan Harmon directly, as well as (ii) vested stock incentive options exercisable for 100,332 shares of Class F Common Stock that Mr. Jordan Harmon has the right to acquire within 60 days of August 6, 2024.

(7)	Includes (i) 25,000 shares of Class F Common Stock owned by Mrs. Ellis directly, as well as (ii) vested stock incentive options exercisable for 231,283 shares of Class F Common Stock that Ms. Ellis has the right to acquire within 60 days of August 6, 2024.

(8)	Includes (i) 110,232 shares of Class F Common Stock owned by Mr. Reilly directly, as well as (ii) vested stock incentive options exercisable for 89,373 shares of Class F Common Stock that Mr. Reilly has the right to acquire within 60 days of August 6, 2024.

(9)	Includes (i) 161,025 shares of Class A Common Stock owned by Mr. Ahlstrom directly, as well as (ii) 3,160,318 shares of Class A Common Stock held by Alta Ventures Mexico Fund I, LP, of which Mr. Ahlstrom is the indirect controlling person, and (iii) 561,797 shares of Class A Common Stock held by SPV 1, Angel Studios, a series of Alta Ventures SPV Management, LLC, d/b/a IFG Media, of which Mr. Ahlstrom is the indirect controlling person.

(10)	Includes (i) 338 shares of Class B Common Stock owned by Mr. Ahlstrom directly, as well as (ii) 33,333 shares of Class B Common Stock held by Alta Ventures Mexico Fund I, LP, of which Mr. Ahlstrom is the indirect controlling person and (iii) 16,666 shares of Class B Common Stock held by NISI Publishing, LLC, of which Mr. Ahlstrom is the indirect controlling person.

(11)	Reflects vested stock incentive options exercisable for 23,033 shares of Class F Common Stock that Mr. Ahlstrom has the right to acquire within 60 days of August 6, 2024.

(12)	Reflects vested stock incentive options exercisable for 8,643 shares of Class F Common Stock that Ms. Liljenquist has the right to acquire within 60 days of August 6, 2024.

(13)	Reflects 3,637,047 shares of Class A Common Stock held by Gigafund 1, LP, of which Mr. Oskoui is the indirect controlling person.

(14)	Reflects vested stock incentive options exercisable for 35,727 shares of Class F Common Stock that Mr. Oskoui has the right to acquire within 60 days of August 6, 2024.

(15)	Percentage for all directors and NEOs as a group is based on the combined total of all 17,127,842 shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class F Common Stock beneficially owned by such individuals (with the 8,671,055 shares of Class F Common Stock held by Harmon Ventures and beneficially owned by each of Mr. Neal Harmon and Mr. Jeffrey Harmon counted only once for such purpose), relative to the combined total of 25,913,173 shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class F Common Stock outstanding as of August 6, 2024 (comprised of 10,939,165 shares of Class A Common Stock outstanding, 3,346,358 shares of Class B Common Stock outstanding, 1,887,297 shares of Class C Common Stock outstanding and 9,740,353 shares of Class F Common Stock outstanding).

(16)	Stephen Oskoui effectively resigned as a Director on August 13, 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Promotion and Marketing Services Agreement with Harmon Brothers, LLC.

On July 23, 2021, we entered into a Promotion and Marketing Services Agreement (the “HB Marketing Agreement”) with Harmon Brothers, LLC (“HB”), in which Neal Harmon and Jeffrey Harmon own a majority interest. Fees payable to HB are paid as promotion and marketing services are performed by HB, are billed upon completion of the services, and are calculated based on hourly rates agreed upon between HB and us that are comparable to those charged by HB to other non-related customers.

For the promotion and marketing services provided by HB pursuant to the HB Marketing Agreement, during the fiscal year ended December 31, 2022 we paid HB $1,962,172, and during the year ended December 31, 2023, we paid HB $1,048,980.

Investment in Affiliates

In July 2022, we purchased an 8.0% interest in the Tuttle Twins Show, LLC (“Tuttle Twins”) for $1,747,980. Daniel Harmon, one of Neal and Jeffrey Harmon’s brothers, is the President and a Director of Tuttle Twins. According to Tuttle Twins’ latest SEC Filing on Form C-AR, Daniel Harmon owns 25.9% of the outstanding voting equity of Tuttle Twins. Tuttle Twins is a family show that teaches principles of freedom, economics, and constitutional values, which we stream on the Company’s platform. The Company’s investment in Tuttle Twins allowed it to continue production and to begin creating season 2 of the series. During the years ended December 31, 2023 and 2022, total revenues recognized by the Company from Tuttle Twins was $1.2 million and $0.6 million, respectively.

Investor Rights and Voting Agreement

On February 27, 2014, we entered into an Investor Rights and Voting Agreement (the “Investor Agreement”) with certain of our investors, including Alta Ventures Mexico Fund I, of which Paul Ahlstrom, one of our directors, is the manager. The Investor Agreement requires us to provide certain information and inspection rights, provides for confidentiality, requires the parties to vote their respective shares of Common Stock in the Company in a manner that maintains the number of directors on our Board at no more than five, and further requires the parties to elect as a director an individual designated by Alta Ventures Mexico Fund I for so long as it owns at least 1,000,000 shares of our Common Stock.

Former Wholly Owned Subsidiary

In 2018, we formed VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”) as a wholly-owned subsidiary. On January 2, 2019, we sold VAS Portal to Harmon Ventures, LLC (“Harmon Ventures”), which is indirectly owned by our CEO, Mr. Neal Harmon, and two of his brothers, Messrs. Jeffrey Harmon and Daniel Harmon, for $1.00. The Company entered into a call option agreement with Harmon Ventures that gives the Company the right to purchase all of the membership interest of VAS Portal for $1.00 at any time beginning upon (i) the occurrence of the confirmation of the Reorganization Plan by the Bankruptcy Court or (ii) the termination of the Disney Litigation and the Bankruptcy proceeding, and ending one year following the latest to occur of the foregoing. As part of the transaction, VAS Portal entered into a Services Agreement with us to provide technology services related to the creation of a website and other assets for VAS Portal. We plan to enter into a contract with VAS Portal to provide a platform for the offering of Offered Shares pursuant to this offering. See “Plan of Distribution” for more information.

On September 28, 2020, we exercised our call option to purchase all of the membership interest of VAS Portal from Harmon Ventures. However, we learned in 2021 that the transaction was not approved by FINRA, and as such, as of the date of this Offering Statement, Angel Studios has no ownership interest in VAS Portal. In October 2022, we loaned VAS Portal $60,000 in the form of a promissory note, with interest at 5.89%, on which payment was due in full on November 4, 2022. The promissory note was subsequently amended to change the maturity date to April 30, 2023. This note was paid in full in March 2023.

Angel Studios utilizes the services of VAS Portal to facilitate crowdfunding of its projects by Angel Investors via what we refer to as the “Angel Funding Portal.” In June 2023, we utilized the Angel Funding Portal to facilitate the crowdfunding for our theatrical release, Sound of Freedom. VAS Portal helped us successfully raise $5 million through the Angel Funding Portal, and received a fee of six percent (6%), or $300,000, for their services.

We are permitted to enter into transactions with, including making loans to and loan guarantees on behalf of, our directors, executive officers and their affiliates, so long as the person or persons approving the transaction on behalf of us acts in good faith and in a manner reasonably believed to be in or not opposed to our best interest and/or those of our stockholder’s. We did not have any outstanding loans or loan guarantees with any related party as of December 31, 2023 and 2022.

Director Independence

Our Board currently consists of five members. Our securities are not currently listed on a national securities exchange or in an interdealer quotation system, and we are therefore not required to comply with the director independence requirements of any securities exchange. For purposes of determining whether our directors are independent, the Board has thus chosen to use the listing standards of the NASDAQ Stock Market, Inc. Nasdaq Listing Rule 5605(a)(2) defines an “independent director” generally as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that four members of the Board are “independent” under such definition. We have not established auditor nominating or governance committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. Our compensation committee is comprised of two of our independent directors: Paul Ahlstrom and Dalton Wright.

EXPERTS

Tanner LLC, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2023, and 2022, and for the years then ended, as stated in their report appearing elsewhere herein. We have included our financial statements in this Offering Statement and elsewhere in the offering circular in reliance on the report of Tanner LLC, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Williams Mullen, PC will issue to Angel Studios, Inc., its opinion regarding the legality of the common stock being offered hereby. Williams Mullen, PC has consented to the references in this offering circular to its opinion.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). We also intend to make available on our website, https://www.angel.com/legal/sec-filings, our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K when such Forms become available.

We have filed with the SEC an Offering Statement on Form 1-A under the Securities Act, of which this offering circular is a part, with respect to the Offered Shares. This offering circular does not contain all of the information set forth in the Offering Statement or the exhibits filed therewith. For further information about us and the Offered Shares, we refer you to the Offering Statement and the exhibits filed therewith. Statements contained in this Form 1-A regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement and all exhibits thereto also may be found on the EDGAR system at the SEC’s website.

Part III – EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Broker-Dealer Onboarding Agent Agreement by and between Rialto Markets LLC and Angel Studios, Inc. dated May 21, 2024, incorporated by reference to Exhibit 1.1 of the Company’s Form 1-A filed on June 20, 2024.

1.2	Form of Escrow Agreement by and between North Capital Private Securities Corporation and Angel Studios, Inc, incorporated by reference to Exhibit 1.2 of the Company’s Form 1-A filed on June 20, 2024.

2.1	Amended and Restated Certificate of Incorporation of Angel Studios, Inc., as amended on October 5, 2021, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on October 6, 2021

2.2	Amended and Restated Bylaws of Angel Studios, Inc., as amended on October 5, 2021, incorporated by reference to Exhibit 3.2 of the Company’s Form 1-U filed on October 6, 2021

3.1	Joint Plan of Reorganization of Trustee and Studios under Chapter 11 of the Bankruptcy Code, dated August 28, 2020, incorporated by reference to Exhibit 1.2 of the Company’s Form 1-U filed on September 15, 2020

3.2	Investor Rights and Voting Agreement between Angel Studios, Inc. and certain investors, dated February 27, 2014, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-A filed on September 22, 2016

3.3	Amended and Restated Class B Stockholders Agreement between Angel Studios, Inc. and its Class B Common Stockholders, dated August 18, 2021, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on August 18, 2021

4.1	Subscription Agreement, incorporated by reference to Exhibit 4.1 of the Company’s amended Form 1-A filed on August 9, 2024.

6.1	Form of Issuer Agreement by and between VAS Portal, LLC and Angel Studios, Inc., incorporated by reference to Exhibit 6.1 of the Company’s Form 1-A filed on June 20, 2024.

6.2	Form of Platform Rider by and between VAS Portal, LLC and Angel Studios, Inc., incorporated by reference to Exhibit 6.2 of the Company’s Form 1-A filed on June 20, 2024.

10.1	Settlement Agreement, dated August 26, 2020, incorporated by reference to Exhibit 1.3 of the Company’s Form 1-U filed on September 15, 2020

10.2	Asset Purchase Agreement between Angel Studios, Inc., Skip TV Holdings, LLC and VidAngel Entertainment, LLC, dated March 1, 2021, incorporated by reference to Exhibit 1.1 of the Company’s Form 1-U filed on March 5, 2021

10.3	Promotion and Marketing Services Agreement between Angel Studios, Inc. and Harmon Brothers, LLC, dated July 23, 2021, incorporated by reference to Exhibit 6.1 of the Company’s Form 1-K filed on May 2, 2022

10.4	Content License Agreement between Angel Studios, Inc. and The Chosen, LLC, dated October 18, 2022, incorporated by reference to Exhibit 3.1 of the Company’s Form 1-U filed on October 25, 2022

10.5	Promissory Note and Security Agreement between Angel Studios, Inc. and VidAngel Entertainment, LLC, dated March 1, 2021, incorporated by reference to Exhibit 6.6 of the Company’s Form 1-K filed on April 28, 2023

11.1	Consent of Tanner LLC

11.2	Consent of Williams Mullen, PC (included in Exhibit 12.1)

12.1	Opinion of Williams Mullen, PC regarding legality of securities, incorporated by reference to Exhibit 12.1 of the Company’s Form 1-A filed on June 20, 2024.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering circular to be signed on its behalf by the undersigned, thereunto duly authorized, on August 27, 2024.

ANGEL STUDIOS, INC.

By:	/s/ Patrick Reilly
Patrick Reilly
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Angel Studios, Inc. (the “Company”) hereby severally constitute and appoint Neal S. Harmon and Patrick Reilly, with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Neal S. Harmon and Patrick Reilly may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with this offering circular on Form 1-A, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, this offering circular and any and all amendments thereto; and we hereby ratify and confirm all that said Neal S. Harmon and Patrick Reilly shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neal S. Harmon	Chief Executive Officer and Director	August 27, 2024
Neal S. Harmon	(principal executive officer)

/s/ Patrick Reilly	Chief Financial Officer	August 27, 2024
Patrick Reilly	(principal financial officer)

/s/ Paul Ahlstrom	Director	August 27, 2024
Paul Ahlstrom

/s/ Dalton Wright	Director	August 27, 2024
Dalton Wright

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,386,163	$25,201,425
Accounts receivable, net	7,601,364	24,140,903
Current portion of long-term licensing receivables, net	10,970,223	7,851,505
Physical media inventory	3,123,213	2,843,681
Current portion of notes receivable	501,125	707,508
Prepaid expenses and other	5,307,271	4,316,577
Total current assets	31,889,359	65,061,599

Long-term licensing receivables, net	14,022,553	11,279,260
Notes receivable, net of current portion	4,372,004	4,502,079
Property and equipment, net	1,062,114	1,212,056
Content, net	1,614,127	1,389,588
Intangibles, net	1,950,715	1,987,190
Digital assets	2,778,537	2,961,790
Investments in affiliates	4,502,586	4,503,153
Operating lease right-of-use assets	3,079,978	1,286,237
Other long-term assets	8,493,311	4,075,243
Total assets	$73,765,284	$98,258,195

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,028,651	$3,169,248
Accrued expenses	9,520,353	6,297,230
Current portion of accrued licensing royalties	21,795,345	25,958,085
Notes payable	3,542,680	4,160,277
Current portion of operating lease liabilities	635,379	364,633
Deferred revenue	7,689,479	3,920,648
Current portion of accrued settlement costs	266,735	253,882
Total current liabilities	45,478,622	44,124,003

Accrued settlement costs, net of current portion	4,235,312	4,371,972
Accrued licensing royalties, long-term	9,370,043	9,125,409
Operating lease liabilities, net of current portion	2,502,299	961,151
Total liabilities	$61,586,276	$58,582,535

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 25,667,960 and 24,991,300 shares issued and outstanding, respectively	$25,668	$24,991
Additional paid-in capital	59,750,371	49,875,530
Noncontrolling interests	(194,880)	(151,670)
Accumulated deficit	(47,402,151)	(10,073,191)
Total stockholders’ equity	12,179,008	39,675,660
Total liabilities and stockholders’ equity	$73,765,284	$98,258,195

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Licensed content and other revenue	$15,306,128	$10,288,687	$40,576,400	$16,376,545
Pay it Forward revenue	1,200,298	9,291,021	4,788,232	23,091,896
Total revenue	16,506,426	19,579,708	45,364,632	39,468,441

Operating expenses:
Cost of revenues	9,580,358	8,757,626	23,231,209	18,400,640
Selling and marketing	16,535,366	16,277,624	38,291,678	21,915,396
General and administrative	4,670,798	3,405,638	9,913,236	7,094,067
Research and development	3,668,698	3,208,584	8,033,936	6,278,432
Legal expense	5,280,402	370,174	8,709,589	464,043
Net gain on digital assets	(732,410)	—	(732,410)	—
Total operating expenses	39,003,212	32,019,646	87,447,238	54,152,578
Operating loss	(22,496,786)	(12,439,938)	(42,082,606)	(14,684,137)

Other income (expense):
Interest expense	(945,279)	(217,590)	(1,517,070)	(335,188)
Interest income	936,241	328,477	1,826,501	490,481
Total other income (expense), net	(9,038)	110,887	309,431	155,293
Loss before income tax benefit	(22,505,824)	(12,329,051)	(41,773,175)	(14,528,844)
Income tax benefit	—	—	(4,403,068)	—
Net loss	$(22,505,824)	$(12,329,051)	$(37,370,107)	$(14,528,844)

Net loss attributable to noncontrolling interests	(23,011)	(44,330)	(43,210)	(44,330)
Net loss attributable to controlling interests	$(22,482,813)	$(12,284,721)	$(37,326,897)	$(14,484,514)

Net loss per common share - basic	$(0.889)	$(0.495)	$(1.485)	$(0.587)
Net loss per common share - diluted	$(0.889)	$(0.495)	$(1.485)	$(0.587)

Weighted average common shares outstanding - basic	25,276,878	24,824,083	25,138,698	24,672,693
Weighted average common shares outstanding - diluted	25,276,878	24,824,083	25,138,698	24,672,693

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Three Months Ended
	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of March 31, 2024	10,939,165	$10,939	3,346,358	$3,346	1,084,484	$1,085	9,636,279	$9,636	$50,908,243	$(24,919,100)	$(171,869)	$25,842,280
Stock options exercised	—	—	—	—	—	—	84,283	84	152,388	—	—	152,472
Issuance of Common Stock	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of Common Stock	—	—	—	—	15,136	15	(15,136)	(15)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	—	(4,412)	(4)	(62,558)	—	—	(62,562)
Stock-based compensation expense	—	—	—	—	—	—	—	—	502,909	—	—	502,909
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(238)	—	(238)
Net loss	—	—	—	—	—	—	—	—	—	(22,482,813)	(23,011)	(22,505,824)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

Balance as of March 31, 2023	10,959,165	$10,959	3,348,988	$3,349	580,970	$581	9,934,659	$9,935	$48,916,547	$(21,438,842)	$—	$27,502,529
Stock options exercised	—	—	—	—	—	—	347	1	3,856	—	—	3,857
Issuance of Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	226,271	—	—	226,271
Net loss	—	—	—	—	—	—	—	—	—	(12,284,721)	(44,330)	(12,329,051)
Balance as of June 30, 2023	10,959,165	$10,959	3,348,988	$3,349	580,970	$581	9,935,006	$9,936	$49,146,674	$(33,723,563)	$(44,330)	$15,403,606

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Six Months Ended
	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of December 31, 2023	10,939,165	$10,939	3,346,358	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660
Stock options exercised	—	—	—	—	—	—	102,889	103	224,064	—	—	224,167
Issuance of Common Stock	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of Common Stock	—	—	—	—	201,304	201	(201,304)	(201)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	—	(8,032)	(8)	(113,886)	—	—	(113,894)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,515,274	—	—	1,515,274
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(2,063)	—	(2,063)
Net loss	—	—	—	—	—	—	—	—	—	(37,326,897)	(43,210)	(37,370,107)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

Balance as of December 31, 2022	10,959,165	$10,959	3,348,988	$3,349	52,056	$52	9,912,072	$9,912	$41,215,939	$(19,239,049)	$—	$22,001,162
Stock options exercised	—	—	—	—	—	—	22,934	24	15,651	—	—	15,675
Issuance of Common Stock	—	—	—	—	528,914	529	—	—	7,499,471	—	—	7,500,000
Stock-based compensation expense	—	—	—	—	—	—	—	—	415,613	—	—	415,613
Net loss	—	—	—	—	—	—	—	—	—	(14,484,514)	(44,330)	(14,528,844)
Balance as of June 30, 2023	10,959,165	$10,959	3,348,988	$3,349	580,970	$581	9,935,006	$9,936	$49,146,674	$(33,723,563)	$(44,330)	$15,403,606

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(37,370,107)	$(14,528,844)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	524,206	406,063
Amortization of operating lease assets	343,521	329,555
Stock-based compensation expense	1,515,274	415,613
Net gain on digital assets	(732,410)	—
Investments in affiliates gain	(38,891)	(56,713)
Non-cash interest expense	—	12,031
Change in deferred income taxes	(4,403,068)	—
Change in operating assets and liabilities:
Accounts receivable	16,539,539	4,293,807
Physical media inventory	(279,532)	(2,448,487)
Prepaid expenses and other current assets	(990,694)	(2,852,707)
Certificate of deposit	—	154,187
Licensing receivables	(5,862,011)	—
Content	(317,747)	(208,642)
Other long-term assets	(15,000)	—
Accounts payable and accrued expenses	2,082,526	3,370,546
Accrued licensing royalties	(3,918,106)	(338,706)
Operating lease liabilities	(325,368)	(321,559)
Deferred revenue	3,768,831	1,773,493
Net cash and cash equivalents used in operating activities	(29,479,037)	(10,000,363)

Cash flows from investing activities:
Purchases of property and equipment	(244,581)	(39,356)
Issuance of note receivable	(1,352,311)	(1,667,213)
Collections of note receivable	1,688,769	2,750,116
Purchase of digital assets	(48,515)	(31,778)
Sale of digital assets	964,178	—
Investments in affiliates	39,458	(417,863)
Net cash and cash equivalents provided by investing activities	1,046,998	593,906

Cash flows from financing activities:
Repayment of notes payable	(15,784,423)	(2,000,000)
Receipt of notes payable	15,043,019	10,406,204
Repayment of accrued settlement costs	—	(112,163)
Exercise of stock options	224,167	15,675
Issuance of common stock	8,249,971	7,500,000
Repurchase of common stock	(113,894)	—
Debt financing fees	—	(293,443)
Net cash and cash equivalents provided by financing activities	7,618,840	15,516,273

Effect of changes in foreign currency exchange rates on cash and cash equivalents	(2,063)	—

Net increase (decrease) in cash and cash equivalents	(20,815,262)	6,109,816

Cash and cash equivalents at beginning of period	25,201,425	10,721,628

Cash and cash equivalents at end of period	$4,386,163	$16,831,444

Supplemental disclosure of cash flow information:
Cash paid for interest	$949,124	$216,936

Supplemental schedule of noncash financing activities
Operating lease right-of-use assets and liabilities	$2,137,262	$—

See accompanying notes to the condensed consolidated financial statements

Angel Studios, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The financial information presented in these unaudited financial statements is condensed and should be read in conjunction with the entity’s latest annual audited financial statements. Interim disclosures generally do not repeat those in the annual statements.

1.	Description of Organization and Summary of Significant Accounting Policies

Organization

The Company comprises Angel Studios, Inc. and its wholly owned subsidiaries Dry Bar Comedy, LLC (a Utah limited liability company organized on January 20, 2017), Angel Studios Licensing, LLC, (a Utah limited liability company organized on September 15, 2020), Angel Studios Production, LLC (a Utah limited liability company organized on July 6, 2021), Angel Studios OF I, LLC, (a Utah limited liability company organized on July 14, 2021), Angel Studios 001, Inc. (a Delaware Corporation organized on November 1, 2023), Angel Studios BHC, S.A., DE C.V. (an El Salvadoran public limited company organized on July 26, 2023), Angel Studios Licensing B.V., (a Netherlands private limited company organized on September 13, 2023), Angel Studios Distribution Limited (a United Kingdom limited company organized on September 13, 2023), Angel Acceleration Fund Management, LLC (a Delaware limited liability company organized on July 15, 2022), and Angel Acceleration Fund GP, LLC (a Delaware limited liability company organized on June 17, 2022) (collectively, the “Company”). Angel Studios, Inc. was originally organized as a Utah limited liability company on November 13, 2013. On February 7, 2014, the entity converted to a Delaware corporation. The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2024. The balance sheet at December 31, 2023 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the annual audited consolidated financial statements and related notes for the fiscal year ended December 31, 2023 included in the Company’s Registration Statement on Form 10 files with the Securities and Exchange Commission on May 13, 2024 (as amended, the “Registration Statement”).

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying condensed consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Digital Assets

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment of a portion of its cash in certain specified alternative reserve assets. Thereafter, the Company invested an aggregate of approximately $10,600,000 in Bitcoin (digital assets) under this policy as of December 31, 2021. The Company believes their Bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company will record an impairment of the digital asset during the reporting period if the fair value drops below the cost basis of the digital assets. An impairment of $1,717 was recognized during the six months ended June 30, 2024.

The Company sold Bitcoin holdings with a total book value of $230,051 for a net gain of $734,127 during the second quarter of 2024.

Liquidity

The condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these financial statements. For the six months ended June 30, 2024, the Company incurred a net loss of approximately $37,400,000 and used cash in operating activities of approximately $29,500,000. The Company had an accumulated deficit of approximately $47,400,000 as of June 30, 2024. A significant portion of the net loss for the six months ended June 30, 2024, was due to a one-time contractual commitment for marketing spend on a theatrical release and increased marketing expenses to grow Angel Guild subscriptions. Management does not anticipate the same level of marketing spend as a percentage of revenue for future theatrical releases. The distribution agreement with the Chosen, which has generated significant past revenues, was canceled during the quarter ended June 30, 2024. The Company could also be required to make payments as a result of unfavorable outcomes of litigation. Management anticipates that the Company will continue to incur operating losses and use cash in operating activities for the rest of 2024 and into 2025.

Management is working to increase revenues through the growth of Angel Guild subscriptions, the Company’s pipeline of theatrical releases in the second half of 2024 and in 2025, and additional streaming agreements. The Company holds Bitcoin assets valued at approximately $9,916,000 as of June 30, 2024. The Company finances marketing activities for theatrical releases through print and advertising loan agreements with individual and institutional investors. Additionally, the Company has raised capital through the sale of common stock, generating approximately $7,500,000 during the year ended December 31, 2023, and approximately $8,250,000 during the six months ended June 30, 2024. Management believes it will be able to fund operating capital shortfalls for the next year through the issuance of debt and common stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling common stock on acceptable terms proves challenging, the Company would need to significantly cut back on operations, which could materially affect our financial condition and/or our ability to continue as a going concern.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of June 30, 2024, the allowance for doubtful accounts receivable was $239,431. As of December 31, 2023, the Company’s allowance for doubtful accounts receivable was $273,333.

Physical Inventory

Physical inventory consists of Apparel, DVDs, Blu-rays, books, and other merchandise purchased for resale, related to content Angel Studios is distributing. Physical inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts, and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of June 30, 2024, and December 31, 2023.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are variable interest entities (“VIE”) in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying condensed consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying condensed consolidated financial statements.

Under the equity method, the Company’s investment is stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investment is stated at cost and will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivables with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within 30 days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions including the customer’s financial position, age of the receivables, and changes in payment schedules and histories.

Notes receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0 as of June 30, 2024, and 2023.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. The Company applies the following five steps: 1) Identify the contract with the customer; 2) Identify the performance obligations in the contract; 3) Determine the transaction price; 4) Allocate the transaction price to performance obligations in the contract; and 5) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

Digital and Physical Media Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Physical media represents apparel, DVDs, Blu-rays, books, and other intellectual property. Digital delivery represents streaming-based delivery of content via the Company’s platforms. Revenue is recognized as products are delivered upon streaming, or upon shipment of physical media. Digital and physical media revenue is recognized at a point in time – when streamed digitally, or when physically shipped. Physical media revenue for the three months ended June 30, 2024, and 2023, was $745,181 and $3,808,032, respectively, and for the six months ended June 30, 2024, and 2023, was $2,612,373 and $7,186,561, respectively. Digital media revenue for the three months ended June 30, 2024, and 2023, was $491,007 and $144,082, respectively and for the six months ended June 30, 2024, and 2023, was $1,083,284 and $297,105, respectively.

Pay it Forward Revenue

Pay it Forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay it Forward revenues are reported as Pay it Forward revenue in the condensed consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities. Pay it Forward revenue (excluding theatrical Pay it Forward receipts) for the three months ended June 30, 2024, and 2023, was $1,200,298 and $9,291,021, respectively, and for the six months ended June 30, 2024, and 2023, was $4,788,232 and $23,091,896, respectively.

The Company also collects Pay it Forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets, (“ticket redemption expenses”), for people who may not have otherwise been able to watch the film. If total theatrical Pay it Forward payments are in excess of total ticket redemption expenses, the excess amount will initially be included on the Company’s financial statements as deferred revenue. Deferred revenue will be recognized as Pay it Forward revenue during a reporting period if future ticket redemption expenses are expected to be less than the deferred revenue balance. During the three and six months ended June 30, 2024, and 2023, the Company recognized no Pay it Forward revenue specific to theatrical releases. As of June 30, 2024, and December 31, 2023, the Company had $782,125 and $850,225, respectively, of deferred revenue related to Pay it Forward specific to theatrical release. This is expected to be redeemed with free or discounted tickets or recognized as revenue during the next 12 months.

Angel Guild Revenue

The Angel Guild is a membership that gives certain benefits, such as early access to certain content or the ability to vote on future content, to paying members. Members have the option to pay either on a monthly or annual basis and payments for memberships are initially recorded as deferred revenue. Revenue is recognized on a straight-line basis over the subscription period. Angel Guild revenue for the three months ended June 30, 2024, and 2023, was $7,576,999 and $47,978, respectively and for the six months ended June 30, 2024, and 2023, was $12,239,312 and $47,978, respectively. As of June 30, 2024, and December 31, 2023, the Company had $6,257,345 and $2,382,251, respectively, of deferred revenue related to Angel Guild revenue. This is expected to be recognized as revenue during the next 12 months.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue fluctuates depending on the timing and scale of theatrical showings. Theatrical release revenue for the three months ended June 30, 2024, and 2023, was $4,492,280 and $4,596,313, respectively and for the six months ended June 30, 2024, and 2023, was $12,876,923 and $5,504,967, respectively.

Content Licensing

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. The actual amounts due to us under these arrangements are typically not reported to us until several months after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the June 30, 2024 and 2023 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to 10 years. The typical period ranges around 3 years.

Content licensing revenue for the three months ended June 30, 2024, and 2023, was $1,495,733 and $1,552,075, respectively and for the six months ended June 30, 2024, and 2023, was $10,968,469 and $3,097,219, respectively. As of June 30, 2024, and December 31, 2023, the Company had $0 and $71,658, respectively, of deferred revenue related to content licensing.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative management fees, and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place. Other revenue for the three months ended June 30, 2024, and 2023, was $504,928 and $140,207, respectively and for the six months ended June 30, 2024, and 2023, was $796,039 and $242,715, respectively.

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the condensed consolidated statement of operations in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, film delivery costs, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the condensed consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the Company is computed by dividing income (loss) attributable to the Company by the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share attributable to the Company gives effect to all dilutive potential shares that are outstanding during the period (if any) and excludes stock options that are anti-dilutive as a result of any net losses during the period.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-08, “Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets.” This standard provides accounting and disclosure guidance for crypto assets that meet the definition of an intangible asset and certain other criteria. In-scope assets are subsequently measured at fair value with changes recorded in the condensed consolidated statement of operations. The standard requires separate presentation of (1) in-scope crypto assets from other intangible assets and (2) changes in the fair value of those crypto assets. Disclosure of significant crypto asset holdings and an annual reconciliation of the beginning and ending balances of crypto assets are also required. This ASU becomes effective for annual periods beginning in 2025, including interim periods, with early adoption permitted. The Company is assessing the impact of this ASU and whether or not to early adopt this new standard.

2.	Notes Payable

In November 2022, the Company entered into a print and advertising (“P&A”) loan agreement where the Company could draw up to $5,000,000 related to print and advertising expenses incurred during the theatrical release of specific content. The maturity date of the note was March 31, 2023, and was payable along with a 10% coupon on the aggregate amount drawn. The loan principal and all outstanding interest were paid in full in March 2023.

In June 2023, the Company closed on a round of crowdfunding for P&A expenses, in anticipation of the release of the Sound of Freedom film, in exchange for revenue participation rights of the film. The revenue participation rights allow each investor the right to receive an amount not to exceed 120% (initial investment plus a 20% return) of their crowdfunded amount. The investors have first priority on the cash receipts to the Company of the film and shall be paid in full before any other claims from the film are paid. The money raised was approximately $5 million. The payback date was based on the timing of cash collections from the theatrical run of the film and was payable, directly to the investors. The $5 million was recorded as notes payable and the 20% return was accrued over the term of the note and recorded as interest expense on the consolidated statements of operations. Issuance costs for this raise were approximately $300,000, which was recorded as a note discount. As of December 31, 2023, the notes and interest had been repaid, and the note discount had been fully amortized.

During 2023, the Company entered into several additional rounds of P&A expense raises with institutional investors, in anticipation of the release of several different films, in exchange for revenue participation rights of the films. The revenue participation rights allow each institutional investor the right to receive an amount not to exceed 110% (initial investment plus a 10% return) of their invested amount. The institutional investors have first priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims from the film are paid. The money raised was approximately $20,985,000 which was recorded as notes payable and the 10% return was accrued over the term of the notes and recorded as interest expense on the condensed consolidated statements of operations. The payback dates were based on the timing of cash collections from the various theatrical runs of the films. There were no issuance costs related to these raises. As of December 31, 2023, $17,000,000 of the notes and $1,700,000 in related interest had been repaid. All remaining principal and interest was paid back in the first quarter of 2024.

In February 2024, the Company entered into a revolving P&A loan agreement with a related-party. See Note 5 to the condensed consolidated financial statements included herein for further discussion.

In May 2024, the Company entered into P&A expense raises totaling $3,000,000. The maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. The principal balance is payable along with a 10% coupon on the total loans, and is expected to mature within the next year.

On May 7, 2024, the Company entered into a short-term loan agreement for $500,000 with a 10% interest rate and maturity date of 100 days.

3.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business. The Company has received, and may in the future continue to receive, claims from third parties.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (a Material Loss). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the condensed consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available. The Company is involved in legal proceedings from time to time arising in the normal course of business. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s condensed consolidated financial position, results from operations or liquidity. The actual amounts from the resolution of these matters could vary from management’s estimate.

4.	Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of common stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock, and 15,500,000 have been designated as Class F Common Stock (collectively, the “Common Stock”).

Loss per Share

The following table represents the Company’s loss per share for the three and six months ending June 30:

	Three Months Ended		Six Months Ended
	2024	2023	2024	2023
Numerator:
Net loss attributable to controlling interests	$(22,482,813)	$(12,284,721)	$(37,326,897)	$(14,484,514)

Denominator:
Weighted average basic shares outstanding	25,276,878	24,824,083	25,138,698	24,672,693
Effect of dilutive shares	—	—	—	—
Weighted average diluted shares	25,276,878	24,824,083	25,138,698	24,672,693

Basic loss per share	$(0.889)	$(0.495)	$(1.485)	$(0.587)
Diluted loss per share	$(0.889)	$(0.495)	$(1.485)	$(0.587)

Basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive. All potential common shares were anti-dilutive as a result of the Company’s net losses during the period presented. If the Company had income during the periods presented, the number of dilutive shares should be 1,617,912 and 1,062,335 for the three months ended June 2024 and 2023, respectively, and 1,596,761 and 1,021,570 for the six months ended June 2024 and 2023, respectively.

5.	Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers, and stockholders. During the three months ended June 30, 2024, and 2023, the Company incurred expenses of $81,915 and $231,500, respectively, to the related party for marketing services. During the six months ended June 30, 2024, and 2023, the Company incurred expenses of $303,370 and $333,650, respectively, to the related party for marketing services.

In July 2021, the Company purchased a 50% interest in the entity that owns the building in which the Company leases its office space from. Lease payments made during the period of related party ownership were $146,172 and $104,700 for the three months ended June 30, 2024, and 2023, respectively, and $252,506 and $241,150 for the six months ended June 30, 2024, and 2023, respectively.

In July 2022, the Company purchased an 8% interest in an entity (“Tuttle Twins, LLC”) that is partially owned by one or more of the Company’s directors, officers, and stockholders. This entity produces content for the Company’s platforms. The total purchase price was $1,747,980. In 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to fund the operations of the entity. The Company funded a total of $900,000 in 2023. During the first six months of 2024, the Company funded an additional $2,700,000 related to supporting operations of the entity which was expensed by the Company during 2024.

In February 2024, the Company entered into a revolving P&A loan agreement with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100% owned by one or more of the Company’s directors, officers, and stockholders. Angel P&A was set up for the specific purpose of raising up to $15,000,000 in P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 110% (initial investment plus a 10% return) of their invested amount. Angel P&A has priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of crowdfunding P&A raised (if any) which would take first priority, from the film are paid. An initial draw of $10,000,000 took place in March 2024 and was paid back in June 2024 along with the 10% return. Once Angel P&A receives the repayment on these notes, the interest portion will be distributed to the institutional investors and the original investment can either remain at Angel P&A for additional P&A loans needed by Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. As of June 30, 2024, and December 31, 2023, $0 and $0, respectively, of notes payable and related interest was due to Angel P&A.

6.	Subsequent Events

Subsequent events have been evaluated through August 14, 2024, which is the date the condensed consolidated financial statements were available to be issued.

In July 2024, the Company sold an aggregate of 219,767 shares of its Class C Common Stock to various purchasers, including certain of its executive officers and directors. The price of the Class C Common Stock was $14.18 per share.

In July 2024, the Company drew $2,000,000 from the revolving P&A loan agreement with Angel P&A. The draw amount, along with a 10% coupon on the aggregate amount drawn, is repayable pursuant to a note with a maturity date in September 2024.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Management of
Angel Studios, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Angel Studios, Inc. and subsidiaries (collectively, the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Tanner LLC
We have served as the Company’s auditor since 2016.
Salt Lake City, Utah
May 13, 2024

Consolidated Balance Sheets

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$25,201,425	$10,721,628
Accounts receivable, net	24,140,903	7,189,526
Current portion of long-term licensing receivables, net	7,851,505	-
Physical media inventory	2,843,681	500,680
Current portion of notes receivable	707,508	2,189,596
Prepaid expenses and other	4,316,577	1,620,547
Total current assets	65,061,599	22,221,977
Certificate of deposit	-	154,187
Property and equipment, net	1,212,056	1,331,647
Notes receivable, net of current portion	4,502,079	4,743,695
Long-term licensing receivables, net	11,279,260	-
Content, net	1,389,588	1,227,675
Intangibles, net	1,987,190	2,060,139
Digital assets	2,961,790	2,846,825
Investments in affiliates	4,503,153	2,773,399
Operating lease right-of-use assets	1,286,237	1,952,890
Other long-term assets	4,075,243	74,924
Total assets	$98,258,195	$39,387,358

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,169,248	$1,018,843
Accrued expenses	6,297,230	3,800,241
Current portion of accrued licensing royalties	25,958,085	3,094,538
Notes payable	4,160,277	2,000,000
Current portion of operating lease liabilities	364,633	652,265
Deferred revenue	3,920,648	633,635
Current portion of accrued settlement costs	253,882	230,005
Total current liabilities	44,124,003	11,429,527
Accrued settlement costs, net of current portion	4,371,972	4,625,854
Accrued licensing royalties, long-term	9,125,409	-
Operating lease liabilities, net of current portion	961,151	1,330,815
Total liabilities	$58,582,535	$17,386,196

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 24,991,300 and 24,272,281 shares issued and outstanding, respectively	$24,991	$24,272
Additional paid-in capital	49,875,530	41,215,939
Noncontrolling interests	(151,670)	-
Accumulated deficit	(10,073,191)	(19,239,049)
Total stockholders’ equity	39,675,660	22,001,162
Total liabilities and stockholders’ equity	$98,258,195	$39,387,358

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2023	2022
Revenue:
Licensed content and other revenue	$167,150,134	$41,536,516
Pay-it-forward revenue	35,287,182	33,980,046
Total revenue	202,437,316	75,516,562

Operating expenses:
Cost of revenues	86,032,540	40,392,001
Selling and marketing	74,181,413	19,257,984
General and administrative	18,121,437	12,049,547
Research and development	13,905,426	12,345,518
Legal expenses	2,038,974	802,044
Write-down of digital assets	4,000	5,065,413
Total operating expenses	194,283,790	89,912,507
Operating income (loss)	8,153,526	(14,395,945)

Other income (expense):
Interest expense	(3,657,958)	(694,374)
Interest income	1,819,121	614,426
Total other expense, net	(1,838,837)	(79,948)
Income (loss) before income tax benefit	6,314,689	(14,475,893)
Income tax benefit	(2,697,435)	(765,185)
Net income (loss)	$9,012,124	$(13,710,708)
Net loss attributable to noncontrolling interests	(151,670)	-
Net income (loss) attributable to controlling interests	$9,163,794	$(13,710,708)

Net income (loss) per common share - basic	$0.370	$(0.565)
Net income (loss) per common share - diluted	$0.353	$(0.533)

Weighted average common shares outstanding - basic	24,775,858	24,264,683
Weighted average common shares outstanding - diluted	25,929,246	25,703,235

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

For the	Common Stock								Additional
Years Ended December	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
31, 2023 and 2022	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of December 31, 2021	20,842,227	$20,842	3,349,017	$3,349	508,420	$508	-	$-	$39,538,876	$(5,187,312)	$-	$34,376,263
Stock options exercised	77,012	77	-	-	-	-	-	-	258,778	-	-	258,855
Transfer of Common Stock	(9,912,072)	(9,912)	-	-	-	-	9,912,072	9,912	-	-	-	-
Repurchase of Common Stock	(48,002)	(48)	-	-	(456,364)	(456)	-	-	(85,684)	(341,029)	-	(427,217)
Stock-based compensation expense	-	-	-	-	-	-	-	-	1,503,969	-	-	1,503,969
Net loss	-	-	-	-	-	-	-	-	-	(13,710,708)	-	(13,710,708)
Balance as of December 31, 2022	10,959,165	$10,959	3,349,017	$3,349	52,056	$52	9,912,072	$9,912	$41,215,939	$(19,239,049)	$-	$22,001,162
Stock options exercised	-	-	-	-	-	-	197,656	198	235,528	-	-	235,726
Transfer of Common Stock	(20,000)	(20)	(2,630)	(3)	317,346	318	(294,716)	(295)	-	-	-	-
Repurchase of Common Stock	-	-	-	-	-	-	(7,551)	(8)	(107,065)	-	-	(107,073)
Issuance of Common Stock	-	-	-	-	528,914	529	-	-	7,499,472	-	-	7,500,001
Stock-based compensation expense	-	-	-	-	-	-	-	-	1,031,656	-	-	1,031,656
Cumulative translation adjustment	-	-	-	-	-	-	-	-	-	2,064	-	2,064
Net income (loss)	-	-	-	-	-	-	-	-	-	9,163,794	(151,670)	9,012,124
Balance as of December 31, 2023	10,939,165	$10,939	3,346,387	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$9,012,124	$(13,710,708)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	916,945	665,920
Amortization of operating lease assets	666,653	453,996
Stock-based compensation expense	1,031,656	1,503,969
Investments in affiliates gain	(9,364)	(67,608)
Impairment of digital assets	4,000	5,065,413
Non-cash interest expense	305,271	-
Change in deferred income taxes	37,611	(434,946)
Change in operating assets and liabilities:
Accounts receivable	(16,951,377)	3,251,012
Physical media inventory	(2,343,001)	1,369,233
Prepaid expenses and other current assets	(2,696,030)	2,056,587
Certificate of deposit	154,187	(1,914)
Licensing receivables	(19,130,765)	-
Content	(313,855)	(504,609)
Other long-term assets	(4,000,319)	-
Accounts payable and accrued expenses	4,751,709	(12,931,847)
Accrued licensing royalty expense	31,847,030	3,094,538
Operating lease liabilities	(657,296)	(423,806)
Deferred revenue	3,287,013	(1,048,481)
Net cash and cash equivalents provided by (used in) operating activities	5,912,192	(11,663,251)

Cash flows from investing activities:
Purchases of property and equipment	(572,463)	(1,135,362)
Issuance of note receivable	(3,366,462)	(3,392,877)
Repayments of note receivable	5,090,166	2,779,320
Purchase of digital assets	(118,965)	-
Investments in affiliates	(1,720,390)	(1,747,980)
Net cash and cash equivalents used in investing activities	(688,114)	(3,496,899)

Cash flows from financing activities:
Repayment of notes payable	(26,751,117)	-
Receipt of notes payable	28,911,394	2,000,000
Debt financing fees	(305,271)	-
Repayment of accrued settlement costs	(230,005)	(208,373)
Exercise of stock options	235,726	258,855
Issuance of common stock	7,500,001	-
Repurchase of common stock	(107,073)	(427,217)
Net cash and cash equivalents provided by financing activities	9,253,655	1,623,265

Effect of changes in foreign currency exchange rates on cash and cash equivalents	2,064	-
Net increase (decrease) in cash and cash equivalents	14,479,797	(13,536,885)
Cash and cash equivalents at beginning of year	10,721,628	24,258,513
Cash and cash equivalents at end of year	$25,201,425	$10,721,628

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,586,937	$498,769
Cash paid (refunded) for income taxes	22,208	(2,078,744)

Supplemental schedule of noncash financing activities
Operating lease right-of-use assets and liabilities	$-	$2,406,886

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Description of Organization and Summary of Significant Accounting Policies

Organization

The Company comprises Angel Studios, Inc. and its wholly owned subsidiaries Dry Bar Comedy, LLC (a Utah limited liability company organized on January 20, 2017), Angel Studios Licensing, LLC, (a Utah limited liability company organized on September 15, 2020), Angel Studios Production, LLC (a Utah limited liability company organized on July 6, 2021), Angel Studios OF I, LLC, (a Utah limited liability company organized on July 14, 2021), Angel Studios SPV – Cabrini, Inc. (a Delaware Corporation organized on November 1, 2023), Angel Studios BHC, S.A., DE C.V. (an El Salvadoran public limited company organized on July 26, 2023), Angel Studios Licensing B.V., (a Netherlands private limited company organized on September 13, 2023), Angel Studios Distribution Limited (a United Kingdom limited company organized on September 13, 2023), Angel Acceleration Fund Management, LLC (a Delaware limited liability company organized on July 15, 2022), and Angel Acceleration Fund GP, LLC (a Delaware limited liability company organized on June 17, 2022) (collectively, the “Company”). Angel Studios, Inc. was originally organized as a Utah limited liability company on November 13, 2013. On February 7, 2014, the entity converted to a Delaware corporation. The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Basis of Presentation

The consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation. As of December 31, 2022, $3,094,538 of accrued licensing royalties has been broken out separately from accrued expenses on the consolidated balance sheets. This change had no impact on the total current liabilities of the Company as of December 31, 2022. This change had no impact on the total operating cash flow of the Company as of December 31, 2022. As of December 31, 2022, $33,980,046 of pay-it-forward revenue has been broken out separately from total revenue on the consolidated statements of operations. This change had no impact on total revenue of the Company as of December 31, 2022.

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (US GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Concentrations of Credit Risk

The Company’s cash is held in non-interest-bearing and interest-bearing accounts that may exceed the Federal Deposit Insurance Corporation (FDIC) insurance limits. If such banking institutions were to fail, the Company could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank (SVB), where the Company held a portion of its cash and cash equivalents. The Federal Reserve subsequently announced that account holders would be made whole, and the Company once again received access to all of its cash and cash equivalents. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that the Company may experience in the future or inability for a material time period to access our cash and cash equivalents could have an adverse effect on the Company’s ability to pay its operational expenses or make other payments, which could adversely affect the business. In order to mitigate this risk, the Company is currently participating in a liquidity management service that divides bank balances among multiple participating banks, offering FDIC insurance coverage beyond the standard limits.

Major vendors are defined as those vendors having expenditures made by the Company which exceed 10% of the Company’s total cost of revenues. Concentrations of vendors were as follows for the years ended December 31:

	2023	2022
Vendor A	35%	41%
Vendor B	22%	-
Vendor C	21%	-
Vendor D	-	13%

Major customers are defined as those customers generating revenues for the Company which exceed 10% of the Company’s total recognized revenues. Concentrations of customers were as follows for the years ended December 31:

	2023	2022
Customer A	12%	-

Major concentrations of customers with licensing receivables are defined as those customers with a licensing receivables balances for the Company which exceed 10% of the Company’s outstanding licensing receivables. Concentrations of customers with licensing receivables balance were as follows for the years ended December 31:

	2023	2022
Customer B	100%	-

Digital Assets

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment of a portion of its cash in certain specified alternative reserve assets. Thereafter, the Company invested an aggregate of approximately $10,600,000 in Bitcoin (digital assets) under this policy as of December 31, 2021. The Company believes their bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company will record an impairment of the digital asset during the reporting period if the fair value drops below the cost basis of the digital assets. The Company recorded an impairment of $4,000 and $5,065,413 on the digital assets during the years ended December 31, 2023, and 2022, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities to the Company of three months or less to be cash equivalents. As of December 31, 2023, and 2022, these cash equivalents consisted of certificate of deposits and/or treasury securities.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of December 31, 2023, the allowance for doubtful accounts receivable was $273,333, which included a reserve of $29,536 related to receivables from theatrical distribution. As of December 31, 2022, the Company’s allowance for doubtful accounts receivable was $0.

Physical Inventory

Physical inventory consists of Apparel, DVDs, Blu-rays, books, and other merchandise purchased for resale, related to content Angel Studios is distributing. Physical inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts, and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of December 31, 2023, and 2022.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Office and computer equipment	3 years
Production equipment	1 year
Leasehold improvements	1 year
Furniture and fixtures	3 years
Warehouse equipment	3 - 5 years
Computer software	2 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the consolidated statements of operations.

Content

The Company produces content for Dry Bar Comedy shows that are recorded and streamed through various channels. The Company capitalizes costs associated with the production, including development costs, direct costs, and production overhead. The Company amortizes the content assets in cost of revenues on the consolidated statements of operations over the period of use, which we estimate to be 10 years, beginning with the month of first availability. The amortization is calculated using the straight-line method.

Intangible Assets

Intangible assets consist of domain names the company has acquired and are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated economic useful lives of the domain names of approximately 30 years.

Impairment of Long-Lived Assets

Except for the digital assets write-down mentioned previously, no other significant write-downs occurred during the years ended December 31, 2023, and 2022.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are variable interest entities (“VIE”) in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying consolidated financial statements.

Under the equity method, the Company’s investment is stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investment is stated at cost and adjusted will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivables with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within 30 days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions including the customer’s financial position, age of the receivables, and changes in payment schedules and histories.

Note receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0 as of December 31, 2023, and 2022.

Other Long-term Assets

Other long-term assets mainly consist of security deposits that will be held for longer than one year and are recorded at fair value when paid and deferred tax assets. Any impairment in the other long-term assets will be recognized on the consolidated statement of operations.

Accrued Liabilities

Accrued expenses represent liabilities for goods or services received by the company as of the reporting date but for which invoices have not been received or processed. These expenses are recognized when all of the following conditions are met: there is a present obligation resulting from a past event (i.e., goods or services have been received), it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably measured.

Accrued expenses are recognized and measured based on the best estimate of the amount owed at the reporting date. Estimates are based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Deferred Financing Costs and Note Discount

Angel Studios utilizes the services of VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”), a Securities and Exchange Commission (“SEC”) registered Funding Portal (SEC File No. 7-165) and a member of the Financial Industry Regulation Authority (“FINRA”), to facilitate crowdfunding of its projects. VAS Portal is operated independently of Angel Studios.

For funds raised through the VAS Portal, VAS Portal typically receives a fee of six pertcent (6%) of total funds raised for their services. The Company utilized the services of VAS Portal to raise P&A funds during 2023, which funds are then recorded as notes payable in the consolidated balance sheet. The fees charged by VAS Portal are accounted for as a note discount and are amortized to interest expense over the term of the underlying instrument using the effective interest method. For additional information, see Note 7.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of Topic 606, the Company applies the following five steps: 1) Identify the contract with the customer; 2) Identify the performance obligations in the contract; 3) Determine the transaction price; 4) Allocate the transaction price to performance obligations in the contract; and 5) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

Digital and Physical Media Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Physical media represents apparel, DVDs, Blu-rays, books, and other intellectual property. Digital delivery represents streaming-based delivery of content via the Company’s platforms. Revenue is recognized as products are delivered upon streaming, or upon shipment of physical media. Digital and physical media revenue is recognized at a point in time – when streamed digitally, or when physically shipped. Physical media revenue for the years ended December 31, 2023 and 2022 was $18,020,076 and $23,609,414, respectively. Digital media revenue for the years ended December 31, 2023 and 2022 was $4,500,536 and $693,381, respectively.

Pay-it-forward Revenue

Pay-it-forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay-it-forward revenues are reported as pay-it-forward revenue in the Consolidated Statements of Operations in accordance with ASC Topic 958, Not-for-Profit Entities. Pay-it-forward revenue (excluding theatrical pay-it-forward receipts) for the years ended December 31, 2023 and 2022 was $31,856,327 and $33,980,046, respectively.

The Company also collects pay-it-forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets, (“ticket redemption expenses”), for people who may not have otherwise been able to watch the film. If total theatrical pay-it-forward payments are in excess of total ticket redemption expenses, the excess amount will initially be included on the Company’s financial statements as deferred revenue. Deferred revenue will be recognized as pay-it-forward revenue during a reporting period if future ticket redemption expenses are expected to be less than the deferred revenue balance. During the years ended December 31, 2023, and 2022, the Company recognized $3,430,855 and $0, respectively, of pay-it-forward revenue specific to theatrical releases. As of December 31, 2023, and 2022, the Company had $850,225 and $0, respectively, of deferred revenue related to pay-it-forward specific to theatrical release. This is expected to be redeemed with free or discounted tickets or recognized as revenue during the next 12 months.

Angel Guild Revenue

The Angel Guild is a membership that gives certain benefits, such as early access to certain content or the ability to vote on future content, to paying members. Members have the option to pay either on a monthly or annual basis and payments for memberships are initially recorded as deferred revenue. Revenue is recognized on a straight-line basis over the subscription period. Angel Guild revenue for the years ended December 31, 2023 and 2022 was $2,940,290 and $0, respectively.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue for the years ended December 31, 2023 and 2022 was $106,838,828 and $4,720,674, respectively.

Content Licensing

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. The actual amounts due to us under these arrangements are typically not reported to us until several months after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the December 31, 2023 and 2022 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to 10 years. The typical period ranges around 3 years.

As of December 31, 2023, and 2022, the Company had $71,658 and $364,896, respectively, of deferred revenue related to content licensing. This is expected to be recognized as revenue during the next 12 months. Content licensing revenue for the years ended December 31, 2023 and 2022 was $34,187,217 and $11,230,655, respectively.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative services performed for a related party, and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place. Other revenue for the years ended December 31, 2023 and 2022 was $663,187 and $1,282,392, respectively.

The following table presents the Company’s revenue recognized over time or at a point in time (as previously described) for the years ended December 31:

	2023	2022
Point in time revenue	$198,201,716	$73,927,248
Over time revenue	4,235,600	1,589,314

Total revenue	$202,437,316	$75,516,562

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the income statement in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Selling and Marketing Expenses

Selling and marketing expenses represent costs incurred by the Company in promoting and selling its products or services. These expenses are recognized in the statement of operations in the period in which they are incurred.

Components of selling and marketing expenses include advertising and promotional activities, salaries and benefits for sales and marketing personnel, travel and entertainment expenses related to sales and marketing activities, and costs of marketing materials. It also includes costs incurred by the Company to purchase movie tickets for giving away, which costs are offset by the pay-it-forward receipts the Company receives from customers who pay-it-forward for others to see the show. The total amount of pay-it-forward receipts that were offset against selling and marketing costs during the years ended December 31, 2023, and 2022, was $23,760,789 and $0, respectively.

General and Administrative Expenses

General and administrative expenses represent costs incurred by the Company that are not directly attributable to the production of goods or services. These expenses include, but are not limited to, salaries and benefits of administrative staff, office rent, utilities, office supplies, insurance, legal fees, and other overhead costs necessary to support the operations of the business.

General and administrative expenses are recognized in the statement of operations in the period in which they are incurred. Expenses are measured at the fair value of the consideration given in exchange for goods or services received.

Research and Development Expenses

Research and development expenses consist primarily of payroll, software, and other related expenses for research and development personnel responsible for making improvements to the Company’s service offerings, including testing, and maintaining and modifying the user interface and infrastructure. These expenses are recognized in the statement of operations in the period in which they are incurred.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

Prepaid Expenses

The Company incurs costs for goods or services that will be consumed in future accounting periods. These expenses are paid in advance before the corresponding benefits are received, and they are initially recorded as assets on the balance sheet. As the benefits are consumed or utilized, the prepaid assets are recognized as expenses on the income statement.

Operating Leases

The Company leases several office spaces which are accounted for as operating leases. Lease payments are due monthly and are based on the fixed terms of the leases. The lease terms expire at various dates through 2029 and provide for renewal options ranging from one year to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The Company determines if an arrangement is a lease at its inception. A rate implicit in the lease when readily determinable is used in arriving at the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on information available at lease commencement date for all of its leases. Lease expense for operating leases is recognized on a straight-line basis.

2.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2023	2022
Computer equipment	$1,630,746	$1,074,823
Leasehold improvements	420,903	589,338
Computer software	386,035	242,810
Furniture and fixtures	355,764	338,134
Production equipment	275,513	251,392
Warehouse equipment	57,936	57,936

	3,126,897	2,554,433

Less accumulated depreciation and amortization	(1,914,841)	(1,222,786)

	$1,212,056	$1,331,647

Depreciation and amortization expense on property and equipment for the years ended December 31, 2023, and 2022, was $692,055 and $518,022, respectively.

3.	Content Assets

Content assets consisted of the following as of December 31:

	2023	2022
Content	$1,639,251	$1,325,397
Less accumulated amortization	(249,663)	(97,722)

	$1,389,588	$1,227,675

Amortization expense on content assets for the years ended December 31, 2023 and 2022, was $151,941 and $74,948, respectively.

4.	Intangible Assets

Intangible assets consisted of the following as of December 31:

	2023	2022
Domain names	$2,188,489	$2,188,489
Less accumulated amortization	(201,299)	(128,350)

	$1,987,190	$2,060,139

Amortization expense on intangible assets for the years ended December 31, 2023, and 2022, was $72,949 and $72,950, respectively.

5.	Accrued Settlement Costs

In September 2020, the Company recorded an expense on the statements of operations and an accrued settlement cost on the consolidated balance sheets of $5,297,359 because of a settlement from the chapter 11 bankruptcy case that was filed on October 18, 2017. The total amount due from litigation and the resulting bankruptcy case was $62,461,456 (the Settlement Note), however, as part of the settlement agreement, it was agreed that the $62,461,456 will be lowered to $9,900,000, payable over 14 years without interest, as long as the Company makes timely payments and there is no breach or violation of the settlement agreement that remains uncured. As a result of this settlement, and the Company’s plans to not break or violate the settlement agreement, the Company recorded an expense of $5,297,359 during the year ended December 31, 2020. The Company recorded the present value of $9,900,000 with an imputed interest rate of 10%. Payments of $176,786 are due quarterly. As of December 31, 2023, and 2022, the outstanding balance on the consolidated balance sheets is $4,625,854 and $4,855,859, respectively, and all payments are current.

Because the Company had no uncured payment faults and did not default on its settlement promises through the date of this filing, the Company maintains the option to pay the remaining balance on the note, less a discount of $2,100,000. The Company can elect to extend this option through October 2025.

The following table summarizes the scheduled maturities of short-term and long-term settlement costs for the five years subsequent to December 31, 2023:

Year Ending December 31:	Amount
2024	$253,882
2025	280,238
2026	309,331
2027	341,443
2028	376,890
Thereafter	3,064,070

Total	$4,625,854

6.	Notes Receivable

On March 1, 2021, the Company entered into an agreement to sell substantially all the assets and liabilities of the Company’s content filtering service. As part of this transaction, the Company paid cash to the buyer to provide liquidity to the business and the buyer entered into a note with the Company and is required to pay $9,900,000 over 14 years, or $7,800,000 if paid within 5 years. If the buyer defaults under any of its obligations under the agreement, they will be required to transfer and assign all assets and liabilities back to the Company for no consideration. As of December 31, 2023, and 2022, the outstanding balance on the consolidated balance sheets is $4,743,727 and $4,962,617, respectively.

In addition to the notes receivable from the sale of the filtering business, the Company enters into various notes receivables with filmmakers (the “filmmaker notes receivable”) for marketing and other purposes. The terms of these agreements are generally less than one year and non-interest bearing. The total amount of filmmaker notes receivable as of December 31, 2023, and 2022, was $465,860 and $1,970,674, respectively, which is included in current portion of notes receivable, on the consolidated balance sheets.

7.	Notes Payable

In November 2022, the Company entered into a print and advertising (“P&A”) loan agreement where the Company could draw up to $5,000,000 related to print and advertising expenses incurred during the theatrical release of specific content. The maturity date of the note was March 31, 2023, and was payable along with a 10% coupon on the aggregate amount drawn. As of December 31, 2022, the Company had drawn $2,000,000, which is recorded in notes payable on the consolidated balance sheet and recognized $200,000 of interest expense on the consolidated statements of operations. The loan principal and all outstanding interest were paid in full in March 2023.

In June 2023, the Company closed on a round of crowdfunding for P&A expenses, in anticipation of the release of the Sound of Freedom film, in exchange for revenue participation rights of the film. The revenue participation rights allow each investor the right to receive an amount not to exceed 120% (initial investment plus a 20% return) of their crowdfunded amount. The investors have first priority on the cash receipts to the Company of the film and shall be paid in full before any other claims from the film are paid. The money raised was approximately $5 million. The payback date is based on the timing of cash collections from the theatrical run of the film and was payable, directly to the investors. The $5 million was recorded as notes payable and the 20% return was accrued over the term of the note and recorded as interest expense on the consolidated statements of operations. Issuance costs for this raise were approximately $300,000, which was recorded as a note discount. As of December 31, 2023, the notes and interest had been repaid, and the note discount had been fully amortized. For additional information on the related party nature of this note, see Note 12.

During 2023, the Company entered into several additional rounds of P&A expense raises with institutional investors, in anticipation of the release of several different films, in exchange for revenue participation rights of the films. The money raised was approximately $20,985,000. The payback dates were based on the timing of cash collections from the various theatrical runs of the films and were payable along with a 10% coupon on the aggregate amount raised. There were no issuance costs related to these raises. As of December 31, 2023, $17,000,000 of the notes and $1,700,000 in related interest had been repaid, with the remaining amount repaid in February 2024.

8.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business. The Company has received, and may in the future continue to receive, claims from third parties.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (a Material Loss). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available.

The Company is involved in various litigation matters and believes that any reasonably possible adverse outcome of these matters could potentially be material, either individually or in the aggregate, to the Company’s financial position, results of operations and liquidity. As of the date of this filing, management has determined an adverse outcome on one or more of the claims is unlikely and has not accrued any estimated losses related to these matters.

Royalty Arrangements

The Company enters into various licensing arrangements with filmmakers. The royalties on these arrangements are based on net profit of the film or show. Net profit is generally determined to be all revenues recognized by the Company that are derived from the exploitation of the film of show, less 1) all verified out-of-pocket distribution costs and expenses specific to the film or show and 2) all verifiable marketing related costs incurred for or in connection with the marketing of the film or show. Marketing expenses are typically capped at 25% of revenue, unless agreed upon in advance between the Company and the filmmaker.

The royalties on net profits are generally split between the filmmaker and the Company, with two-thirds going to the filmmaker. Royalties are typically paid out on a quarterly basis once cash is collected for the revenue earned. Total unpaid royalties are recorded in accrued licensing royalties on the condensed consolidated balance sheets.

Operating Leases

The Company has several non-cancelable office and warehouse leases that mature between February 28, 2024, and September 30, 2027, with monthly payments that escalate between 3%-5% each year.

The following represents maturities of operating lease liabilities as of December 31, 2023:

Year Ending December 31:	Amount
2024	$418,870
2025	364,701
2026	377,100
2027	281,442
Total Lease Payments	1,442,113
Less: Interest	(116,329)
Present value of lease liabilities	$1,325,784

The weighted average remaining lease terms and interest rates were as follows as of December 31, 2023:

Lease Term and Discount Rate	2023
Weighted Average Remaining Lease Term (years)
Operating leases	3.56

Weighted Average Discount Rate
Operating leases	4.60%

Lease expense for operating leases was $744,246 and $538,005 for the years ended December 31, 2023, and 2022, respectively and included in general and administrative expenses on the consolidated statements of operations.

Cash payments included in the measurement of operating lease liabilities for the years ended December 31, 2023, and 2022, were $734,890 and $466,534, respectively.

9.	Stock Options

Stock Incentive Plan

The Company’s 2014 Stock Incentive Plan (the Prior Plan), originally approved in 2014, provided for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, and shares of restricted stock. Under the terms of the Prior Plan, there were 4,587,956 shares of common stock authorized for grant to employees, officers, directors and consultants, as of December 31, 2022. In October 2023, the Company adopted the 2023 Stock Incentive Plan (the New Plan). The New Plan reserves a total of 5,775,000 shares of the Company’s Class F Common Stock for issuance thereunder, with 3,692,995 shares reserved as either options outstanding or shares exercised from awards granted under the Prior Plan, and further subject to the condition that the total number of shares issued thereunder shall not exceed 16.5% of the fully diluted outstanding shares of the Company’s common stock. Under the terms of the New Plan and including the reserved shares from the Prior Plan, there were 5,174,110 shares of common stock authorized for grant to employees, officers, directors and consultants, as of December 31, 2023.

The Board of Directors determines the terms of each grant. As of the date of this report, the Company has only granted incentive stock options and nonqualified stock options. Generally, 25% of these options vest on the one-year anniversary of the vesting commencement date, and 1/36 of the remaining options vest each month thereafter. The options typically have a contractual life of ten (10) years. There were 792,105 and 782,298 shares available for grant under the Plan as of December 31, 2023, and 2022, respectively.

Performance Equity Plan

The Company’s Performance Equity Plan (the Performance Plan) was adopted in October 2023 and provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, and shares of restricted stock to certain of our employees, directors, and consultants. Awards made under the Performance Plan are subject to certain performance vesting criteria based on either (i) the Company’s stock price, as quoted on a publicly traded market or stock exchange, being equal to or greater than certain prices or (ii) the Company having at least two (2) consecutive independent stock price valuations completed on its common stock (and approved by the Board) that value the Company’s common stock at a price equal to or higher than the vesting stock price applicable to the award. The Performance Plan reserves a total of 2,797,466 shares of the Company’s Class C Common Stock for issuance. As of December 31, 2023, options exercisable for 924,692 shares of Class C Common Stock had been issued as part of the Performance Plan, with 1,872,774 shares of Class C Common Stock remaining available for issuance. The options typically have a contractual life of ten (10) years.

Stock-based compensation expense, related to options grants of both plans, for the years ended December 31, 2023, and 2022, was $1,031,656 and $1,503,969, respectively. As of December 31, 2023, and 2022, the Company had $7,977,220 and $1,951,694 respectively, of unrecognized stock-based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 4.97 and 2.72 years, respectively. The Company uses an estimated 30% forfeiture rate.

The following sets forth the outstanding common stock options for both the Stock Incentive Plan and the Performance Equity Plan and related activity for the years ended December 31, 2023, and 2022:

	Number of Options	Weighted Average Exercise Price Per Share
Outstanding as of January 1, 2022	2,291,628	4.47
Granted	431,763	11.95
Exercised	(77,011)	3.36
Forfeited	(319,068)	8.90
Outstanding as of December 31, 2022	2,327,312	5.26
Granted	1,712,073	14.18
Exercised	(197,656)	1.19
Forfeited	(139,619)	10.78

Outstanding as of December 31, 2023	3,702,110	9.41

The following summarizes information about stock options outstanding for both the Stock Incentive Plan and the Performance Equity Plan as of December 31, 2023:

Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
33,311	0.46	$0.18	33,311	$0.18
10,000	0.84	0.30	10,000	0.30
602,218	5.56	0.32	601,278	0.32
43,500	1.44	0.50	43,500	0.50
49,000	2.56	0.82	49,000	0.82
286,944	7.21	3.42	243,494	3.42
430,060	7.62	8.63	269,996	8.63
235,300	7.84	8.90	128,012	8.90
331,878	8.67	11.95	237,106	11.95
1,679,899	9.61	14.18	52,986	14.18

3,702,110	8.04	$9.41	1,668,683	$4.88

The fair value of each stock-based award granted from the Stock Incentive Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions as of December 31:

	2023	2022
Risk-free interest rate	3.63% - 4.86%	2.85% - 3.67%
Expected stock price volatility	50%	50%
Expected dividend yield	0%	0%
Expected life of options	5 years	5 years

The fair value of each stock-based award granted from the Performance Equity Plan was estimated on the date of grant using the Monte-Carlo option-pricing model with the following assumptions as of December 31:

2023
Risk-free interest rate	4.81%
Expected stock price volatility	46%
Expected dividend yield	0%
Expected life of options	6.8 - 7.9 years

No awards were granted from the Performance Equity Plan in 2022.

As of December 31, 2023, and 2022, the aggregate intrinsic value of options outstanding was $17,658,438 and $15,510,235, respectively. As of December 31, 2022, and 2021, the aggregate intrinsic value of options exercisable was $15,511,710 and $13,242,315, respectively.

Expected option lives and volatilities were based on historical data of the Company and comparable companies in the industry. The risk-free interest rate was calculated using similar rates published by the Federal Reserve. The Company has no plans to declare any future dividends.

10.	Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of common stock, par value $0.001 per share of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock, and 15,500,000 have been designated as Class F Common Stock (collectively, the “Common Stock”).

Voting Rights

Each outstanding share of Class A Common Stock and Class F Common Stock shall be entitled to five (5) votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class B Common Stock shall be entitled to fifty-five (55) votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class C Common Stock shall be entitled to 1 (one) vote on each matter to be voted on by the stockholders of the Company. The holders of each class of Common Stock vote together as a single class. However, the majority of the voting power of the outstanding shares of two of the following classes of stock: the Class F Common Stock, the Class A Common Stock, and the Class B Common Stock, each voting separately as a class, can vote to amend or repeal, or adopt any provision in the Company’s certificate of incorporation.

Election of Directors

So long as shares of Class A common stock, Class B common stock, and Class F common stock, each independent of one another, remain outstanding, holders of the class of common stock will have the ability to elect an equal number of directors. Currently, the Board consists of one (1) member elected by the Class A stockholders, one (1) member elected by the Class B stockholders, and one (1) member elected by the Class F stockholders. The other two (2) members of the board are elected by all stockholders of the company. Class C stockholders will gain the ability to elect a director once the total number of outstanding shares of Class C common stock exceeds five percent (5%). As of December 31, 2023, shares of Class C common stock only represented three percent (3%) of the outstanding shares of the Company.

Liquidation Rights

The holders of Common Stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

Dividends

Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available, therefore.

Identical Rights

Holders of Common Stock shall have the same rights and privileges and rank equally with, and have identical rights and privileges as, holders of all other shares of the Common Stock, except with regard to voting rights as provided above.

Voluntary and Automatic Conversion into Class C Common Stock

Each one share of Class F Common Stock, Class A Common Stock, and Class B Common Stock shall be convertible into one share of Class C Common Stock at the option of the holder at any time. Each one share of Class F Common Stock, Class A Common Stock, and Class B Common Stock shall automatically convert into one share of Class C Common Stock upon certain criteria as defined in the amended and restated certification of incorporation.

Conversion of Class A Common Stock into Class F Common Stock

During 2022, current and prior employees and contractors with shares of Class A common stock elected to convert their Class A common stock into Class F common stock. Class F common stock is exclusively reserved for current and prior employees and contractors of the company. The transfer was made in accordance with the terms of the company’s Prior Plan, as amended, and articles of incorporation.

The conversion of Class A common stock to Class F common stock has no impact on the overall number of outstanding shares of the company’s common stock. The conversion, and resulting ownership of Class F common stock rather than Class A common stock, affects the voting rights of the respective shareholders only in that, on matters where holders of common stock vote separately as a class, each respective shareholder will be entitled to vote as a holder of Class F common stock rather than as a holder of Class A common stock.

Income per Share

The following table represents the Company’s income per share for the years ending December 31:

	2023	2022
Numerator:
Net Income (loss) attributable to controlling interests	$9,163,794	$(13,710,708)

Denominator:
Weighted average basic shares outstanding	24,775,858	24,264,683
Effect of dilutive shares	1,153,388	1,438,552
Weighted average diluted shares	25,929,246	25,703,235

Basic earnings per share	$0.370	$(0.565)
Diluted earning per share	$0.353	$(0.533)

The Company reports earnings per share in accordance with Accounting Standards Codification (ASC) 260-10. Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive.

11.	Income Taxes

The provision for income taxes differs from the amount computed at federal statutory rates as follows for the years ended December 31:

	2023	2022
Federal income tax at statutory rates	$1,326,085	$(3,016,213)
State income tax at statutory rates	(228,939)	(422,908)
DTA adjustment	(115,470)	-
Change in valuation allowance	(2,348,227)	2,348,227
Federal tax credits	(1,216,878)	-
Other	(114,006)	325,709

	$(2,697,435)	$(765,185)

Significant components of the Company’s net deferred income tax assets, which are included in other long-term assets on the consolidated balance sheets, are as follows as of December 31:

	2023	2022
Net operating loss carryforwards	$-	$1,044,440
Research and development	3,787,461	1,108,958
Digital asset impairment	1,920,228	1,919,244
Research and development credits	229,867	-
Depreciation and amortization	(330,698)	(305,337)
Accruals and reserves	(554,006)	(317,970)
Deferred gain on sale	(1,052,533)	(1,101,108)
Valuation allowance	-	(2,348,227)

	$4,000,319	$-

As of December 31, 2022, the Company had net operating loss (NOL) carryforwards available to offset future taxable income, of approximately $4,106,000. The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. The Company used all available NOL carryforwards to offset taxable income during 2023.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure.

12.	Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers, and stockholders. During the years ended December 31, 2023, and 2022, the Company incurred expenses of $990,310 and $1,659,328, respectively, to the related party for marketing services.

As of December 31, 2022, the Company had a note receivable to an entity owned by one or more of the Company’s directors, officers and stockholders of approximately $60,000. The note was paid back in full in March 2023. During the years ended December 31, 2023, and 2022, the Company also recognized revenue of $0 and $45,000, respectively, from this entity for general and administrative services during the year.

On January 2, 2019, the Company sold its wholly owned subsidiary VAS Portal, to a related party for $1. On September 28, 2020, the Company exercised its option to repurchase VAS Portal from the related party for $1, however, that transaction was not approved by the Financial Industry Regulation Authority, or FINRA. This entity is not consolidated with the Company as of December 31, 2023, and 2022. The Company utilizes the services of VAS Portal to facilitate crowdfunding of its projects. In June 2023, the Company utilized VAS Portal to facilitate the crowdfunding of a P&A note for one of the Company’s theatrical releases, Sound of Freedom. VAS Portal helped successfully raise $5 million and received a fee of six percent (6%), or $300,000, for its services. For additional information on the Company’s accounting treatment of this note, see Note 7.

In July 2021, the Company purchased a 50% interest in the entity that owns the building it leases its office space from. Lease payments made during the period of related party ownership was $414,865 and $395,696 for years ended December 31, 2023, and 2022, respectively.

In July 2022, the Company purchased an 8% interest in an entity, (“Tuttle Twins, LLC”), that is partially owned by one or more of the Company’s directors, officers, and stockholders for $1,703,141. This entity produces content for the Company’s platforms. The total purchase price was $1,747,980. During the years ended December 31, 2023, and 2022, the Company recognized expenses of $0 and $52,000, respectively, from this entity for marketing services and cost of goods sold. In 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to enter into a series of promissory note agreements to fund the operations of the entity. The Company loaned a total of $900,000 at an annual rate of 7% interest, with all notes coming to maturity on March 31, 2024, and subsequent amended to May 31, 2024. Management does not currently expect to collect on the principal or interest related to the promissory notes, and, based on the terms of the preliminary acquisition agreement, determined to write-off the full balance of the notes as an operating expense in December 2023.

13.	Subsequent Events

Subsequent events have been evaluated through May 13, 2024, which is the date the consolidated financial statements were available to be issued.

The Company and Tuttle Twins, LLC (see Note 12) entered into five additional promissory note agreements with identical terms totaling $1,500,000. All principal balances were recorded as operating expenses.

A $10 million funding line was secured for theatrical P&A spend in February 2024. The entire amount was drawn by the end of March 2024 to fund P&A expenses for one of the Company’s theatrical release. The maturity date of the notes are 80 days from the date of issuance (due in June 2024) and will payable along with a 10% coupon on the aggregate amount drawn.

The Company renewed the lease for its corporate headquarters in January 2024, with the new lease term beginning on March 1, 2024 and ending after 60 months.

The following schedule represents maturities of the operating lease liability for the renewed lease as of March 1, 2024:

Year Ending December 31:	Amount
2024	$347,280
2025	434,096
2026	455,798
2027	478,584
2028	502,512
2029	84,422
Total Lease Payments	2,302,692
Less: Interest	(250,459)
Present value of lease liabilities	$2,052,233

In April 2023, the Company closed a common stock purchase agreement, under Regulation D, with a third party to acquire 141,004 shares of its Class C common stock for an aggregate amount of approximately $2 million ($14.18 per Class C share).

In February 2024, the Company entered into a 10-year Director Employment Agreement (the “Director’s Agreement”) with Alejandro Monteverde (“Mr. Monteverde”). As part of the Director’s Agreement, Mr. Monteverde agrees to direct a minimum of five (5) potential feature-length theatrical motion pictures to be distributed by Angel Studios. To qualify as one of the five (5) required theatrical motion pictures, the motion picture directed and delivered by Mr. Monteverde must receive a “theatrical worthy” rating from the Angel Guild. Should the motion picture delivered not meet the threshold required to be considered “theatrical worthy”, the motion picture will not count towards the five (5) motion pictures required under the Director’s Agreement. The Director’s Agreement stipulates that Mr. Monteverde will become an employee of Angel Studios, with key responsibilities being 1) to attend, in person or via videoconference certain meetings wherein Mr. Monteverde will be asked for feedback and advice on other motion pictures that Angel Studios is distributing, 2) to review, consult, and recommend edits to scripts for other Angel Studios projects, 3) to review, consult, and recommend edits for Angel Studios projects in the post-production phase, 4) to mentor existing writers, directors, and producers working with Angel Studios on other projects, and 5) all other duties as outlined in the Director’s Agreement.

For services performed, and for as long as Mr. Monteverde remains an employee of Angel Studios, Angel Studios will pay the following compensation as outlined in the Director’s Agreement:

1.	Angel Studios will pay to Monteverde Films, Inc., an up front fee of $950,000 (the “Finder’s Fee”). The Finders Fee will be earned out over the first 52 weeks of the agreement, and should Mr. Monteverde no longer be employed by Angel Studios during the initial fifty-two (52) week period, the Finder’s fee shall be recoupable by Angel Studios in an amount equal to the weeks of unused service.

2.	Mr. Monteverde will earn a salary during the first year of the Agreement of $50,000, to be paid in accordance with Angel Studios standard payroll practices.

3.	Mr. Monteverde’s salary will increase in year two (2) and year three (3) of the agreement to $600,000 per year.

4.	Angel Studios has agreed to purchase a house for Mr. Monteverde with a retail value of between $4 - $5 million at a location of Mr. Monteverde’s choosing. Mr. Monteverde will earn ten percent (10%) of the value of the house for each year of service under the Director’s Agreement, which ownership will be transferred to Mr. Monteverde on an annual basis.

5.	Mr. Monteverde’s salary for years four (4) through ten (10) will be adjusted depending on the price of the house purchased, with the total compensation paid being equivalent on a net present value basis to $12 million, with $6 million being paid up front, and $6 million paid out monthly over the ten (10) year employment period.

6.	Mr. Monteverde will be granted an option to purchase up to 116,000 shares of the Company’s Class F common stock at the fair market value of the shares at the time the option is approve and granted by the Board. These options will vest in 10 equal annual installments over the term of the Director’s Agreement for as long as Mr. Monteverde remains employed by the Company.

7.	Mr. Monteverde will be granted an option to purchase up to 40,000 shares of the Company’s Class F common stock, at the fair market value of the shares at the time the option is approved and granted by the Board. Should Mr. Monteverde direct and deliver more than five (5) motion pictures for Angel Studios to distribute over the term of the Director’s Agreement, one-fifth (1/5th) or 8,000 options will vest for each motion picture delivered beyond the initial five (5) motion pictures, up to a maximum of ten (10) motion pictures.